   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1997.


                                                     REGISTRATION NO. 333-35337.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                AMENDMENT NO. 2
                                       TO
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ------------------------------

                            NEW FRONTIER MEDIA, INC.
       (Exact name of small business issuer as specified in its charter)

           COLORADO                          5190                  84-1084061
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                                                 Identification
                                                                      No.)
incorporation or organization)   Classification Code Number)

                         1050 WALNUT STREET, SUITE 301
                            BOULDER, COLORADO 80302
                                 (303) 444-0632
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal place of business)
                         ------------------------------

                                 MICHAEL WEINER
                         1050 WALNUT STREET, SUITE 301
                            BOULDER, COLORADO 80302
                                 (303) 444-0632
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                        Copies of all communications to:

          Issuer's Counsel:                       Underwriter's Counsel:
        KENT D. KRAUSMAN, ESQ.                   DENNIS J. DOUCETTE, ESQ.
           Krausman, L.L.C.               Luce, Forward, Hamilton & Scripps, LLP
 3200 Cherry Creek South Drive, Suite         600 West Broadway, Suite 2600
                 400
        Denver, Colorado 80209                 San Diego, California 92101
      Telephone: (303) 777-6277                 Telephone: (619) 236-1414
      Facsimile: (303) 777-8277                 Facsimile: (619) 232-8311

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                       PROPOSED        PROPOSED MAXIMUM       AMOUNT OF
      TITLE OF EACH CLASS OF SECURITY            AMOUNT BEING      MAXIMUM OFFERING   AGGREGATE OFFERING     REGISTRATION
              BEING REGISTERED                  REGISTERED(1)     PRICE PER SHARE(2)        PRICE                FEE
Common Stock, par value $.001 per share.....      1,725,000             $5.50             $9,487,500          $3,162(3)
Common Stock, par value $.001 per share,
  issuable upon exercise of the
  Underwriter's Warrants(4).................       150,000              $7.00             $1,050,000             $350
Totals......................................                                             $10,537,500          $3,512(3)


(1) Includes 225,000 shares which the Underwriters have the option to purchase to cover overallotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.


(3) $2,886 of registration fee was paid on initial filing; Company is submitting $626 difference with this filing.



(4) The Company has agreed to sell the Managing Underwriter a Warrant (the "Underwriter's Warrant") for $100 at closing of this offering. The Underwriter's Warrant shall entitle the Managing Underwriter to purchase up to 10 percent of the number of shares of Common Stock purchased by the underwriters in this offering. The Underwriter's Warrant is exercisable at 130 percent of the offering price of the shares of Common Stock being offered hereby, for a period of four years beginning one year from the date of closing of this offering. See "UNDERWRITING."

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            NEW FRONTIER MEDIA, INC.

                             CROSS-REFERENCE SHEET


      ITEM                         CAPTION                                  LOCATION OR CAPTION IN PROSPECTUS
-----------  ----------------------------------------------------  ----------------------------------------------------
        1.   Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus............................  Outside Front Cover Page
        2.   Inside Front and Outside Back Cover Page of
             Prospectus..........................................  Inside Front and Outside Back Cover Pages
        3.   Summary Information and Risk Factors................  Prospectus Summary; Risk Factors
        4.   Use of Proceeds.....................................  Use of Proceeds
        5.   Determination of Offering Price.....................  Cover Page; Risk Factors; Underwriting
        6.   Dilution............................................  Dilution
        7.   Selling Security Holders............................  Not Applicable
        8.   Plan of Distribution................................  Underwriting
        9.   Legal Proceedings...................................  Business--Legal Proceedings
       10.   Directors, Executive Officers, Promoters and Control
             Persons.............................................  Management; Principal Shareholders
       11.   Security Ownership of Certain Beneficial Owners and
             Management..........................................  Principal Shareholders
       12.   Description of Securities...........................  Description of Securities
       13.   Interest of Named Experts and Counsel...............  Legal Matters
       14.   Disclosure of Commission Position on Indemnification
             for Securities......................................  Part II: Item 24; Item 28
       15.   Organization Within Last Five Years.................  Prospectus Summary; Certain Transactions
       16.   Description of Business.............................  Risk Factors; Business
       17.   Management's Discussion and Analysis or Plan of
             Operations..........................................  Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations
       18.   Description of Property.............................  Not Applicable
       19.   Certain Relationships and Related
             Transactions........................................  Certain Transactions
       20.   Market for Common Equity and Related Shareholder
             Matters.............................................  Description of Securities
       21.   Executive Compensation..............................  Management--Executive Compensation
       22.   Financial Statements................................  Financial Statements
       23.   Changes in and Disagreements with Accountants on
             Accounting and Financial Disclosure.................  Not Applicable

                            DATED NOVEMBER 12, 1997


PROSPECTUS

                                     [LOGO]

                            NEW FRONTIER MEDIA, INC.


                        1,500,000 SHARES OF COMMON STOCK



    All of the shares of Common Stock offered hereby are being sold by New Frontier Media, Inc. (the "Company"). Prior to this Offering, a limited public market for the Common Stock of the Company has existed. The Company's Common Stock is currently traded on the Nasdaq "Bulletin Board" under the symbol "NOOF." See "UNDERWRITING" for a discussion of the factors to be considered in determining the public Offering price. The Company has applied to have its Common Stock approved for quotation on the Nasdaq SmallCap market under the symbol "NOOF."


    THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
    STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    The Company intends to utilize approximately 64% of the net proceeds from this offering to enter the satellite broadcasting business. See "USE OF PROCEEDS." The Company has no prior experience in satellite broadcasting. See "RISK FACTORS" and "BUSINESS."



    THE COMPANY AND THE MANAGING UNDERWRITER MAY BE REQUIRED TO MAKE A RECISSION OFFER TO INVESTORS IN THIS OFFERING IF THE COMPANY FAILS TO COMPLETE THE FIFTH DIMENSION ASSETS ACQUISITION. SEE "BUSINESS." PROCEEDS FROM THIS OFFERING WILL NOT BE PLACED IN ESCROW PENDING COMPLETION OF THE FIFTH DIMENSION ASSETS ACQUISITION (AS DEFINED HEREIN). SEE "RISK FACTORS." THE FIFTH DIMENSION ASSETS ACQUISITION INCLUDES SUBLEASING OF SATELLITE TRANSPONDERS BY THE COMPANY FROM FIFTH DIMENSION. THE COMPANY HAS OBTAINED NEITHER AN OPINION FROM INDEPENDENT COUNSEL NOR THE CONSENT OF THE TRANSPONDER LESSORS CONCERNING THE VALIDITY OF THE SUBLEASES. SEE "RISK FACTORS."



                                                                                   UNDERWRITING            PROCEEDS TO
                                                           PRICE TO PUBLIC          DISCOUNT(1)            COMPANY(2)
Per Share.............................................          $5.25                  $.525                 $4.725
Total (3).............................................       $7,875,000              $787,500              $7,087,500


(1) See "UNDERWRITING" for indemnification arrangements with the several Underwriters. In addition to the underwriting discount, the Company has agreed to pay the Managing Underwriter a 3% nonaccountable expense allowance, and to sell the Managing Underwriter a warrant to purchase a number of shares of Common Stock equal to 10% of the shares of Common Stock sold in this Offering. See "UNDERWRITING."


(2) Before deducting expenses of the Offering payable by the Company, including the Managing Underwriter's nonaccountable expense allowance estimated to be $236,250 ($271,688 if the Underwriter's Overallotment Option is exercised in full), estimated at $486,250.



(3) The Company has granted to the Underwriters a 30-day option (the "Overallotment Option") to purchase up to 225,000 additional shares of Common Stock on the same terms as the Common Stock offered hereby solely to cover overallotments, if any. If the Overallotment Option is exercised in full, the total Price to Public, Underwriting Discount, and Proceeds to Company will be $9,056,250, $905,625, and $8,150,625, respectively. See
    "UNDERWRITING."



    The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made on or about November 15, 1997 against payment therefor at the offices of the Managing Underwriter, 1020 Prospect Street, Suite 200, La Jolla, California 92037.


                               CENTEX SECURITIES

   INCORPORATED


               The date of this Prospectus is November 12, 1997.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING, AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS FOUND ELSEWHERE IN THIS PROSPECTUS, AND THE INFORMATION INCORPORATED HEREIN BY REFERENCE. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVERALLOTMENT OPTION. SEE "UNDERWRITING." AS USED IN THIS PROSPECTUS, THE TERM "NEW FRONTIER MEDIA" AND THE "COMPANY" REFER TO NEW FRONTIER MEDIA, INC. AND ITS SUBSIDIARIES, UNLESS OTHERWISE STATED OR INDICATED BY THE CONTEXT. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH IN "RISK FACTORS." EXCEPT WHERE OTHERWISE INDICATED, ALL SHARE AND PER SHARE DATA IN THIS PROSPECTUS (INCLUDING DATA WITH RESPECT TO OPTIONS AND WARRANTS TO PURCHASE SHARES OF COMMON STOCK) HAVE BEEN ADJUSTED TO REFLECT THE FIFTH DIMENSION ASSETS ACQUISITION (AS DEFINED HEREIN). SEE "BUSINESS." THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH MAY INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.


                                  THE COMPANY


    New Frontier Media, Inc. (the "Company") is a diversified holding company, consisting of four subsidiaries: (1) Colorado Satellite Broadcasting, Inc. ("CSB"); (2) DaViD Entertainment, Inc. ("DaViD"); (3) Boulder Interactive Group, Inc. d/b/a Inroads Interactive ("Inroads"); and (4) Fuzzy Entertainment, Inc. d/b/a In-Sight Editions ("In-Sight"). The Company is engaged in three primary business activities: (i) reference CD-ROM publishing; (ii) acquisition and distribution of unrated and adult feature films in all video disc formats, including 12" laserdisc and 5 1/4" digital versatile disc; and (iii) fine art and decorative art poster publishing and distribution. The Company has suffered losses in all but two quarters since its inception on July 26, 1995. See "FINANCIAL STATEMENTS."



    The Company intends to enter into a fourth business, satellite broadcasting of adult entertainment, upon completion of the acquisition of certain assets from Fifth Dimension Communications (Barbados), Inc., a Barbados corporation, 1043133 Ontario Inc., an Ontario (Canada) corporation, 1248663 Ontario Inc., an Ontario (Canada) corporation, and Merlin Sierra, Inc., a California corporation (hereinafter referred to collectively as "Fifth Dimension"). See "BUSINESS--Fifth Dimension Assets Acquisition." The Company has entered into agreements to acquire certain assets of Fifth Dimension, subject to successful completion of a public offering by the Company of at least $7,000,000 (the "Fifth Dimension Assets Acquisition"). See "USE OF PROCEEDS" and "BUSINESS." The Company intends to utilize its wholly-owned subsidiary CSB to acquire certain Fifth Dimension assets and operate the subscription-based and transaction-based television networks acquired from Fifth Dimension. See "BUSINESS--Fifth Dimension Assets Acquisition."



RECENT DEVELOPMENTS



    The Company is currently engaged in disputes with Sands Brothers & Company ("Sands Brothers"), a New York investment banking concern, and with Quarto Holdings, Inc. ("Quarto"), a wholly-owned subsidiary of Quarto Group, Inc., a co-edition book publisher. Quarto owns 30 percent of Inroads. The Company disputes the validity of and is vigorously contesting the Sands Brothers' and Quarto claims. See "BUSINESS--Legal Proceedings."



    Inroads and DaViD are in transition periods. Inroads' sales and marketing focus has shifted to a more specialized "enthusiast and hobbyist" consumer niche, as evidenced by Inroads' recent releases of CD-ROM titles GUNS and CIGARS. DaViD has recently transitioned from being a licensor of adult films for release exclusively on LaserDisc, to a licensor and distributor of such films on Digital Versatile Disc. These transitions have negatively impacted the Company's revenues and cash flow; accordingly, on October 24, 1997 the Company obtained an unsecured, conditional, revocable $1,000,000 line of credit from one of the Company's principal shareholders. The Company may draw against this line of credit beginning January 1,

1998, for a period of nine months. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity" and "FINANCIAL STATEMENTS (Note 10)."


BUSINESS STRATEGY


    The Company's business strategy is to create, license, and/or acquire high-quality (professionally produced, directed, and/or filmed, with paid actors) content that can be successfully placed into the Company's strong distribution networks and exploited through analog and digital disc technologies, satellite broadcasting, and print media. A substantial portion of the net proceeds from this offering will be utilized to complete the Fifth Dimension Assets Acquisition, which will result in the Company becoming a provider of sexually explicit video programming. See "BUSINESS." The Fifth Dimension assets to be acquired account for approximately 85.7% of the pro forma adjusted revenues of the Company, set forth in "FINANCIAL STATEMENTS" and the notes thereto. Each of the Company's subsidiaries or intended subsidiaries is summarized below.


COLORADO SATELLITE BROADCASTING, INC. ("CSB")

    CSB is the Company's wholly-owned subsidiary that will operate the subscription-based and transaction-based television networks to be acquired from Fifth Dimension. A substantial portion of the proceeds from this Offering will be used to complete the Fifth Dimension transaction. See "USE OF PROCEEDS" and "BUSINESS--Fifth Dimension Assets Acquisition."

    Fifth Dimension is a leading provider of subscriber-based premium television channels (hereinafter "premium channels" or "pay television") and transaction-based television networks ("pay-per-view"). Fifth Dimension owns, operates and distributes the three leading C-band adult programming networks, and is a leading provider of explicit adult programming via direct to home ("DTH") C-band satellite. Pursuant to the terms of the Asset Purchase Agreements between the Company and Fifth Dimension, the Company will acquire certain assets from Fifth Dimension, including the satellite uplink facility equipment, call center facility equipment, satellite transponder subleases, film inventories, intangible assets (including trade names, trademarks, service marks, copyrights, mask work rights, licenses, brand names, trade secrets, trade dress, technical know-how, good will, and other intangibles), subscriber base and lists, vendor lists, books and records, permits and licenses, and all other property of Fifth Dimension used in connection with Fifth Dimension's adult programming business. The Company will enter into an Uplink Management Services Agreement and a Call Center Interim Services Agreement with Fifth Dimension, pursuant to which Fifth Dimension will operate, maintain, manage, and sustain the satellite uplink facility and will receive and process subscriber calls until the Call Center can be relocated to the Denver, Colorado metropolitan area. See "BUSINESS."


    The assets to be acquired from Fifth Dimension generated sales of $15,044,139 and pre-tax income of $999,148 (pre-tax income, as adjusted for non-recurring expenses and related party transactions, would have been $2,755,297) for the year ended March 31, 1997. The Company has agreed to acquire certain Fifth Dimension assets for a total purchase price of $8,700,000, consisting of $3,500,000 in cash, Common Stock of the Company valued at $4,200,000, and a promissory note for $1,000,000. The Company evaluated certain non-recurring costs included in the operation of Fifth Dimension in arriving at the purchase price for the assets. The Company believes approximately $1,800,000 of expenses incurred by Fifth Dimension for the year ended March 31, 1997 will not recur in the future, including excess salaries and related-party payments of approximately $850,000, loss on investment shares of $220,000, certain legal fees of approximately $100,000, approximately $415,000 of costs for duplication of existing facilities and operations that the Company already has in place, and other non-recurring costs of approximately $215,000. Terms of the Asset Purchase Agreements provide that the Company will issue 840,000 shares of Common Stock to Fifth Dimension as part of the purchase price. The Company will also issue Fifth Dimension or its assignees warrants to purchase up to an additional 400,000 shares of the Company's Common Stock at $5.00 per share, all pursuant to the terms of the Asset Purchase Agreements and the Warrant Agreement. See "BUSINESS--Fifth Dimension Assets Acquisition." The Company has also agreed to pay Fifth Dimension "formula profits" exceeding $2,000,000 for the first 12 months after closing. "Formula Profits" is defined in the Asset Purchase Agreements as the total revenue from operations minus actual operating costs. Maximum operating costs under this provision are limited to an amount not greater than 125% of the projected costs set forth in Schedule 2.1(f) to the Asset Purchase Agreements. Schedule 2.1(f) details projected costs of $12,294,444, and maximum operating costs of $15,368,055.


    The Company believes it can enhance shareholder value by:


    - Integrating the Fifth Dimension Assets into the Company via CSB, which is currently a shell corporation;


    - Substantially reducing operating costs associated with the Fifth Dimension assets by moving the Call Center to Denver, Colorado;


    - Eliminating related-party leases and payments that were previously made by Fifth Dimension;


    - Reducing licensing fees by combining the purchasing power of DaViD and CSB; and

    - Utilizing personnel of Inroads to implement simultaneous "web casting" of CSB programming via the Internet.

DAVID ENTERTAINMENT, INC. ("DAVID")


    DaViD is in the business of acquiring content rights to existing unrated and adult motion picture titles for distribution on laserdisc and digital versatile disc ("DVD") by third-party distributors. DaViD is a leading content owner of feature-length unrated and adult motion pictures for release on video disc. DaViD currently owns certain content rights to approximately 350 unrated and adult motion picture titles, and intends to acquire rights to approximately 500 more in the next 24 months. The Company has allocated $750,000 of the net proceeds from this offering for acquisition of titles by DaViD. See "USE OF PROCEEDS." There are currently no contracts to acquire additional titles in effect. DaViD's titles are distributed in the 8" and 12" LaserDisc formats and the 5 1/4" Digital Versatile Disc format. The distribution terms for these titles range from seven years to perpetuity. DaViD has released over 140 titles as of the date of this Prospectus, currently releases 4 to 8 titles per month for distribution, and intends to release up to 20 titles per month, primarily on DVD, by the end of 1998. See "BUSINESS--DaViD."


BOULDER INTERACTIVE GROUP, INC., D/B/A INROADS INTERACTIVE ("INROADS")


    Inroads is a vertically-integrated CD-ROM software publishing company that designs and develops CD-ROM titles and licenses third-party-developed titles. Inroads is 70% owned by New Frontier Media, Inc., and 30% owned by Quarto Holdings, Inc. ("Quarto"), a wholly-owned subsidiary of Quarto Group, Inc., a co-edition book publisher. In September, 1996, Inroads acquired rights to commercially exploit certain titles in Quarto's extensive reference library in digital formats, providing Inroads with a significant source of material for future titles. Inroads has recently completed development of IN FOCUS, THE GUIDE TO BETTER PHOTOGRAPHY and CIGAR COMPANION, its first titles released under this agreement with Quarto. The Company is currently engaged in a dispute with Quarto. See "BUSINESS--Legal Proceedings."



    Inroads' in-house developed titles are produced, designed, and developed by the Company's twelve-person staff. Inroads' licensed titles (developed by unaffiliated third parties) are localized, packaged, and, if necessary, enhanced with new graphics or interface design/operating elements by Inroads. Inroads' staff includes writers, software engineers, artists, and management. All of Inroads' CD-ROM titles, whether developed in-house or licensed, contain video, still photography, audio, music, and text. These elements are combined with custom-designed interfaces and computer code to deliver high-quality, easy-to-use CD-

ROM titles. Utilizing state-of-the-art technology and approximately ten workstations, Inroads has developed and released nine CD-ROM titles since its inception in June, 1994. Other titles are under development.

FUZZY ENTERTAINMENT, INC., D/B/A IN-SIGHT EDITIONS ("IN-SIGHT")


    In-Sight is a niche publisher and distributor of fine-art and decorative art posters which are priced in the low to moderate price range. Based in Marina Del Rey, California, In-Sight employs two full-time employees in the design and production areas, and one employee in shipping/warehousing. In-Sight's accounting, inventory control and accounts receivable/payable functions are managed by the Company's Boulder, Colorado office. In-Sight is not currently a significant factor in the Company's future business plans.


                                  RISK FACTORS

    The Common Stock offered hereby involves a high degree of risk. This Prospectus contains forward-looking statements, including those discussed under "USE OF PROCEEDS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS." These forward-looking statements involve a number of risks and uncertainties including, but not limited to, those discussed under "RISK FACTORS." The Company's actual results may differ significantly from the results discussed in the forward-looking statements. See "RISK FACTORS."

                                  THE OFFERING


Common Stock offered by the
  Company.........................  1,500,000 shares(1)
Common Stock to be outstanding
  after the Offering and Fifth
  Dimension Assets Acquisition....  6,547,511(2)
Use of Proceeds...................  The net proceeds of the offering will be utilized to complete the Fifth Dimension Assets Acquisition,
                                    establish CSB operations, fund expansion of DaViD, and
                                    for general corporate purposes, including marketing,
                                    sales, and working capital. See "USE OF PROCEEDS" and
                                    "BUSINESS."
Proposed Nasdaq SmallCap Market
  Symbol..........................  NOOF


------------------------

(1) Excluding the Underwriter's Overallotment Option. See "UNDERWRITING."


(2) Excludes 835,666 shares of Common Stock issuable upon exercise of warrants outstanding as of June 30, 1997, and exercisable at various periods through September, 2001. See "CERTAIN TRANSACTIONS." Also excludes the Underwriter's Warrant to be issued in connection with this offering. See "UNDERWRITING." Includes 840,000 shares of Common Stock to be issued to Fifth Dimension as part of the assets purchase price. See "BUSINESS--Fifth Dimension Assets Acquisition."

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
             FOR THE YEARS ENDED MARCH 31, 1997 AND 1996 (AUDITED)
              AND THE THREE MONTHS ENDED JUNE 30, 1997 (UNAUDITED)


                                                NEW FRONTIER MEDIA, INC.
                                            ---------------------------------            FIFTH DIMENSION(1)
                                            YEAR ENDED MARCH 31,               ---------------------------------------
                                                                                 YEAR ENDED MARCH 31,
                                            --------------------               ------------------------
                                              1997       1996                     1997         1996
                                            ---------  ---------     THREE     -----------  -----------  THREE MONTHS
                                                                    MONTHS                                ENDED JUNE
                                                                  ENDED JUNE                                  30,
                                                                      30,                                -------------
                                                                  -----------                                1997
                                                                     1997                                -------------
                                                                  -----------                             (UNAUDITED)
                                                                  (UNAUDITED)

STATEMENT OF OPERATIONS DATA:
  Sales...................................  $   2,516  $   2,566   $     479   $  15,044    $  12,224     $   3,041
  Net income (loss) from operations.......       (451)         5        (226)      1,219        2,008           314
  Net income (loss).......................       (386)        (7)       (204)        897        2,193           294
  Net income (loss) per share.............      (0.09)     *           (0.05)      3,299        8,061         1,081
  Shares used in computing net income or
    loss per share........................  4,188,459  4,051,896   4,192,511         272(2)       272(2)        272(2)

BALANCE SHEET DATA:
  Total current assets....................      1,882        861       1,671       4,140        3,797         3,969
  Total assets............................      2,186      1,017       1,968       5,928        5,906         5,702
  Current liabilities.....................        657        342         656       3,619        4,349         3,099
  Long-term debt..........................         13          0          11           0            0             0
  Total liabilities.......................        670        342         667       3,619        4,349         3,099
  Total stockholders' equity..............      1,211        675       1,017       2,309        1,557         2,603


------------------------------

(1) "Fifth Dimension" includes the combined financial statements for Fifth Dimension Communications (Barbados), Inc., Merlin Sierra and 1043133 Ontario, Inc. for the years ended March 31, 1997 and 1996. See "FINANCIAL STATEMENTS."

(2) Consists of 100 common shares of Fifth Dimension Communications (Barbados) Inc., 100 common shares of Merlin Sierra, Inc., and 72 common shares of 1043133 Ontario, Inc. See Note 8 to "FINANCIAL STATEMENTS."

*   Less than $.01 per share.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS RELATING TO THE COMPANY AND THIS OFFERING SHOULD BE CONSIDERED CAREFULLY WHEN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS INCLUDES CERTAIN STATEMENTS THAT MAY BE DEEMED TO BE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACTS, INCLUDED IN THIS PROSPECTUS THAT ADDRESS ACTIVITIES, EVENTS OR DEVELOPMENTS THAT THE COMPANY EXPECTS, BELIEVES OR ANTICIPATES WILL OR MAY OCCUR IN THE FUTURE, INCLUDING SUCH MATTERS AS FUTURE OPERATING RESULTS PERTAINING TO THE FIFTH DIMENSION ASSETS ACQUISITION, BUSINESS STRATEGIES, EXPANSION AND GROWTH OF THE COMPANY'S OPERATIONS AND OTHER SUCH MATTERS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE BASED ON CERTAIN ASSUMPTIONS AND ANALYSES MADE BY THE COMPANY IN LIGHT OF ITS EXPERIENCE AND ITS PERCEPTION OF HISTORICAL TRENDS, CURRENT CONDITIONS, EXPECTED FUTURE DEVELOPMENTS AND OTHER FACTORS IT BELIEVES ARE APPROPRIATE IN THE CIRCUMSTANCES. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, INCLUDING THE RISK FACTORS DISCUSSED BELOW, GENERAL ECONOMIC AND BUSINESS CONDITIONS, THE BUSINESS OPPORTUNITIES (OR LACK THEREOF) THAT MAY BE PRESENTED TO AND PURSUED BY THE COMPANY, CHANGES IN LAWS OR REGULATIONS AND OTHER FACTORS, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

NEW FRONTIER MEDIA A RECENTLY ORGANIZED BUSINESS WITH LIMITED OPERATING HISTORY


    The Company was organized in July, 1995 and has incurred losses from inception. As of June 30, 1997 the Company had an accumulated deficit of $763,793. See "FINANCIAL STATEMENTS." The ability of the Company to operate profitably is dependent upon successful execution of the business plans of each of its subsidiaries. In particular, Boulder Interactive Group, Inc. must continue to develop commercially viable CD-ROM products for enthusiasts and hobbyists, and finalize strategic partnerships. DaViD Entertainment, Inc. must continue to acquire content rights, and implement its release strategy as Digital Versatile Disc technology becomes commercially affordable and available. Fuzzy Entertainment must continue to acquire fine art images, and begin to produce and distribute those images commercially. Finally, the Company must complete the acquisition of the Fifth Dimension assets and implement the CSB business plan. See "BUSINESS." The Company is in the early operational stage, has generated limited revenues from operations to date and there is no assurance the Company's intended activities will be successful or result in significant revenue or generate profits for the Company. The Company faces all risks which are associated with any new business, such as under-capitalization, cash flow problems, and personnel, financial and resource limitations, as well as special risks associated with its proposed operations. Management cannot assure when or if the Company may generate substantial revenues. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business. The Company has had a limited operating history and has generated only limited revenues and earnings from operations. The Company has no significant financial resources and limited assets. See "BUSINESS" and "FINANCIAL STATEMENTS."



LOSSES FROM INCEPTION; SUBSTANTIAL ACCUMULATED EARNINGS DEFICIT



    The Company was organized in July, 1995 and incurred a net loss of $386,030, or $.09 per share, on revenues of $2,515,802 for the fiscal year ended March 31, 1997, and a net loss of $6,870, or less than $.01 per share, for the period from July 17, 1995 (inception) to March 31, 1996. The Company incurred a net loss of $203,985, or $.05 per share, on revenues of $479,330 for the three months ended June 30, 1997. As of June 30, 1997 the Company had an accumulated deficit of $763,793. See "FINANCIAL STATEMENTS."

PURCHASE OF FIFTH DIMENSION ASSETS; NO EXPERIENCE IN SATELLITE BROADCASTING
  BUSINESS



    The Company and its subsidiary CSB have entered into agreements to acquire certain assets of Fifth Dimension (the assets to be acquired are collectively referred to as the "Fifth Dimension assets"). The Fifth Dimension assets to be acquired include, but are not limited to: trademarks, proprietary rights and other intellectual property rights associated with the adult movie programming and broadcasting business ("Adult Movies Business"); equipment, software technology, furniture, machinery, appliances and other tangible personal property used in the satellite uplink and customer call center facilities; any and all rights Fifth Dimension has in adult programming in any format; all subscriptions for the Adult Movies Business owned by Fifth Dimension; and all rights to any "1-800" numbers used by Fifth Dimension in the Adult Movies Business. The Company has no prior experience in the satellite network broadcasting business. The Company intends to integrate or phase in the much larger business operations associated with the Fifth Dimension assets into the Company's business via management agreements with Fifth Dimension. See "BUSINESS--Fifth Dimension Assets Acquisition."



PROVISION OF SEXUALLY EXPLICIT CONTENT



    The Company, through its subsidiary CSB, will be engaged in the business of providing sexually explicit programming and other products to adult television subscribers, once the Fifth Dimension Assets Acquisition is completed. Many people may regard the Company's primary business as unwholesome and as purveying pornography. The nature of the Company's primary business may negatively taint the Company's other subsidiaries. Certain investors, investment banking entities, market makers, lenders, and others in the investment community may refuse to participate in the Company's public market, finance, or other activities due to the nature of the Company's primary business. Such refusal may negatively impact the value of the Company's stock, and its opportunities to attract market support. See "BUSINESS."


RELIANCE ON FIFTH DIMENSION


    As part of the Fifth Dimension Assets Acquisition, the Company and Fifth Dimension will enter into an Uplink Management Services Agreement ("UMSA") and a Call Center Interim Services Agreement ("CCISA"). Under the UMSA as currently proposed, Fifth Dimension will operate, maintain, manage, and sustain an uplink and playback facility capable of providing continual uninterrupted services for the Adult Movies Business of a substantially similar nature and quality as those services currently being provided by Fifth Dimension to its current subscribers. The Company does not own an uplink facility, and to the extent Fifth Dimension fails to provide the services contracted for under the UMSA, the Company and its shareholders are subject to significant risks. Failure to properly manage the Uplink Facility could result in loss of customers, signal disruptions, and quality problems that, if not immediately addressed, could negatively impact the Company's subscriber base and revenues. In the event the Company and Fifth Dimension fail to consummate the UMSA, or if Fifth Dimension failed to perform as required under the UMSA, CSB's operations would in all likelihood terminate, resulting in loss of substantial projected revenues to the Company. See "BUSINESS--Fifth Dimension Assets Acquisition."


    Under the terms of the CCISA as currently proposed, Fifth Dimension will agree to receive and process subscriber calls on behalf of the Company from its Ottawa (Canada) Call Center for a period of nine months from the asset acquisition date, using the Call Center assets to be acquired. The Company intends to relocate the call center to the Denver, Colorado metropolitan area prior to expiration of the CCISA. The Company has no prior experience operating a subscriber call center, and will rely on certain management of Fifth Dimension for training personnel and management. To the extent there is any disruption in Call Center operations, the Company may lose subscribers or miss opportunities to capture calls, resulting in lost revenue to the Company. See "BUSINESS--Fifth Dimension Assets Acquisition."

SATELLITE SERVICE AGREEMENTS; REFUSAL OF SERVICE OR TERMINATION OF AGREEMENTS


    Fifth Dimension currently provides its adult satellite programming to subscribers via satellite transponder agreements with AT&T Corp. (the "AT&T Agreement") and Loral SpaceCom Corporation d/b/a Loral Skynet (the "Loral Agreement"). The AT&T Agreement runs through December 31, 1999. The Loral Agreement runs for a period of five years from the date the Telstar 5 satellite was placed in service (approximately June, 1997). Both of the transponder agreements provide for a subsequent 5-year extension. The Company intends to sublease these transponders from Fifth Dimension as part of the Fifth Dimension Assets Acquisition. The AT&T Agreement and the Loral Agreement are collectively referred to as the "transponder agreements."



    The Company has not obtained opinions of counsel concerning sublease of the transponders under the terms of the transponder agreements. In the event either or both of the transponder agreements otherwise preclude the type of sublease agreement entered into between the Company and Fifth Dimension, the Fifth Dimension Assets Acquisition would, in all likelihood, be abandoned, to the financial detriment of the Company and its shareholders.



    The transponder agreements contain provisions that allow the respective service providers to refuse to provide the service (defined as service on preemptible transponders on Telstar 402R and Telstar 5, respectively) if the material being transmitted by Fifth Dimension or the Company is harmful to the service provider's name or business, or if Fifth Dimension or the Company is indicted or is otherwise charged as a defendant in a criminal proceeding, or is convicted under any obscenity law, or has been found by any governmental authority to have violated such law. Fifth Dimension has operated its adult content satellite programming under these terms for several years without disruption or refusal of service; nonetheless, the Company, as subleasee of the transponders under the transponder agreements, is subject to arbitrary refusal of service by the the service provider if that service provider determines that the content being transmitted by the Company is harmful to the service provider's name or business. Any such service disruption would substantially and adversely affect the financial condition of the Company. See "BUSINESS."



RELUCTANCE OF SMALL-DISH AND CABLE COMPANIES TO CARRY EXPLICIT ADULT PROGRAMMING



    Cable television and Ku-Band (small dish) satellite are the fastest-growing segments providing programming to homes in the United States. Fifth Dimension has been unable to expand its base of distribution recently, for two principal reasons: (1) C-Band (large dish) satellite system sales have plateaued, and small dish systems are beginning to dominate the market; and (2) cable system operators and small-dish system operators have, to date, been reluctant to carry explicit adult programming on their systems. Most major cable and small-dish systems carry "soft core" adult programming, such as the PLAYBOY CHANNEL and SPICE. There is no assurance that the Company will be able to expand on the current Fifth Dimension programming base by establishing a "soft-core" network to compete with PLAYBOY CHANNEL and SPICE, or by convincing cable and small-dish operators to carry one or more sexually explicit networks. See "BUSINESS."



GOVERNMENT REGULATION--GENERAL



    The Company, through its wholly-owned subsidiary CSB, will be engaged in the business of providing explicit adult movies and other programming to adult subscribers, if and when the Fifth Dimension Assets Acquisition is completed. By virtue of the Fifth Dimension Assets Acquisition, CSB will become a leading provider of explicit or "X-rated" adult programming via direct-to-home C-band satellite. CSB intends to expand its C-band subscriber base, market its programming to multiple-system operators, and pursue launching a soft-core network to compete with PLAYBOY CHANNEL and SPICE. Federal and state governments, along with various religious and children's advocacy groups, consistently propose and pass legislation aimed at restricting provision of, access to, and content of "adult entertainment." These groups also often file lawsuits against providers of adult entertainment, encourage boycotts against such providers, and mount negative publicity campaigns against companies whose businesses involve adult entertainment. The Company and CSB may be subjected to such adverse publicity, litigation, and legislation. See "BUSINESS--Fifth Dimension Assets Acquisition."



    The Company and CSB may incur substantial costs defending themselves against such actions, which may negatively impact the Company's finances. Negative publicity, boycotts, and litigation may discourage institutional and other investors from investing in the Company, to the detriment of the Company's shareholders and investors in this Offering. The Company may not be able to attract as large a base of investors as a similarly situated company in a business not involving "adult entertainment." Negative publicity concerning programming provided by the Company through CSB may cause the service providers to refuse to provide service under the terms of the transponder agreements. See "BUSINESS--Fifth Dimension Assets Acquisition."



    Recently, federal and state government officials have targeted "sin industries," such as tobacco, alcohol, and adult entertainment for special tax treatment and legislation. In 1996, Congress passed the Communications Decency Act of 1996 (the "CDA"). Section 505 of the CDA required full audio and video scrambling. If the multi-channel video program distributor (including cable system operators) could not comply with the full scrambling requirement, it was prohibited from carrying sexually explicit programming between the hours of 6:00 a.m. and 10:00 p.m. Recently, the U.S. Supreme Court, in ACLU v. Reno, held certain substantive provisions of the CDA unconstitutional. Businesses in the adult entertainment and programming industries expended millions of dollars in legal and other fees in overturning the CDA. Investors in this Offering should understand that the adult entertainment industry will continue to be a target for legislation. In the event the Company must defend itself and/or join with other companies in the adult programming business to protect its rights, the Company may incur significant expenses that could have a material adverse effect on the Company's business and operating results. See "BUSINESS--Fifth Dimension Assets Acquisition."



GOVERNMENT REGULATION--"SOFT-CORE" ADULT PROGRAMMING



    The Company is currently evaluating the possibility of establishing a "soft-core" adult network to compete directly with the PLAYBOY CHANNEL and SPICE. In 1996, the United States Congress passed the Telecommunications Act of 1996 (for this paragraph only, the "Act"), a comprehensive overhaul of the Federal Communications Act of 1934. Section 641 of the Act requires full audio and video scrambling of channels which are primarily dedicated to "sexually explicit" programming. If a multi-channel video programming distributor, including a cable television operator, cannot comply with the full scrambling requirement, then the channel must be blocked during the hours when children are likely to be watching television, i.e., from 6:00 a.m. to 10:00 p.m. Both non-explicit programming providers (such as Playboy) and explicit programming providers (such as Exxxtasy Networks) feature "sexually explicit" programming within the contemplation of Section 641 of the Act. Although all adult programming companies fully scramble their signals for security purposes, several cable television multiple-system operators ("MSOs") lack the technical capability to fully scramble the audio portion of the signal. These cable systems would be required to block adult broadcasts between 6:00 a.m. and 10:00 p.m. Both Spice, Inc. (NASDAQ:SPZE) and Playboy, Inc. (NYSE:PLAA) predict that revenues from cable television distribution sources could be negatively affected by as much as 25% as a result of this provision, until new equipment can be installed. Compliance with the Act could have a material adverse effect on the Company's business and operating results. See "BUSINESS."



LOSS OF MARKET SHARE TO DIRECT BROADCAST SATELLITE ("DBS")



    Although management believes C-Band "big dish" satellite systems provide more stable delivery of programming and that new technologies will allow C-Band systems to receive digital channels (See "BUSINESS--Satellite Transmission"), the market for C-Band systems has plateaued, particularly with the introduction and rapid proliferation of Ku-Band Direct Broadcast Satellite systems, such as Dish Network and Direct TV. Consequently, it will be difficult to further develop sales revenue growth from this business, and the growth of Ku-Band Direct Broadcast Satellite Systems may reduce future sales revenue from this business, which could adversely affect the financial performance of the Company. See "BUSINESS-- Satellite Transmission" and "--Competition."


RELIANCE ON FIFTH DIMENSION ASSETS ACQUISITION; POSSIBLE RECISSION OFFER IF NOT
  COMPLETED


    A significant portion of the proceeds of this Offering are allocated to the Fifth Dimension Assets Acquisition. See "USE OF PROCEEDS." None of the net proceeds from this Offering will be held in an escrow account, pending closing of the Fifth Dimension Assets Acquisition. In the event the Fifth Dimension assets acquisition is not completed, the Company and the Managing Underwriter may be required to undertake a registered recission offer to investors in this Offering. The effect of such a recission could result in a return of all proceeds, to the extent available, of this Offering to investors.



NO ESCROW OF OFFERING PROCEEDS



    The Company does not intend to escrow proceeds of this offering pending completion of the Fifth Dimension Assets Acquisition. The Company intends to utilize a portion of the net offering proceeds as working capital. There is no assurance that all of the net proceeds of this offering would be available for return to investors in the event the Company fails to consummate the Fifth Dimension Assets Acquisition and a recission offer is undertaken by the Company.


ADDITIONAL FINANCING MAY BE REQUIRED


    The Company will receive net proceeds of approximately $6,601,250 from this Offering. The Company believes that the proceeds of this offering will be sufficient to fund the Fifth Dimension Assets Acquisition, the ongoing operations of the Company for the next twelve months, and to allow the Company to expand the operations of its subsidiaries. The Company's success may be dependent upon its ability to raise additional capital, or to have other parties bear a portion of the required costs to further develop or exploit its business objectives. There is no assurance that funds will be available from any source, or on terms favorable to the Company, and if not available, the Company's operations may be limited. See "USE OF PROCEEDS" and "BUSINESS."


COMPETITION

    The domestic and international markets for the products developed, licensed, and marketed by the Company's subsidiaries are highly competitive. Many of the Company's competitors have longer operating histories, greater name recognition, greater market acceptance of their products, and significantly greater financial, technical, sales, marketing and other resources to devote to the development, promotion, and sale of their products. Many large companies with sophisticated product marketing and technical abilities and financial resources that do not currently compete with the Company may enter the market and quickly become significant competitors. To the extent such competitors establish a performance, price or distribution advantage, the Company could be adversely affected. See "BUSINESS--Competition."

COLORADO SATELLITE BROADCASTING, INC.


    CSB faces competition in the area of explicit adult programming from several companies, including Spice, Inc. The Company intends to pursue establishing a non-explicit cable and satellite network. CSB will face competition in the non-explicit arena from Playboy, Inc., the dominant non-explicit provider (NYSE:
PLAA), Spice, Inc., and from other well-funded sources. Management estimates that establishing a non-explicit cable and satellite network will require $2 million or more and 12 to 24 months to fully implement. Only a small portion of the net proceeds of this Offering will be allocated to this project, and will be used to continue the Company's evaluation of the merits of pursuing such a direction. There is no assurance that the Company will ultimately decide to fully pursue launching of a soft-core network. In the event the Company does decide to pursue such a venture, the Company would, in all likelihood, need to raise additional capital. There is no assurance that the Company would be successful in raising funding to establish a soft-core network.


DAVID.


    The management of DaViD intends to complete the acquisition of content rights to an additional approximately 500 unrated and adult motion picture titles, and thereafter concentrate on releasing those titles gradually over time, as the market dictates. Competition in the distribution of unrated and adult motion pictures has become intense in the past five years.


INROADS.

    The personal computer consumer software industry is intensely competitive. The market for CD-ROM products has increased dramatically the past three years. CD-ROM software is quickly replacing the floppy disc as the most popular personal computer format for programs, games, and information. The fluid nature of the consumer software industry and rapidly changing demand for products make it difficult to predict the future success of the Company in the business of producing packaged software products for the retail market. Numerous large, well-funded software developing and publishing competitors exist. These competitors have greater capital, marketing resources and brand recognition than the Company. Inroads' success is dependent upon the ability of its staff to continue to develop CD-ROM titles and products that are commercially viable. Inroads will continue to face significant competition for the foreseeable future.

IN-SIGHT.

    In-Sight will face competition from publishers of fine art posters and decorative art posters.

SIGNIFICANT GROWTH OF BUSINESS


    Management anticipates that the Company will be entering a period of significant growth upon the completion of this Offering. This growth, if effected, will expose the Company to increased competition, greater overhead, marketing and support costs and other risks associated with entry into new markets and development of new products. To manage growth effectively, the Company will need to continue to improve and expand its operational, financial and management information systems and to expand, train, motivate and manage its employees. Should the Company be unable to manage growth effectively, its results of operations could be adversely affected. See "BUSINESS."


DEPENDENCE ON KEY PERSONNEL


    The Company's success depends to a significant extent upon the contributions of its executive officers and its other key technical personnel, and upon its ability to continue to attract and retain highly talented personnel. Competition for such personnel, particularly software development technical personnel (as utilized and relied upon by Inroads) is intense. The Company currently has only one employment agreement, with Andrew Brandt, in effect. The Company will acquire key-man life insurance on the lives of Messrs. Kreloff and Bender, in the amount of $1,000,000 each and naming the Company as beneficiary, on or before the closing of this Offering. Only Mr. Brandt is subject to a noncompetition agreement. The loss of the services of any of its executive officers or other key personnel could have a material adverse effect on the Company's business and operating results, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "BUSINESS" and "MANAGEMENT."

SANDS BROTHERS AND QUARTO LITIGATION



    The Company has filed a complaint in state District Court, Boulder, Colorado against Sands Brothers, seeking rescission of a financial advisory agreement with and a return of all monies paid by the Company to Sands Brothers. As of the date of this prospectus, Sands Brothers had not filed an Answer or Counterclaim(s); however, management believes it is likely that Sands Brothers will respond to the complaint. See "BUSINESS--Legal Proceedings." The Company intends to vigorously pursue its claims against Sands Brothers. In the event Sands Brothers assets one or more counterclaims against the Company, and in the event Sands Brothers were to prevail at trial against the Company, the financial condition of the Company, and as a consequence shareholder value, might be adversely affected.



    On October 23, 1997, Quarto filed an action, in the federal District Court for the District of Colorado, against the Company and Inroads seeking, among other things, rescission of certain agreements among the Company, Inroads, and Quarto, and a return of all monies Quarto has invested in Inroads. On October 28, 1997, the Company and Quarto entered into a Stipulation for Entry of Preliminary Injunction, whereby the Company agreed to not transfer, pledge, or otherwise encumber any assets of Inroads for the benefit of the Company, without the prior written consent of Quarto. Under the terms of the agreements between the Company and Quarto, the parties are required to file an action in arbitration to settle disputes arising under the agreements. As of the date of this prospectus, Quarto had not filed an action in arbitration against the Company or Inroads. See "BUSINESS--Legal Proceedings." In the event Quarto were to file an action in arbitration against the Company and/or Inroads, and prevail in that action or in the current action in federal court against the Company and/or Inroads, Inroads' ability to utilize the Quarto library as a source of material for new releases could be jeopardized.


BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

    A significant portion of the net proceeds from this Offering will be used for working capital, and to expand the operations of the Company's subsidiaries. As a consequence, the Company's management will have the discretion to allocate a large percentage of the proceeds to uses which the shareholders may not deem desirable, and there can be no assurance that the proceeds can or will yield a significant return. See "USE OF PROCEEDS."

CONTROL BY PRINCIPALS OF THE COMPANY


    The Company's executive officers, directors, and their affiliates beneficially own 2,419,000 restricted Common Shares of the Company. This represents approximately 42.4% of the 5,707,511 Common Shares that will be issued and outstanding following this Offering, assuming the Underwriter does not exercise its Overallotment Option and prior to exercise of any other outstanding options or warrants, and prior to issuance of 840,000 shares of Common Stock to Fifth Dimension. Following the Fifth Dimension transaction, but prior to any warrant or option exercise and assuming no exercise of the Underwriter's Overallotment Option, there will be 6,547,511 shares issued and outstanding, of which executive officers, directors, and affiliates of the Company will own 36.9%. As a result, the current shareholders will continue to have significant influence over the affairs of the Company. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.


    In addition, the Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further shareholder approval. The rights of the holders of Common Stock will be subjected to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. See "DESCRIPTION OF SECURITIES."

CERTAIN PRIOR TRANSACTIONS NOT APPROVED BY DISINTERESTED BOARD MEMBERS



    The Company has entered into certain non arms'-length transactions, prior to the date of this prospectus, with affiliates of the Company and other "interested" parties. No current ongoing transactions were approved by a majority of the Company's independent directors who do not have an interest in the transactions and who had access, at the Company's expense, to the Company's or independent legal counsel. Current ongoing and past transactions were approved by a majority of disinterested, but not independent, directors. Any ongoing or future transactions between the Company and its officers, directors, principal shareholders, or other affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arms-length basis and will be approved by a majority of the Company's independent and disinterested directors. Any future loans to officers, directors, principal shareholders, or affiliates will be made for a bonafide business purpose, on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the Company's independent and disinterested directors. See "CERTAIN TRANSACTIONS."


OFFERING PRICE


    The pricing of this offering of the Common Stock was determined by the Company and the Managing Underwriter based on a discounted present value of future projected earnings and the trading price of the Company's common stock on the Nasdaq Electronic Bulletin Board. The Company's common stock currently is "thinly traded," and the price of the Company's common stock as quoted on the Nasdaq Electronic Bulletin Board may not be an accurate indication of the true value of the stock. The discounted present value of future projected earnings valuation method relies extensively on management's subjective belief of future performance, and bears little relationship to the assets or any objective criteria of value applicable to the Company. In making such valuation the risks of the Company's proposed product and service lines, the business potential of the Company, the Company's competitive position, the proceeds to be raised by the offering, the percentage of ownership desired to be retained by current shareholders, and conditions of the market for new securities offerings were all considered.


EXERCISE OF WARRANTS AND OPTIONS


    As of June 30, 1997, 146,666 shares of Common Stock were issuable upon exercise of outstanding employee, officer, director or consultant stock options at an average exercise price of $6.00 per share, and 609,000 shares of Common Stock were issuable upon exercise of other outstanding warrants at prices of $4.00 per share (20,000 warrants), $5.50 per share (189,000 warrants), and $6.00 per share (400,000 warrants). One of these warrants, for 400,000 shares, is held by Quarto, and contains anti-dilution and exercise price provisions that require the Company to issue additional warrant(s) to Quarto to purchase additional shares of the Company's Common Stock, depending on the price of the shares of Common Stock offered hereby and the value of the Company's Common Stock issued to Fifth Dimension sellers as part of the Fifth Dimension Assets Acquisition. See "--Quarto Warrant." An additional 400,000 shares of Common Stock have been reserved for issuance upon exercise of the Fifth Dimension warrant, and 150,000 shares of Common Stock are issuable upon exercise of the Underwriter's Warrant. See "BUSINESS--Fifth Dimension Assets Acquisition" and "UNDERWRITING." For the life of such options and warrants, the holders thereof will have the opportunity to profit from a rise in the market price of the Common Stock. Further, the terms upon which the Company could obtain additional capital during the life of such options and warrants may be adversely affected. The holders of such options and warrants may be expected to exercise such options and warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on more favorable terms than those provided for by those options and warrants.


    The existence of such warrants may adversely affect the terms on which the Company may obtain additional financing, and may have a depressing affect on the trading price of the Company's Common Stock. See "DESCRIPTION OF
SECURITIES--Shares Eligible for Future Sale."

QUARTO WARRANT



    On September 20, 1996, the Company issued a stock purchase warrant to Quarto (the "Quarto Warrant") as part of the acquisition of 30% of Inroads by Quarto. Pursuant to the terms of the Quarto Warrant, Quarto is entitled to purchase up to 400,000 shares of the Company's common stock for $6.00 per share anytime between September 20, 1996 and September 20, 2001. The Quarto Warrant contains certain anti-dilution and price adjustment provisions which will result in adjustment of the number of shares Quarto may purchase and the exercise price per share upon exercise of the Quarto Warrant. Specifically, upon completion of this Offering, but prior to consummation of the Fifth Dimension Assets Acquisition, the Quarto Warrant will be adjusted to provide that Quarto may purchase up to 457,143 shares of the Company for $5.25 per share. Upon completion of the Fifth Dimension Assets Acquisition, the Quarto Warrant will again be adjusted to provide that Quarto may purchase up to a total of 480,000 shares of the Company's common stock for $5.00 per share.



LIMITS ON SECONDARY TRADING; POSSIBLE ILLIQUIDITY OF TRADING MARKET;
  UNDERWRITING CONDITION OF LISTING



    The Company has applied to have its Common Stock listed on the Nasdaq SmallCap Market, which is less liquid than the Nasdaq National Market and other stock exchanges. There can be no assurance that this application will be accepted and that the Common Stock will be listed on the Nasdaq SmallCap Market. The underwriting agreement between the Managing Underwriter and the Company requires the Company to obtain Nasdaq listing as a condition of closing this Offering. If the Company is unable to maintain listing standards once listed, then trading, if any, in the Common Stock would be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap or other exchange listing requirements. As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. In addition, depending on several factors including the future market price of the Common Stock, the Common Stock could become subject to the so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities, which could adversely affect the ability or willingness of the purchasers of Common Stock to sell their shares in the secondary market.


POTENTIAL ADVERSE EFFECT ON THE MARKET FOR THE COMPANY'S SECURITIES


    Effective August 11, 1993, the Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rule requires: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must:
(i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlighted form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.


    The foregoing required penny stock restrictions will not apply to the Company's securities in the event such securities are approved for listing on a national stock exchange and have certain price and volume information provided on a current and continuing basis. There can be no assurance that the Company's securities will qualify for exemption from these restrictions if a market ever develops for the Company's securities. If such a market does develop and the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.



UNDERWRITER'S WARRANT



    At the closing of this Offering, the Company will sell to the Managing Underwriter for nominal consideration a warrant to purchase up to 150,000 shares of the Company's Common Stock. The Underwriter's Warrant will be exercisable for a period of four years commencing twelve months after the date of this Prospectus, at an exercise price equal to 130% of the Offering price per share. As long as the Underwriter's Warrant or other outstanding warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Managing Underwriter or other holders of outstanding warrants may be expected to exercise such warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by the warrants. Holders of the Underwriter's Warrant and holders of other warrants have certain registration rights with respect to shares of Common Stock underlying those warrants. See "UNDERWRITING."


POTENTIAL RULE 144 SALES


    3,739,000 of the 4,192,511 shares of common stock of the Company currently outstanding are "restricted securities," as that term is defined in Rule 144 as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. As restricted shares, these 3,739,000 shares may be resold only pursuant to an effective registration or under the requirements of Rule 144 or other applicable exemption from registration under the Act as required under applicable state securities laws.



    Rule 144 provides in essence that a person not affiliated with the issuer who has held restricted securities for a period of one year, under certain conditions, may sell every three months, in brokerage transactions, a number of shares which does not exceed the greater of one percent of a company's outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. The shares held by the Company's founders became available for trading in the open market, subject to volume and other limitations imposed by Rule 144, between July, 1996 and September, 1997; however, these shares are restricted from sale pursuant to the terms of lock up agreements between the founders and the Underwriter. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or any other exemptions from the Act, if available, or subsequent registrations of common stock of the current shareholders, may have a depressive effect upon the price of the common stock in any market that may develop.



DILUTION TO SHAREHOLDERS BY ISSUANCE OF PREFERRED SHARES



    The Company's Articles of Incorporation and First Amended and Restated Bylaws provide that the Company may issue shares of Preferred Stock without approval of the Company's shareholders. The terms and preferences of any class of Preferred Stock, including conversion of Preferred Shares into shares of the Company's common stock and preferred rights to the assets of the Company upon liquidation, may be determined by the Company's Board of Directors. Such terms and preferences may result in more shares of the Company's common stock being issued, which would have a dilutive effect on any common shares or warrants not protected by anti-dilution provisions. Such terms and preferences may otherwise adversely affect holders of the Company's common stock. See "DESCRIPTION OF SECURITIES."


RAPID TECHNOLOGICAL CHANGE


    DaViD and Inroads are engaged in businesses (digital versatile disc content and CD-ROM publishing) that have experienced tremendous technological change over the past two years. CSB will be engaged in the satellite programming business shortly after completion of this Offering. The satellite broadcasting business has also experienced rapid technological changes, as smaller satellite dishes and services have been introduced over the past three years. The Company and its investors face all risks inherent in businesses that are subject to rapid technological advancement, such as the possibility that a technology that the Company has invested heavily in may become obsolete. In that event, the Company may be required to invest in new technology. The inability of the Company to identify, fund the investment in, and commercially exploit such new technology could have an adverse impact on the financial condition of the Company. See "BUSINESS." The Company's ability to implement its business plan and to achieve the results projected by management will be dependent, to some extent, upon management's ability to predict technological advances and implement strategies to take advantage of such changes.


PRICE REDUCTIONS IN PERSONAL COMPUTER SOFTWARE--INROADS

    Major personal computer software publishers have begun to reduce the prices of their products in an effort to gain market share. At least one company is known to have recently distributed its product at no cost, in order to obtain entry into the market. The retail prices of many of the Company's competitor's products have declined. There can be no assurance that product price reductions will abate; if anything, the growing number of competitors in the personal computer software field suggests further retail price reductions in the future. Such reductions may lead to a decrease in gross margins on discounted items, and could result in lower cash flow and operating margins for the Company. See "BUSINESS--Inroads."

INTELLECTUAL PROPERTY CLAIMS AND LITIGATION


    The Company relies on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect its proprietary products. Despite the Company's precautions, it may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, the Company's software products without authorization, or to substantially use the Company's concepts and market them, trading on the Company's established customer base. In addition, the Company cannot be certain that others will not develop substantially equivalent or superseding products, thereby substantially reducing the value of the Company's proprietary rights. Furthermore, there can be no assurance that any confidentiality agreements between the Company and its employees or any license agreements with its customers will provide meaningful protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information. The Company is not aware that any of its products infringes the proprietary rights of third parties, and is not currently engaged in any intellectual property litigation or proceedings. Nonetheless, there can be no assurance that the Company will not become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause product shipment delays or lead the Company to enter into royalty or licensing agreements rather than disputing the merits of such claims. Moreover, an adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business and operating results. To the extent the Company wishes or is required to obtain licenses to patents or proprietary rights of others, there can be no assurance that any such licenses will be made available on terms acceptable to the Company, if at all. See "BUSINESS."

PRODUCT ERRORS/PRODUCT LIABILITY--INROADS

    Software products such as those developed by Inroads often contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that errors will not occur or be found after commencement of commercial shipments, resulting in loss of or delay in market acceptance, any of which could have a material adverse effect upon the Company's business and operating results. Further, the Company's license agreements with its customers contain provisions designed to limit the Company's exposure to potential product liability claims. Although the Company has not experienced any product liability claims, the sale and support of products by the Company entails the risk of such claims. See "BUSINESS--Inroads."

IMMEDIATE AND SUBSTANTIAL DILUTION


    This Offering involves an immediate and substantial dilution of $3.92 per share of Common Stock, or a 74.6% reduction between the Offering price of $5.25 per share of Common Stock and the net tangible book value of $1.33 per share of Common Stock upon completion of the Offering, assuming no exercise of the Overallotment Option, the Managing Underwriter's Warrant or other outstanding warrants and options, and excluding issuance of 840,000 shares of Common Stock to Fifth Dimension as part of the Fifth Dimension Assets Acquisition. Upon completion of the Fifth Dimension Assets Acquisition and the Offering, and assuming no warrant or option exercise, the Company's Common Stock will have a net tangible book value of $.67 per share. This represents total dilution of $4.58 per share, or 87.2%, to investors in this Offering. See "DILUTION."


NO DIVIDENDS

    The Company has not paid any dividends on its Common Stock and does not intend to pay dividends in the foreseeable future. See "DIVIDEND POLICY."

LIMITATIONS ON LIABILITY OF DIRECTORS

    The Company's Bylaws substantially limit the liability of the Company's directors to the Company and its shareholders for breach of fiduciary or other duties. See "DESCRIPTION OF SECURITIES-- Limitation on Liabilities."

POSSIBLE VOLATILITY OF SECURITIES PRICES


    The market price of the Common Stock following the Offering may be highly volatile, as has been the case recently with the securities of other companies completing public offerings. Factors such as the Company's operating results, its ability to complete the Fifth Dimension Assets Acquisition in a timely manner, and public announcements by the Company or its competitors may have a significant effect on the market price of the securities. In addition, market prices for the securities of many small capitalization companies have experienced wide fluctuations due to variations in quarterly operating results, general economic conditions and other factors beyond the Company's control.

                                USE OF PROCEEDS


    The gross proceeds to the Company from the sale of 1,500,000 shares of Common Stock offered hereby are estimated to be $7,875,000 ($9,056,250 if the Underwriter's Overallotment Option is exercised in full). The net proceeds to the Company are estimated to be approximately $6,601,250 ($7,628,937 if the Underwriter's Overallotment Option is exercised in full), after deducting estimated underwriting discounts of $787,500 ($905,625 if the Underwriter's Overallotment Option is exercised in full) and Offering expenses of approximately $486,250 ($521,688 if the Underwriter's Overallotment Option is exercised in full), including the Managing Underwriter's nonaccountable expense allowance of $236,250 ($271,688 if the Underwriter's Overallotment Option is exercised in full). The Company currently expects to use the estimated net proceeds as follows:



                                                                              APPROXIMATE    APPROXIMATE
                                                                                 DOLLAR     PERCENTAGE OF
APPLICATION OF NET PROCEEDS                                                      AMOUNT      NET PROCEEDS
----------------------------------------------------------------------------  ------------  --------------
Fifth Dimension Assets Acquisition(1).......................................  $  3,500,000        53.0%
Tenant Improvement, Relocation and Equipment--Call Center...................       750,000        11.4
DaViD--Acquisition of Titles................................................       750,000        11.4
Transponder Deposits........................................................       500,000         7.6
New Equipment Purchases--Uplink Facility....................................       500,000         7.6
Repayment of Line of Credit.................................................       250,000         3.7
Working Capital and Other General Corporate Purposes(2).....................       351,250         5.3
                                                                              ------------     -----
  Total.....................................................................  $  6,601,250       100.0%
                                                                              ------------     -----
                                                                              ------------     -----


------------------------

(1) Including, but not limited to, acquisition of: trademarks, proprietary rights and other intellectual property rights associated with the adult movie programming and broadcasting business; equipment, software technology, furniture, machinery, appliances and other tangible personal property used in the satellite uplink and customer call center facilities; any and all rights Fifth Dimension has in adult programming in any format; all subscriptions for the Adult Movies Business owned by Fifth Dimension; and all rights to any "1-800" numbers used by Fifth Dimension in the Adult Movies Business.

(2) This sum shall be available to fund anticipated increases in accounts receivable and inventories and for the payment of operational expenses including salaries, rent and other similar items to the extent revenues from operations are insufficient for such purposes. Additionally, these proceeds may be used to acquire the assets or operations of other companies which would supplement the growth of the Company.

    The amounts set forth above are the Company's best estimates only, based upon the Company's business plan and certain assumptions regarding general economic and industry conditions and the Company's anticipated future revenue and expenditures, and merely indicate the proposed use of proceeds. The foregoing represent estimates only, and the actual amounts expended by the Company for these purposes and the timing of such expenditures will depend on numerous factors. The Company may use a portion of the net proceeds to acquire businesses or companies complementary to the Company's business, although the Company currently has no specific plans or commitments to acquire any business or companies other than certain assets owned by Fifth Dimension. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade obligations and federally insured certificates of deposit.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock. The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend on, among other things, future earnings, operations, capital requirements, the general financial condition of the Company, general business conditions and contractual restrictions on payment of dividends, if any.

                                    DILUTION

    The difference between the Offering price per share of Common Stock and the adjusted pro forma net tangible book value per share after giving effect to this Offering and the Fifth Dimension assets acquisition constitutes the dilution to investors in this Offering. Adjusted net tangible book value per share is determined by dividing the adjusted pro forma net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding. All numbers included herein do not give effect to the conversion or exercise of any convertible securities or options outstanding or being sold hereby.


    As of June 30, 1997, the net tangible book value of the Company was $1,017,144, or $.24 per share of Common Stock (based on 4,207,511 shares outstanding, including 15,000 shares of Preferred Stock converted to Common Stock). After giving effect to the sale by the Company of the 1,500,000 shares of Common Stock offered by it hereby and the receipt of estimated net proceeds to the Company of $6,601,250 (after deducting underwriting discounts and estimated expenses of this offering), the net tangible book value of the Company will be $7,618,394, or $1.33 per share. This represents an immediate increase in the net tangible book value of $1.09 (or 454%) per share to shareholders at June 30, 1997, and an immediate decrease in value of $3.92 per share (or 74.6%) to investors in this Offering. After giving effect to the Fifth Dimension Assets Acquisition, the net tangible book value of the Company will be $4,378,660, or $.67 per share. The following table illustrates the foregoing dilution to the investors on a per share basis:



Offering price per share...............................................................             $    5.25
Pro forma net tangible book value per share before Offering............................  $     .24
Increase per share attributable to new investors.......................................  $    1.09
                                                                                         ---------
Pro forma net tangible book value per share after Offering.............................             $    1.33
                                                                                                    ---------
Dilution per share to new investors....................................................             $    3.92
                                                                                                    ---------
                                                                                                    ---------
Pro forma net tangible value per share after Fifth Dimension assets acquisition........             $     .67
                                                                                                    ---------
Dilution per share to new investors following Fifth Dimension assets acquisition.......             $    4.58
                                                                                                    ---------
                                                                                                    ---------


    To the extent outstanding options and Warrants are exercised, further dilution to new investors in this Offering may result.

    The following table sets forth, on an unaudited pro forma basis as of June 30, 1997, the differences in the total consideration and the average price per share of Common Stock paid by the Company's existing shareholders, investors in this Offering, and the Fifth Dimension sellers:


                                                                                        TOTAL CONSIDERATION
                                                       SHARES PURCHASED               ------------------------
                                          ------------------------------------------                 AVERAGE
                                                            APPROX.                     APPROX.     PRICE PER
                                              NUMBER        PERCENT       AMOUNT        PERCENT       SHARE
                                          --------------  -----------  -------------  -----------  -----------
Preferred Conversion....................       15,000           0.2%   $      85,000        0.6%    $    5.67
Existing Shareholders(1)................    4,192,511          64.0        1,695,937       12.2          0.41
New Investors...........................    1,500,000(2)       23.0        7,875,000       56.9          5.25
Fifth Dimension Sellers.................      840,000          12.8        4,200,000       30.3          5.00
                                          --------------      -----    -------------      -----         -----
  Total.................................    6,547,511         100.0%   $  13,855,937      100.0%    $    2.12
                                          --------------      -----    -------------      -----         -----
                                          --------------      -----    -------------      -----         -----


------------------------


(1) Excludes 835,666 shares of Common Stock reserved for issuance upon exercise of outstanding warrants; excludes 150,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrant. See "UNDERWRITING." The Quarto warrant to purchase up to 400,000 shares of the Company's Common Stock will be adjusted depending on the price of the shares offered hereby and the value of the shares of Common Stock issued to Fifth Dimension sellers as part of the Fifth Dimension Assets Acquisition. These adjustments will result in Quarto owning a warrant to purchase 480,000 shares of the Company's restricted common stock for $5.00 per share. See "RISK FACTORS--Quarto Warrant" and "BUSINESS."


(2) Excludes up to 225,000 shares of Common Stock that may be sold by the Managing Underwriter upon exercise of its Overallotment Option. See "UNDERWRITING."

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of June 30, 1997 (i) on an actual basis; (ii) on a pro forma basis as adjusted to give effect to the sale of the 1,500,000 shares of Common Stock offered hereby at an assumed price of $5.25 per share, and the application of the net proceeds therefrom as described under "USE OF PROCEEDS," including completion of the Fifth Dimension assets acquisition. This table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.



                                                                                                JUNE 30,
                                                                                       ---------------------------
                                                                                                          AS
                                                                                           1997       ADJUSTED(2)
                                                                                       ------------  -------------
Long-term obligations, excluding current portion.....................................  $     10,848  $   1,010,848
Shareholders' equity (deficit):
  Common Stock, $.0001 par value, 50,000,000 shares authorized, 4,192,511 shares
    issued and outstanding(1)........................................................           419       --
  Common Stock, $.0001 par value, 50,000,000 shares authorized, 6,547,511 shares
    issued and outstanding...........................................................       --                 655
  Series A and B Preferred Stock, $.10 par value, 5,000,000 shares authorized, 15,000
    shares issued and outstanding....................................................         1,500              0
  Additional paid-in capital(2)......................................................     1,779,018     12,581,532
  Accumulated deficit................................................................      (763,793)      (763,793)
                                                                                       ------------  -------------
  Total shareholders' equity.........................................................     1,017,144     11,818,394
                                                                                       ------------  -------------
  Total capitalization...............................................................  $  1,027,992  $  12,829,242
                                                                                       ------------  -------------
                                                                                       ------------  -------------


------------------------


(1) Based upon shares issued and outstanding as of June 30, 1997. Does not include 948,197 shares of Common Stock reserved for issuance upon exercise of warrants, excluding the Underwriter's Warrant, or any adjustments thereto.



(2) The "As Adjusted" calculations are net of underwriting discounts and other expenses of this Offering estimated to total $1,273,750.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    New Frontier Media, Inc. ("NOOF" or the "Company") is a holding company with three wholly-owned subsidiaries and one majority-owned subsidiary: Colorado Satellite Broadcasting, Inc. ("CSB"); DaViD Entertainment, Inc. ("DaViD"); Boulder Interactive Group, Inc. d/b/a Inroads Interactive ("Inroads"); and Fuzzy Entertainment, Inc. d/b/a Insight Editions ("In-Sight").


    Management has formed CSB to acquire certain assets of Fifth Dimension and, if the assets acquisition is completed, CSB will operate the Company's subscription-based and transaction-based television networks. Upon completion of this Offering and the Fifth Dimension Assets Acquisition, CSB will own, operate and distribute the leading three C-band adult programming networks: EXXXTASY, TRUE BLUE, and EXOTICA, collectively referred to hereinafter as the Exxxtasy Networks. DaViD is in the business of acquiring content rights to existing adult and unrated motion picture titles for distribution on laserdisc and digital versatile disc ("DVD"). DaViD currently owns content rights to approximately 500 unrated and adult motion picture titles. Inroads is a CD-ROM software publishing company, designing and developing CD-ROM titles and licensing third party-developed titles. In-Sight acquires, produces, and distributes fine art images and decorative posters.


RESULTS OF OPERATIONS

    NEW FRONTIER MEDIA, INC.

    The following table sets forth selected operating data for the periods and upon the basis indicated:


                                                                               THREE MONTHS ENDED JUNE
                                                      YEAR ENDED MARCH 31,               30,
                                                   --------------------------  ------------------------
                                                       1997          1996         1997         1996
                                                   ------------  ------------  -----------  -----------
Sales, net.......................................  $  2,515,802  $  2,565,671  $   479,330  $   625,094
Cost of Sales....................................  $  2,217,812  $  1,843,765  $   451,783  $   521,525
                                                   ------------  ------------  -----------  -----------
Gross Profit.....................................  $    297,990  $    721,906  $    27,547  $   103,569
Total Operating Expenses.........................  $    931,342  $    807,661  $   277,112  $   165,286
Other Income (Expense)...........................  $    182,516  $     91,032  $    23,772  $    50,720
                                                   ------------  ------------  -----------  -----------
Net Income (Loss) Before Income Taxes and
  Minority Interest..............................  $   (450,836) $      5,277  $  (225,793) $   (10,997)
Income Taxes.....................................       --       $    (12,147)     --       $    (2,454)
Minority Interest in Loss of Subsidiary..........  $     64,806       --       $    21,808      --
                                                   ------------  ------------  -----------  -----------
Net Income (Loss)................................  $   (386,030) $     (6,870) $  (203,985) $   (13,451)
                                                   ------------  ------------  -----------  -----------
                                                   ------------  ------------  -----------  -----------



IMPENDING ACCOUNTING CHANGES



    The Financial Accounting Standards Board released statement #128, "Earnings per share," which will be effective for all financial reporting periods subsequent to December 15, 1997. This statement establishes standards for computing and presenting earnings per share (EPS) and replaces the current presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution from common stock equivalents (potential common stock) while diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.

    In addition, the Financial Accounting Standards Board released statement #131 "Disclosures about Segments of an Enterprise and Related Information" which will be effective for all financial reporting periods subsequent to December 15, 1997. This statement requires the reporting of certain information about operating segments. The following table reflects certain information as promulgated by the statement:



                                                                                      ELIMINATIONS
                                            DAVID         BOULDER         FUZZY            OF
                          NEW FRONTIER  ENTERTAINMENT,  INTERACTIVE   ENTERTAINMENT,  INTERCOMPANY
                          MEDIA, INC.        INC.       GROUP, INC.        INC.          AMOUNTS        TOTALS
                          ------------  --------------  ------------  --------------  -------------  ------------
Net Sales...............   $      400    $  2,211,388   $    290,994   $     13,020    $   --        $  2,515,802
Other Income (loss).....       (5,882)            800        187,598        --             --             182,516
Net Income (loss).......     (245,779)        141,736       (212,905)       (69,802)       --            (386,030)
Segment assets..........      497,766         535,132      1,432,541        166,069       (445,037)     2,186,471
                          ------------  --------------  ------------  --------------  -------------  ------------
Segment liabilities.....      381,947         178,945        321,744        232,757       (445,037)       670,256


THREE MONTHS ENDED JUNE 30, 1997 COMPARED WITH THREE MONTHS ENDED JUNE 30, 1996

    NEW FRONTIER MEDIA, INC. (THE "COMPANY")

    The Company functions as a holding company for its subsidiaries, and as such generates no independent income. The Company incurs administrative expenses relating to operation of its subsidiaries, particularly concerning market making, public relations, and investment banking activities. The Company incurs expenses related to operation of the Company and its subsidiaries as a public entity, such as legal, accounting, and public relations costs.


    For the three-month period ended June 30, 1997, the Company reported no income, and total operating expenses of $121,904, compared with total operating expenses of $62,355 for the same period the prior year. This increase of $59,549 for the period was directly attributable to increases in legal fees (from $2,494 for the period in 1996 to $27,401 for the same period in 1997), public/investor relations ($0 in 1996 compared to $33,055 in 1997), and travel and lodging expenses ($2,587 in 1996 compared to $17,361 in 1997). These expenses increased primarily due to the Fifth Dimension transaction, and the undertaking of the Offering by the Company.


    DAVID ENTERTAINMENT, INC. ("DAVID")

    DaViD reported sales of $390,794 for the three-month period ended June 30, 1997, compared with $634,879 for the same period the prior year. Management attributes this decrease to DaViD's move from exclusively LaserDisc content and distribution to a primary emphasis on the DVD market. Total operating expenses remained constant ($123,835 for the three-month period in 1997 compared to $116,817 for the same period the prior year). DaViD reported a net loss of $14,050 for the period, compared to a net profit of $93,650 for the same period the prior year.

    BOULDER INTERACTIVE GROUP, INC. D/B/A INROADS INTERACTIVE ("INROADS")

    Inroads reported sales of $99,250 for the three-month period ended June 30, 1997, up from $53,764 for the same period the prior year. Management attributes this sales growth to the introduction of new titles to the market, as a result of the strategic alliance with Quarto. Inroads' total operating expenses for the period increased to $145,777, up from $108,434 for the same period the prior year, as Inroads hired more personnel and incurred development expenses relating to commercial exploitation of the Quarto titles. Inroads' net loss for the period, $50,855, was slightly larger than the net loss of $42,372 for the same period the prior year.

    FUZZY ENTERTAINMENT, INC. D/B/A IN-SIGHT EDITIONS ("IN-SIGHT")


    In-Sight reported total revenue of $1,987 for the quarter ended June 30, 1997, along with operating expenses of $10,661 and a net loss of $9,828. The Company is not currently allocating significant resources to In-Sight.


COMPARISON OF YEARS ENDED MARCH 31, 1997 AND 1996

    NEW FRONTIER MEDIA, INC.


    The Company's total revenue for 1997 was $2,515,802, down $49,869 (1.9%) from 1996. Cost of sales increased to $2,217,812 from $1,843,765 the prior year, resulting in a $423,916 (58.7%) decrease in gross profit for the fiscal year ended March 31, 1997 from the same period the prior year. The small decrease in total revenue for 1997, as compared with 1996, is directly attributable to the normal new product development and introduction timeline experienced by Inroads as it develops and commercially exploits new titles under the agreement with Quarto. Total operating expenses increased $148,997 (19.0%), from $782,345 for the year ended March 31, 1996 to $931,342 for the year ended March 31, 1997, resulting in a net loss from operations of $450,836 for the fiscal year ended March 31, 1997. This increase was also due to Inroads beginning to develop and commercially exploit Quarto-based titles. In particular, Inroads dedicated significant resources to developing the IN FOCUS and CIGAR COMPANION titles, both of which were released after the end of the fiscal year. Operating expenses for NOOF and Inroads remained relatively constant for the year ($277,600 and $510,715, respectively), while operating expenses for DaViD increased to $71,216, from $6,801 for the same period the prior year (see Management's discussion concerning Inroads and DaViD, below). NOOF performs many administrative functions for Inroads, DaViD, and Fuzzy, and generates little or no revenue separately. As a result, NOOF reported total revenue of $400, total operating expenses of $277,600, and a net loss from operations of $277,200 for the fiscal year ended March 31, 1997, compared with a net loss from operations of $206,858 for the same period the prior year. Management attributes the higher net loss for the year ended March 31, 1997 to increased travel and lodging expenses, office expenses, employee benefits (health plan), and rent expense. NOOF will continue to show net operating losses in the future, as it continues to function as the administrative holding company for its subsidiaries.


    DAVID

    DaViD is a wholly-owned subsidiary of the Company. DaViD reported a $618,532 (38.8%) increase in revenue for the fiscal year ended March 31, 1997, to $2,211,388 from $1,592,856 for the same period the prior year; however, revenue and other financial results for DaviD for the fiscal year ended March 31, 1996 represent only six months' of operations for that year. DaViD reported total cost of sales of $1,961,933, operating expenses of $71,216, and pre-tax earnings of $179,039 for the year ended March 31, 1997, compared with total cost of sales of $1,215,543, operating expenses of $6,801, and pre-tax profit of $353,895 for the same period the prior year. Management attributes the higher operating expenses for the year ended March 31, 1997 to increased legal costs, printing costs, and distribution expenses being allocated away from cost of sales to operating expense. Management anticipates revenue growth from DaViD, as Digital Versatile Disc technology advances in 1997 and 1998.

    INROADS

    In September, 1996, the Company sold 30 percent of its interest in Inroads to Quarto Holdings, Inc. ("Quarto") for $1,250,000 in cash and $525,000 worth of digital material. For accounting purposes, the digital material is valued at $0. Inroads also acquired the rights to develop and commercially exploit Quarto materials in digital formats as a result of this transaction. Since the date of the Quarto transaction, Inroads has allocated significant corporate resources to identifying, developing, and commercially exploiting its first Quarto-based products. Inroads reported total revenue of $290,994 for the fiscal year ended March 31, 1997, compared with $971,370 for the same period the prior year. Management attributes this

70 percent revenue decline to several factors, including diversion of the Inroads resources to the Ralston Purina project, normal delays in developing products under the Quarto agreement, and Inroad's evolving market focus from "edutainment" products to alternative and specialty products. See "BUSINESS." In addition, management attributes lower revenue figures to the underperformance of its distributors, and the transition of Inroads distribution strategy away from software retail outlets and toward direct sales.


    Inroad's latest CD-ROM products are targeted at enthusiasts and hobbyists, primarily as a result of the titles that Inroads is developing and commercially exploiting under the Quarto agreement. The Company is currently engaged in a dispute with Quarto. See "BUSINESS--Legal Proceedings." Inroads dedicated a major portion of its resources over the past several months to development of its CIGAR COMPANION interactive CD-ROM, which was released to the market on July 1, 1997. Management believes that Inroads and the Company will realize revenues from CIGAR COMPANION, based upon the surging popularity of cigars and cigar-related products in the United States. Cigar Afficianado magazine reports that in the first quarter of 1997, consumers in the United States purchased over 500 million cigars, a 96 percent increase over 1996 and a 300 percent increase over 1995.


    In addition to CIGAR COMPANION, Inroads has developed and recently released a photography CD-ROM, IN FOCUS, THE GUIDE TO BETTER PHOTOGRAPHY, utilizing the material acquired from Quarto. Inroads recently signed agreements for distribution of IN FOCUS in Spain and Italy. IN FOCUS is co-branded by Olympus America, which includes a free roll of film from Kodak for every person who registers the IN FOCUS software with Inroads.

    Inroad's MULTIMEDIA GUNS CD-ROM title was listed as the 17th-highest selling software title on PC DATA's top-selling software list for April, 1997. MULTIMEDIA GUNS reached number 15 on the PC DATA list for June, 1997. Currently, Inroads only sells the MULTIMEDIA GUNS title through Wal-Mart at full retail. Due to the success of MULTIMEDIA GUNS in this limited distribution channel, CompUSA has agreed to carry the title. Management of Inroads anticipates sales of MULTIMEDIA GUNS by CompUSA to meet or exceed sales of the title at Wal-Mart.


    The Company is currently engaged in a dispute with Quarto. See "BUSINESS--Legal Proceedings."



    IN-SIGHT



    The Company capitalized In-Sight in November and December, 1996. In-Sight reported total revenue of $13,020, cost of goods of $10,290, operating expenses of $71,812, and a net loss of $69,082 for the fiscal year ended March 31, 1997. In-Sight has not yet transitioned into the fully-operational stage. Most of In-Sight's operating expenses were attributable to consulting expense of $40,187. Management does not believe In-Sight will be a significant part of the Company's business in the future.


    COLORADO SATELLITE BROADCASTING, INC. ("CSB")

    CSB is a wholly-owned subsidiary of the Company, formed to acquire the Fifth Dimension assets and to operate and distribute the programming networks to be acquired. Results of operations from the Fifth Dimension assets to be acquired is discussed at Fifth Dimension Assets, below.

FIFTH DIMENSION ASSETS


    The combined statements of income and retained earnings for Fifth Dimension (Barbados) Inc., 1043133 Ontario Inc., and Merlin Sierra Inc. for the fiscal year ended March 31, 1997 and 1996, and for the three-month period ended June 30, 1997 and 1996 follow (in U.S. dollars):


                                                       THREE MONTHS   THREE MONTHS
                                                        ENDED JUNE     ENDED JUNE     YEAR ENDED     YEAR ENDED
                                                            30,            30,         MARCH 31,      MARCH 31,
                                                           1997           1996           1997           1996
                                                       -------------  -------------  -------------  -------------
                                                               (UNAUDITED)                    (AUDITED)
Sales................................................   $ 3,041,068    $ 3,573,571   $  15,044,139  $  12,223,731
Cost of Sales........................................     1,904,646      2,236,915       9,560,847      6,317,438
                                                       -------------  -------------  -------------  -------------
Gross Profit.........................................     1,136,422      1,336,656       5,483,292      5,906,293
Expenses.............................................       822,327      1,103,317       4,264,144      3,898,653
                                                       -------------  -------------  -------------  -------------
Net income from operations...........................       314,095        233,339       1,219,148      2,007,640
Loss on investment in Shares.........................       --             220,000         220,000       --
                                                       -------------  -------------  -------------  -------------
                                                            314,095         13,339         999,148      2,007,640
                                                       -------------  -------------  -------------  -------------
Provision for (recovery of) income taxes
  Current............................................        20,000        --               30,350       (113,563)
  Deferred...........................................       --            (574,980)         71,500        (71,500)
                                                       -------------  -------------  -------------  -------------
                                                             20,000       (574,980)        101,850       (185,063)
                                                       -------------  -------------  -------------  -------------
Net Income for the period............................       294,095        588,319         897,298      2,192,703
Retained Earnings (Deficit) beginning of period......     2,308,758      1,556,388       1,556,388       (636,315)
                                                       -------------  -------------  -------------  -------------
                                                          2,602,853      2,144,707       2,453,686      1,556,388
Dividends paid.......................................       --             --              144,928       --
                                                       -------------  -------------  -------------  -------------
Retained Earnings end of period......................   $ 2,602,853    $ 2,144,707   $   2,308,758  $   1,556,388
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

    Management of the Company did not direct the operations of Fifth Dimension or its subsidiaries during the periods reported upon, and have prepared this discussion of financial condition based upon extensive interviews with management of those companies and review of the audited and unaudited financial statements for those companies. "Fifth Dimension," as used herein, refers to Fifth Dimension (Barbados) Inc., 1043133 Ontario Inc., and Merlin Sierra Inc.

    For the three-month period ended June 30, 1997, Fifth Dimension reported sales of $3,041,068, compared with $3,573,571 for the same period the prior year. Cost of sales remained constant as a percentage of sales at 62.6%; however, Fifth Dimension reduced expenses to $822,327 (27.0% of sales) for the three-month period ended June 30, 1997, compared with $1,103,317 (30.9% of sales) for the same period in 1996. This resulted in an increase in net income from operations of $80,756 (34.6%) for the quarter ended June 30, 1997 ($314,095) compared with the same quarter the prior year ($233,339). Fifth Dimension's net income for the quarter ended June 30, 1997 was $294,095, down from $588,319 for the same period the prior year; however, $574,980 of the net income for the quarter ended June 30, 1996 was attributable to recovery of income taxes. Without provision for recovery of income taxes, Fifth Dimension's net income for the quarter ended June 30, 1996 was $13,339, compared to $314,095 (an increase of $300,756) for the same period in 1997.


    Fifth Dimension's sales increased $2,810,408 (23.0%) to $15,044,139 for the fiscal year ended March 31, 1997, from $12,223,731 for the prior year. This increase was due to continued expansion of Fifth Dimension's subscriber-based adult network programming. There was a significant increase in cost of sales for the year ended March 31, 1997, up $3,243,409 (51.3%) to $9,560,847 from
$6,317,438 the prior year. Management of the Company attributes a majority of this increase in cost of sales to related party transactions, set forth in Note 6 to the Financial Statements. Management believes that it can reduce or eliminate future related party transactions, resulting in cost of sales approximating 55 percent of sales. Because of the large increase in cost of sales, and the smaller increase in expenses also associated with related party transactions, Fifth Dimension's net income from operations fell to $1,219,148 for the fiscal year ended March 31, 1997, a $788,492 (39.3%) drop from the same period the prior year. Fifth Dimension also suffered a one-time loss on investment shares of $220,000 for the fiscal year ended March 31, 1997. Fifth Dimension's net income for the year ended March 31, 1997 was $897,298, compared with $2,192,703 for the same period the prior year. Management of the Company attributes this decline in net income primarily to the related party transactions discussed in Note 6 to the Fifth Dimension Financial Statements, and the loss on investment shares. Fifth Dimension provided adjusted combined financial statements to reflect, among other things, reasonable adjustments to related party transactions and expenses that are not anticipated to reoccur in the future. Fifth Dimension reported adjusted pre-tax income of $2,755,297 for March 31, 1997. The Company evaluated certain non-recurring costs included in the operation of Fifth Dimension in arriving at the purchase price for the assets. The Company believes approximately $1,800,000 of expenses incurred by Fifth Dimension for the year ended March 31, 1997 will not recur in the future, including excess salaries and related-party payments of approximately $850,000, loss on investment shares of $220,000, certain legal fees of approximately $100,000, approximately $415,000 of costs for duplication of existing facilities and operations that the Company already has in place, and other non-recurring costs of approximately $215,000. Management of the Company relied on the adjusted pre-tax income in determining the purchase price for the Fifth Dimension assets. See "FINANCIAL STATEMENTS."


LIQUIDITY AND CAPITAL RESOURCES


    The Company's net increase in cash and certificates of deposit for the fiscal year ended March 31, 1997 was $810,864 (1,671.1%), up from $48,523 to
$859,387. This increase was primarily the result of the Company's sale of 30 percent of Inroads to Quarto for $1,250,000 cash, and digital material which for accounting purposes has been valued at $0. $841,568 of the Company's cash and cash equivalents are held in Inroad's bank accounts, and are restricted from transfer to or use by the Company or its other subsidiaries by the terms of the Quarto agreements. The Company had cash and cash equivalents of $1,384 at March 31, 1997. DaViD had cash and cash equivalents of $18,441 at March 31, 1997. Fuzzy had cash and cash equivalents of $(622) at March 31, 1997. The Company retains some operating revenue from its share of the net income of DaViD, and by assessing operating costs to its subsidiaries on a pro rata basis.



    Inroads and DaViD have recently suffered decreases in revenues and cash flow as they transition to different consumer markets and products. Since March 31, 1997, the Company's total current liabilities have increased approximately $575,000 (87%), primarily due to an increase in notes payable and accounts payable. During that same period, the Company reduced its bank credit line by approximately $170,000. On October 24, 1997, the Company obtained a $1 million unsecured, conditional (if the Company fails to obtain at least $1 million in alternate funding on or before December 31, 1997), revocable line of credit from a principal shareholder of the Company. The Company can draw against this line of credit under certain conditions beginning January 1, 1998, and for nine months thereafter. Completion of this offering and the subsequent completion of the Fifth Dimension asset acquisition will provide the Company with sufficient liquidity and capital to operate for the next 12 months.


BUSINESS DEVELOPMENT AND OUTLOOK

    CSB intends to continue to expand the subscription base of Fifth Dimension through advertising, marketing, and expansion of services to traditional cable television providers, while streamlining operations and cutting administrative and other costs. In addition, CSB is exploring the possibility of launching a soft-core adult network to compete with PLAYBOY CHANNEL and SPICE.

    Digital Versatile Disc ("DVD") Players are quickly becoming part of the consumer electronic landscape in the United States and abroad. Paul Kagan Associates, Inc. estimates that approximately 800,000 DVD players will be sold in the United States by the end of December, 1997 and that this figure will grow to 10 million by the year 2000. Management believes that the low replication price of DVD (and the correspondingly low retail price of titles on DVD) will result in a software to hardware purchase ratio of 5:1. Management expects that approximately 5 percent of the total forecasted 10 million units of DVD software sold in 1997, or 500,000 units, will be in the adult entertainment category. DaViD continues to acquire content rights to unrated and adult motion pictures, and to release an increasing number of titles per month, primarily on DVD. Management believes DaViD revenues and net income will continue to grow as DVD technology is introduced to the consumer market.

    Inroads continues to develop new CD-ROM products, and Management believes it has secured a source of future titles by virtue of the Quarto agreements. Although CD-ROM software publishing remains a highly competitive business, Management believes Inroads has begun to demonstrate an ability to create demand for its products through conventional (e.g., Wal-Mart and CompUSA) and alternative (e.g., Ralston Purina and Time Warner licensing agreements) retail channels.


    In-Sight is in the early development stages, and Management anticipates reaching break-even by March 31, 1998.


                 [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                    BUSINESS

HISTORY OF THE COMPANY


    New Frontier Media, Inc. was originally incorporated as Strategic Acquisitions, Inc. ("Strategic"), a "blank check" company, on February 23, 1988 in the State of Colorado.


    On September 7, 1989, Strategic completed a reverse acquisition of National Securities Network, Inc. ("NSN"), a privately-held Colorado corporation and registered securities broker-dealer. Strategic issued 470,016,000 restricted common shares to NSN shareholders, in exchange for all of the issued and outstanding NSN common stock. Shareholders also approved a change of Strategic's name to National Securities Holding Corporation ("NSHC"). NSHC continued in operation as a broker-dealer until October 8, 1990, when it ceased operations and sold its remaining broker-dealer business to Tamarron Investments, Inc., a Colorado broker-dealer. NSHC had no operations between October 8, 1990 and September 15, 1995.

    On September 15, 1995, NSHC consummated the acquisition of New Frontier Media, Inc. in a stock-for-stock exchange. NSHC first effected a 2,034.66:1 reverse split of all 569,706,000 NSHC Common Shares issued and outstanding, resulting in 280,000 NSHC Common Shares issued and outstanding prior to the New Frontier acquisition. NSHC shareholders also approved a change of the Company's name to New Frontier Media, Inc. Currently, the Company has 4,207,511 Common Shares and 0 Preferred Shares issued and outstanding. The Company is authorized to issue a total of 50,000,000 Common Shares, par value $.0001 per share, and 5,000,000 Preferred Shares, par value $.10 per share.


    All of the Company's current revenues are derived through its subsidiaries:
Boulder Interactive Group, Inc. d/b/a Inroads Interactive ("Inroads"); DaViD Entertainment, Inc. ("DaViD"); and Fuzzy Entertainment, Inc. d/b/a Insight Editions ("In-Sight"). The Company anticipates deriving significant revenue from its fourth subsidiary, Colorado Satellite Broadcasting, Inc. ("CSB") upon completion of the Fifth Dimension Assets Acquisition. There can be no assurance that the Company will be able to derive significant, or any, revenues from CSB. The Company's offices are located at 1050 Walnut Street, Suite 301, Boulder, Colorado 80302. The telephone number is (303) 444-0632.


OVERVIEW


    New Frontier Media, Inc. (the "Company") is a diversified publishing holding company, doing business through its subsidiaries: CSB, DaVid, Inroads, and In-Sight. The Company is currently engaged in three primary businesses: (i) reference CD-ROM publishing; (ii) acquisition and distribution of unrated and adult feature films in video disc formats; and, (iii) fine art and decorative art poster publishing and distribution. Assuming successful completion of the Fifth Dimension Assets Acquisition, the Company (through CSB) will be involved in subscription-based and transaction-based television programming, particularly the provision of adult entertainment programming to C-band satellite markets. The Company's focus is to acquire high-quality content which can be distributed by the Company and exploited through a wide variety of media. A portion of the Company's CD-ROM sales are handled through Broderbund Software, Inc.


FIFTH DIMENSION ASSETS ACQUISITION


    The Company has entered into agreements to acquire certain assets relating to the subscription-based and transaction-based adult television networks of Fifth Dimension.



    The assets to be acquired from Fifth Dimension include but are not limited to:



    (a) any and all trademarks, proprietary rights and other intellectual property rights owned by Fifth Dimension and associated with the Adult Movies Business. These include but are not necessarily limited to trade names, trademarks and/or service marks and any goodwill associated with such trade names, trademarks and/or service marks;



    (b) any and all rights Fifth Dimension may have in adult programming in any format (including master tapes) of feature length films and other films and programming, interstitial or otherwise, that contain motion picture material that is nonrated or X-rated and whose main theme embodies nudity and/or sexually explicit material between consenting adults, and all promotional materials and programming related thereto;



    (c) all subscriptions for the Adult Movies Business services as of the date of closing, including all subscriber lists, past and present, and any other marketing data related thereto, in the possession of Fifth Dimension;



    (d) a complete list of all advertisers, marketing partners and vendors used by Fifth Dimension in relation to the Adult Movies business and related services, with contact names, mailing addresses, and phone and fax numbers;



    (e) all rights, title and interest Fifth Dimension may have in 1-800 phone numbers used for the Adult Movies Business and related services and in any World Wide Web address and websites used in the Adult Movies Business;



    (f) all rights, title and interests in any permits, licenses, franchises, consents or authorizations issued by, and all registrations and filings with, any government agency solely in connection with the Adult Movies Business of Fifth Dimension, whenever issued or filed, (including but not limited to any permits or licenses from the Canadian Radio-Television and Telecommunications Commission and any permits or licenses from the Federal Communications Commission) excepting only those which by law are non-transferable or those which have expired.



    CSB is the Company's wholly-owned subsidiary that will operate the subscription-based and transaction-based television networks to be acquired from Fifth Dimension. A substantial portion of the proceeds from this Offering will be used to complete the Fifth Dimension transaction. See "USE OF PROCEEDS" and "BUSINESS--Fifth Dimension Assets Acquisition."



    Fifth Dimension is a leading provider of subscriber-based premium television channels (hereinafter "premium channels" or "pay television") and transaction-based television networks ("pay-per-view"). Fifth Dimension owns, operates and distributes the three leading C-band adult programming networks, and is a leading provider of explicit adult programming via direct to home ("DTH") C-band satellite. Pursuant to the terms of the Asset Purchase Agreements between the Company and Fifth Dimension, the Company will acquire certain assets from Fifth Dimension, including the satellite uplink facility equipment, call center facility equipment, satellite transponder subleases, film inventories, intangible assets (including trade names, trademarks, service marks, copyrights, mask work rights, licenses, brand names, trade secrets, trade dress, technical know-how, good will, and other intangibles), subscriber base and lists, vendor lists, books and records, permits and licenses, and all other property of Fifth Dimension used in connection with Fifth Dimension's adult programming business. The Company will enter into an Uplink Management Services Agreement and a Call Center Interim Services Agreement with Fifth Dimension, pursuant to which Fifth Dimension will operate, maintain, manage, and sustain the satellite uplink facility and will receive and process subscriber calls until the Call Center can be relocated to the Denver, Colorado metropolitan area. See "BUSINESS."



    The assets to be acquired from Fifth Dimension generated sales of $15,044,139 and pre-tax income of $999,148 (pre-tax income, as adjusted for non-recurring expenses and related party transactions, would have been $2,755,297) for the year ended March 31, 1997. The Company has agreed to acquire certain Fifth Dimension assets for a total purchase price of $8,700,000, consisting of $3,500,000 in cash, Common Stock of the Company valued at $4,200,000, and a promissory note for $1,000,000. The Company evaluated certain non-recurring costs included in the operation of Fifth Dimension in arriving at the purchase price for the assets. The Company believes approximately $1,800,000 of expenses incurred by Fifth Dimension for the year ended March 31, 1997 will not recur in the future, including excess salaries and related-party payments of approximately $850,000, loss on investment shares of $220,000, certain legal fees of approximately $100,000, approximately $415,000 of costs for duplication of existing facilities and operations that the Company already has in place, and other non-recurring costs of approximately $215,000. Terms of the Asset Purchase Agreements provide that the Company will issue 840,000 shares of Common Stock to Fifth Dimension as part of the purchase price. The Company will also issue Fifth Dimension or its assignees warrants to purchase up to an additional 400,000 shares of the Company's Common Stock at $5.00 per share, all pursuant to the terms of the Asset Purchase Agreements and the Warrant Agreement. See "BUSINESS--Fifth Dimension Assets Acquisition." The Company has also agreed to pay Fifth Dimension "formula profits" exceeding $2,000,000 for the first 12 months after closing. "Formula Profits" is defined in the Asset Purchase Agreements as the total revenue from operations minus actual operating costs. Maximum operating costs under this provision are limited to an amount not greater than 125% of the projected costs set forth in Schedule 2.1(f) to the Asset Purchase Agreements. Schedule 2.1(f) details projected costs of $12,294,444, and maximum operating costs of $15,368,055.



    The Company believes it can enhance shareholder value by:



    - Integrating the Fifth Dimension Assets into the Company via CSB, which is currently a shell corporation;



    - Substantially reducing operating costs associated with the Fifth Dimension assets by moving the Call Center to Denver, Colorado;



    - Eliminating related-party leases and payments that were previously made by Fifth Dimension;



    - Reducing licensing fees by combining the purchasing power of DaViD and CSB; and



    - Utilizing personnel of Inroads to implement simultaneous "web casting" of CSB programming via the Internet.



    In the asset purchase agreements, Fifth Dimension has agreed to indemnify, defend, and hold harmless the Company against claims and losses that "arise, result from or relate to any breach of, or failure by [Fifth Dimension] to perform, any of [its] representations, warranties, covenants or agreements..." under the agreements. The asset purchase agreements do not contain standard cross-indemnification language particularly relating to claims, losses, costs, damages, and liabilities that may arise after closing as a result of acts that occurred prior to closing. The Company intends to acquire the Fifth Dimension assets and operate the adult satellite network business through its wholly-owned subsidiary CSB. A significant portion of the net proceeds from this offering are allocated to this transaction. See "USE OF PROCEEDS." The Company, through CSB, intends to operate its television network business in much the same way that Fifth Dimension is currently operating its network business.


OVERVIEW--ADULT ENTERTAINMENT INDUSTRY

    Despite nearly two decades of intense political campaigning against adult entertainment, consumer purchases of adult entertainment have increased dramatically. Adult Video News, an adult entertainment industry trade publication, estimated the number of explicit adult video rentals rose from 75 million in 1985, to 490 million in 1992, and finally to an all-time high 665 million in 1996. Adult Video News reported that Americans spent more than $8 billion in 1996 on all forms of sexually explicit materials.

    During the 1980s, the availability of adult movies on videocassette and on cable television helped to legitimize the consumption of explicit material by putting it in the home setting. The result, in the opinion of Management, has been the legitimization of industry products by other businesses not traditionally associated with the adult entertainment industry. Video stores (video rentals), long distance telephone carriers (adult conversation lines, internet adult services), satellite providers (transponder leases, adult networks), cable companies (adult channels and networks), hotel chains (soft-porn movies), and even mutual funds (investments in publicly-traded adult entertainment companies) earn significant returns by supplying or investing in adult entertainment either directly or indirectly.

    The distribution of sexually explicit material is intensely competitive. Hundreds of companies now produce and distribute films to wholesalers and retailers, as well as directly to the consumer. The low cost of videotape and the introduction of low cost video tape recorders, along with the minimal production budgets of many adult films, has resulted in much lower barriers to entry in the adult entertainment industry. The availability of adult films on videocassette has virtually destroyed the adult theatre business.


    The inclusion of "soft core" material routinely available on a variety of cable television networks reinforces consumer demand. Americans spent over $150 million on adult pay-per-view in 1996, according to a recent article in U.S. NEWS AND WORLD REPORT magazine (February 10, 1997). Cable companies such as Time Warner, TeleCommunications, Inc., and Continental Cablevision offer non-explicit services like the

PLAYBOY CHANNEL and SPICE. According to public documents, the PLAYBOY and SPICE channels generate as much as $200 million in revenue from cable and DTH satellite services. Both companies have launched overseas services.



    The adult entertainment industry continues to grow as technological advances allow easier and more private access to products. Most major hotel chains, including Marriott, Hyatt, and Hilton, offer in-room non-explicit adult programming through services such as SPECTRAVISION and ON COMMAND. The tremendous growth of the Internet, including chat rooms and web sites dedicated to adult entertainment, has resulted in millions of potential customers accessing these sites from the relative privacy of their personal computers. In a recent ruling, ACLU v. Reno, the Supreme Court struck down portions of the Communications Decency Act. Finally, telephone sex services continue to report record sales. Industry sources estimate that total revenues generated in the telephone sex business in 1996 exceeded $1 billion. Management believes that the adult entertainment industry in general, and the private viewing segment of that industry in particular, will continue to experience significant growth in the coming years, particularly as advances in technology allow more private and secure adult access to adult themed material.


OVERVIEW--FIFTH DIMENSION


    Fifth Dimension is a leading provider of subscriber-based premium television channels ("premium channels" or "pay television") and transaction-based television networks ("pay-per-view"). Fifth Dimension currently owns, operates, and distributes the three leading C-band adult programming networks: EXXXTASY, TRUE BLUE, and EXOTICA (collectively referred to hereinafter as the "Exxxtasy Networks"). Fifth Dimension, through the Exxxtasy Networks, is a leading provider of explicit adult programming via direct to home ("DTH") C-band satellite. To a lesser extent, Fifth Dimension provides its services through cable television and wireless cable television multiple system operators ("MSOs"). Fifth Dimension does not currently provide Ku-band (small dish or digital satellite) services. Fifth Dimension sells its network programming on a subscription basis and on a pay-per-view basis. Premium channel subscribers and pay-per-view subscribers have television set-top decoder boxes. They purchase block programming (e.g., one day, one month, one year), or single movies or events for a flat fee. As of March 31, 1997, the Exxxtasy Networks are available to an estimated 2.35 million C-band DTH subscribers, and approximately 20,000 MSO subscribers. The Exxxtasy Networks have distribution agreements with nearly every major distributor of C-band satellite programming in the United States.



    Fifth Dimension has been unable to significantly expand its Exxxtasy Networks distribution base primarily due to the refusal of MSOs and digital satellite companies to carry explicit adult programming. CSB intends to launch a branded, non-explicit service to compete with PLAYBOY CHANNEL and SPICE, the two leading MSO and digital satellite adult networks. The Company has allocated a small portion of the net proceeds from this Offering to continue evaluation of the costs and timing of launching such a service. Management estimates a cost of over $2 million and a timeframe of 12 to 24 months to launch a branded soft-core adult network. In all likelihood, the Company would be required to seek additional financing to fund this project. Fifth Dimension aggressively promotes its networks' brand names with bold logotypes and high-quality interstitial programming between feature films and special programming. The Exxxtasy Networks also offer home shopping programming between feature film and special programming, featuring adult theme products. The Exxxtasy Networks sell air time to third parties who provide adult-oriented entertainment and information through pay-per-call telephone lines.



    EXXXTASY, TRUE BLUE, and EXOTICA each features approximately 36 movie titles per week, or 100 to 150 movies each month, with at least 15 first-time exhibitions per month. There is no cross-over programming between channels. All channels are available 24 hours per day, featuring a mix of standard industry format 90 minute feature films and special 30- and 60-minute features and interviews. Staggered movie start times occur three times daily, allowing for maximum viewing flexibility. Currently, the Exxxtasy Networks deliver explicit adult programming exclusively.

    EXXXTASY (TELSTAR T-405, CHANNEL 19)


    EXXXTASY is the premium channel of the three channels that make up the Exxxtasy Networks. As of April 3, 1997, EXXXTASY had 43,355 subscribers. EXXXTASY offers a diverse programming mix within the adult genre, consisting of movies and specials that appeal to a wide variety of sexual preferences. Each day of the broadcast week is specially constructed to deliver the widest variety of sexually explicit programming in addition to special thematic segments and features. EXXXTASY is available on an all-day pay-per-view basis ($6.95), as well as periodic 1-month ($21.95), 3-month ($53.95), 6-month ($89.95), and
1-year ($149.95) subscriptions. Exxxtasy Networks does not allow refunds, and services may be exchanged on an equal basis only. CSB does not intend to alter the name, format or subscription structure of EXXXTASY, following completion of the Fifth Dimension assets acquisition.


    TRUE BLUE (TELSTAR T-405, CHANNEL 05)


    TRUE BLUE is the budget service in the Exxxtasy Networks family. As of April 3, 1997, TRUE BLUE had 45,289 subscribers. TRUE BLUE is a leader in "classic" adult programming (professional titles more than 5 years old), and features a mix of amateur adult movies and classic adult feature films. "Amateur" movies are those typically produced by unpaid producers and actors, utilizing consumer-grade film, equipment, sets, etc. TRUE BLUE is available on an all-day pay-per-view basis ($6.95), as well as periodic 1-month ($15.95), 3-month ($39.95), 6-month ($67.95), and 1-year ($109.95) subscriptions. Exxxtasy Networks does not allow refunds, and services may be exchanged on an equal basis only. CSB does not intend to alter the name, format or subscription structure of TRUE BLUE, following completion of the Fifth Dimension assets acquisition.



    EXOTICA (TELSTAR T-405, CHANNEL 22)



    EXOTICA features a new movie every 90 minutes. As of April 3, 1997, EXOTICA had 38,442 subscribers. EXOTICA offers a mix of recent adult feature film hits, new adult features, European adult films, and classic adult features. EXOTICA is available on an all-day pay-per-view basis ($6.95), as well as periodic 1-month ($18.95), 3-month ($46.95), 6-month ($89.95), and 1-year ($139.95)
subscriptions. Exxxtasy Networks does not allow refunds, and services may be exchanged on an equal basis only. CSB does not intend to alter the name, format or subscription structure of EXOTICA, following completion of the Fifth Dimension asset acquisition.


GOVERNMENT REGULATION


    In 1996, the United States Congress passed the Telecommunications Act of 1996 (for this paragraph only, the "Act"), a comprehensive overhaul of the Federal Communications Act of 1934. Section 641 of the Act requires full audio and video scrambling of channels which are primarily dedicated to "sexually explicit" programming. If a multi-channel video programming distributor, including a cable television operator, cannot comply with the full scrambling requirement, then the channel must be blocked during the hours when children are likely to be watching television, i.e., from 6:00 a.m. to 10:00 p.m. Both non-explicit programming providers (such as Playboy, Inc.) and explicit programming providers (such as Exxxtasy Networks) feature "sexually explicit" programming within the contemplation of Section 641 of the Act. Although all adult programming companies fully scramble their signals for security purposes, several cable television MSOs lack the technical capability to fully scramble the audio portion of the signal. These cable systems would be required to block adult broadcasts between 6:00 a.m. and 10:00 p.m. Both Spice, Inc. and Playboy, Inc. predict that revenues from cable television distribution sources could be negatively affected by as much as 25% as a result of this provision, until new equipment can be installed. The Company should not be impacted by this provision, until and unless it decides to launch a non-explicit service to compete with SPICE and the PLAYBOY CHANNEL.


    The vast majority of Fifth Dimension's customers receive their broadcast signals from a fully secure, fully-scrambled distribution source. Section 641 of the Act should only affect the Company if it decides to pursue cable television MSOs as a source of distribution for its programming.

NETWORK PROGRAMMING



    All of the Exxxtasy Networks' broadcast programming is acquired from third party adult content studios. In most cases, Fifth Dimension pays a flat rate ranging from $200 to $2,000 for unlimited broadcast rights to a feature film for a specified period of time (usually one to three years). Fifth Dimension has established relationships with nearly all of the major adult movie studios, and purchases a wide variety of programming from each on a monthly basis. These studios send Betacam SP, 1" or 3/4" master tapes to a dubbing facility in Los Angeles, California. Dubbed copies of the programming are then forwarded to the uplink facility, where they are screened and edited, if necessary, for quality control purposes and to comply with running time requirements. CSB intends to enter into an agreement with a U.S.-based company to create interstitial programming (promotional segments, Network IDs, and movie trailers) for the Exxxtasy Networks, following completion of the Fifth Dimension assets acquisition.


NETWORK DELIVERY

    THE C-BAND SATELLITE BUSINESS


    There are currently approximately 2,300,000 C-band "big dish" satellite systems in place in the United States. These systems feature the larger diameter receivers. C-band systems, with their ability to scan different satellites, offer owners an enormous variety of programming, significantly more than any other service or delivery system (such as cable or digital satellite, which locks on only one satellite). C-band satellite owners incur no cable charges, premium channel costs (although this is changing, as premium providers have begun to scramble their signals), or program supplier fees. In the past several years, the market for C-band satellites has declined significantly, as small digital satellite services (Ku-band) have flourished. These 18-inch digital satellite dishes are much less expensive than the large C-band satellite hardware ($200 versus approximately $3,000 for C-band), are relatively easy to mount in unobtrusive locations, and offer digital channels. C-band satellite equipment is also negatively affected by stricter zoning regulations and covenant restrictions.



    Approximately 90,000 C-band system owners replaced their big dishes with the smaller Direct Broadcast Satellite ("DBS") dish systems in the last year, according to General Instruments Access Control Center. Management believes the C-band equipment base will remain in the 2,300,000 to 2,500,000 units range for the next several years.



    The introduction and rapid growth of the number of digital channels, due to introduction of DBS and reduced transponder costs, affects C-band satellite, which is broadcast in analog format. Management believes digital and analog formats will co-exist for several years, and that new technologies will allow C-band systems to receive digital channels. For example, General Instruments' new 4DTV technology enables C-band users to watch programming transmitted via DigiCipher II format. C-band continues to be the "work horse" of the satellite entertainment industry. Every major cable system in the United States is C-band based, delivering dozens of C-band channels to more than 65 million subscribers. Hundreds of government, corporate, education, and network broadcasters use C-band. C-band is also the preferred method of transmitting sports backhauls, satellite news gathering, international broadcasts, and syndicated program and wild feeds.


    Management believes that C-band also offers a more stable delivery source, particularly concerning satellite lifespan. Most satellites have a service life of approximately 15 years; however, when cosmic accidents occur, as in the case of the Telstar 401 in January, 1997, all channel occupants on that satellite must find immediate replacement residency. In the case of the Telstar 401, all channels were switched to other satellites that C-band customers could access within a matter of hours. DBS customers, who are locked on one satellite, could suffer significant delays in service if their satellite experienced a problem similar to the Telstar 401 accident. It is unlikely the DBS provider would be able to find an empty, viable "spare" satellite already in orbit to switch to. Such a switch would involve re-programming every DBS dish to the new satellite location. A more likely scenario would involve launch of a replacement satellite, which could take weeks or months.

    The future of C-band is, in the opinion of management, far less volatile. The gradual changeover from analog to digital satellites will proceed as the market dictates. This slow, deliberate change could take as long as 15 years to fully implement. In the meantime, the introduction of digital receivers in the C-band market can be expected.

    SATELLITE TRANSMISSION

    Fifth Dimension delivers its video programming to its C-band customers (and to a lesser extent to cable television customers) via satellite transmission. CSB intends to continue to deliver the Exxxtasy Networks via satellite, as the most efficient means of delivery available for point to multi-point distribution. Satellite delivery of video programming is accomplished as follows:

    Video programming is played directly from the uplink facility. The program signal is then scrambled (encrypted) so that the signal is unintelligible unless it is passed through the proper decoding devices. The signal is then transmitted (uplinked) by the earth station to a designated transponder on a communications satellite. The transponder receives the program signal uplinked by the earth station, amplifies the program signal and broadcasts (downlinks) it to satellite dishes located within the satellite's area of signal coverage. The signal coverage of the domestic satellite currently utilized by Fifth Dimension, and to be utilized by CSB, is the continental United States, Hawaii, portions of the Caribbean, Mexico, and Canada. Each transponder can retransmit one complete analog color television signal, together with associated audio and data sidebands.

    For cable systems, the scrambled signal received by the cable system's satellite dish is then descrambled. The cable system then rescrambles the signal using rescrambling technology that is compatible with the addressable set top decoders deployed in its system, and then distributes the signal throughout its cable system. The satellite receivers of DTH and Digital Satellite customers contain descrambling equipment. To offer pay-per-view services, the set top boxes or satellite receivers must have an electronic "address" and the cable system or satellite service provider must be able to remotely control each customer's set-top box or satellite receiver, and cause it to descramble the television signal for a specific period of time after the customer has made a purchase of a premium service or pay-per-view movie or event. The ability to control the scrambling and descrambling of a signal from a cable system's facilities is essential for marketing and delivery of pay-per-view programming services.

    TRANSPONDER AGREEMENTS


    In 1992, Fifth Dimension entered into contracts with AT&T's satellite division to lease four channels on Telstar 401. Fifth Dimension delivered Exxxtasy Network broadcasts utilizing Telstar 401 until January 11, 1997, when Telstar 401 experienced an irreversible equipment failure. Fifth Dimension immediately moved its transponders to AnikE2 (2) and Telstar 402R (2), and has delivered its Exxxtasy Networks programming since January, 1997 via these two satellites. Fifth Dimension has entered into an agreement to lease three transponders on Telstar 405, a new AT&T satellite that was placed in service in June, 1997. CSB will immediately benefit from the non-cancelable sublease agreement on the three transponder slots on the new Telstar 405 satellite. CSB plans to provide the three Exxxtasy Networks channels on the Telstar 405. Initially, the 24-hour "barker" or promotional channel will be available on GE1, a popular satellite with a broad-based entertainment and information programming lineup. Within 90 to 120 days after the Fifth Dimension Assets Acquisition, CSB intends to exchange its GE1 slot for a third slot on Telstar 405, and move the barker to Telstar 402R. This will enable CSB to promote the Exxxtasy Networks on the same satellite (Telstar 402R) where most competitors' services are offered.


    UPLINK FACILITY

    Fifth Dimension maintains a fully operational uplink facility in Ottawa, Canada, dedicated exclusively to the Exxxtasy Networks. An uplink facility is the means by which a video signal can be sent to a designated satellite transponder so that it can be broadcast back to the earth to reach a large geographic territory. The Ottawa uplink facility is equipped with the necessary satellite equipment, editing equipment, power supplies and other equipment necessary to provide 24-hour programming for its three networks, plus a barker channel. CSB intends to enter into a contract with Fifth Dimension, whereby Fifth Dimension will operate the uplink facility for a period of at least one year from the date of the Fifth Dimension assets acquisition.

    CALL SERVICE CENTER

    Fifth Dimension currently maintains a call service center in Ottawa, Canada. CSB intends to relocate the call service center to the Denver, Colorado metropolitan area. The call service center will employ approximately 30 part-time operators and 2 full-time managers. The call service center receives incoming calls from customers wishing to order network programming, or having questions about service or billing. The call service center is accessed from anywhere in the U.S. or Canada via a toll-free "800" number. It is equipped with approximately 30 work stations, each of which contains a networked computer work station, proprietary order processing software, and telephone equipment. These components are tied into a master switch which routes incoming calls and enables orders to be processed and subscriber information to be updated "on-line."


    The call service center is operational 24 hours each day, and staffed according to call traffic patterns which take into account time of day, day of the week, seasonal variances, holidays, and special promotions. Customers pay for their orders with credit cards, which are authorized and charged before the order is sent electronically to General Instrument's satellite operations facility in San Diego, California for processing. General Instrument receives the subscriber order and the subscriber's identification information, and sends a signal up to the appropriate satellite, which "unlocks" the service ordered for the applicable period of time.


COMPETITION

    The market for adult premium channel and pay-per-view programming is divided into two separate and distinct types of programming: explicit adult programming networks, and non-explicit programming networks. Explicit adult programming, like that offered by Exxxtasy Networks, consists of movies and other programming that contains sexually explicit film and video, and which is generally referred to as "X-rated" adult material. Non-explicit material is edited so as to be acceptable under the self-imposed guidelines of the cable television and digital satellite industries. Non-explicit programming, while generally not rated by the Motion Picture Association of America, would receive an "R" rating if submitted for review. The following table illustrates the Company's competitors in the explicit adult network industry:


                                       PRICE
NAME OF SERVICE   SUBSCRIBERS  (PPV ALL DAY; ANNUAL)   DISTRIBUTION              DESCRIPTION OF SERVICE
----------------  -----------  ---------------------  --------------  --------------------------------------------
Eurotica              30,000         $8.99;$129.99       C-band only  Emerald Media, Inc.'s explicit channel.
XXXCite                5,000          n/a;  $59.95       C-band only  Emerald Media, Inc.'s second explicit
                                                                      channel. Plays programming already aired on
                                                                      Eurotica.
X! Channel            24,000          $8.99/$59.95       C-band only  Owned by Emerald Media, Inc. Budget
                                                                      programming.
XXXPlore              40,000          $8.99/$59.95       C-band only  Emerald Media, Inc. Same programming as X!
                                                                      Channel.
Exxxtasy              43,355         $6.95/$149.95       C-band only  Premium Channel. High quality programming,
                                                                      high price.
True Blue             45,289         $6.95/$109.95       C-band only  Classic and Amateur programming. Budget
                                                                      priced.
Exotica               38,422         $6.95/$139.95       C-band only  Complementary high-quality film and video
                                                                      programming for Exxxtasy subs.


    EUROTICA/XXXCITE


    These are premium channels owned by Emerald Media, Inc. Spice licenses content for use by Emerald Media, Inc., sub-leases transponder slots to Emerald Media, Inc., and provides playback services for Emerald Media, Inc. Management believes Eurotica/XXXcite offer fewer movies per month than the Exxxtasy Networks.


    X! CHANNEL/XXXPLORE


    These channels are also owned by Emerald Media, Inc. This competitor offsets lower-quality programming by offering a low annual subscription rate ($59.95).



    The Company will face general competition from other forms of non-adult entertainment, including sporting and cultural events, television, feature films, and non-explicit programming. In addition the Company will face competition in the adult entertainment arena from other providers of explicit programming, adult video rentals and sales, adult film theaters, newspapers and magazines aimed at adult consumers, telephone talk lines ("telephone sex" services), and adult-oriented Internet services.


MARKETING

    Fifth Dimension markets its services primarily through a free, 24-hour satellite channel which promotes the programming featured on the Exxxtasy Networks. This channel, known as a "barker" channel, uses non-explicit movie clips and interstitial programming to entice viewers who are "channel surfing" to subscribe to one of the Exxxtasy Networks channels (periodic subscription), or the purchase a "block" of programming (a single pay-per-view movie or event, or an all-day purchase). To a lesser extent, Fifth Dimension advertises in print publications such as satellite channel guides or adult themed magazines. Fifth Dimension also aggressively markets its Exxxtasy Network programming directly to satellite program packagers or distributors, through direct marketing campaigns, face-to-face meetings, trade show exhibits and industry gatherings. The distributors represent an important source of advertising and marketing materials for the Exxxtasy Networks. Fifth Dimension's marketing department has developed numerous programs and promotions to support the Exxxtasy Networks. These have included the development of detailed monthly program guides, glossy promotional pieces, and celebrity appearances at industry trade shows. CSB plans to continue to market the Exxxtasy Networks in the same manner as Fifth Dimension.

BUSINESS DEVELOPMENT STRATEGY

    Together, the Exxxtasy Networks currently have the largest number of explicit adult programming customers in the industry. CSB intends to continue to acquire high-quality adult movie titles and features, and to market the Exxxtasy Networks as they have been previously marketed by Fifth Dimension.


    Management believes that numerous synergies exist between the Company and the assets to be acquired from Fifth Dimension. The Company is already involved in the adult entertainment video business through its subsidiary DaViD, the largest publisher and distributor of adult video discs (LaserDisc and Digital Versatile Disc) in the world. DaViD acquires video programming from every major adult movie studio and many independents. Management believes DaViD and CSB can achieve significant savings in licensing fees by combining their content acquisitions and expertise.



    The Company is also engaged in the software publishing business through its subsidiary Inroads. Inroads' personnel are highly-skilled software engineers with strong video compression and Internet-based capabilities. CSB plans to construct an Internet link via fiber optic cable from its uplink facility, to enable simultaneous "web-casting" of its programming.



    As part of the Fifth Dimension Assets Acquisition, the Company will acquire Fifth Dimension's internet site and customer base. After the acquisition, CSB intends to upgrade the website www.Exxxtasy.com to include live one-on-one adult video feeds, through the Company's www.sexsee.com site, and to add a variety of other adult products and services.


    Mark H. Kreloff, the Company's Chief Executive Officer and president, as well as several of the Company's largest shareholders, have been involved in the cable television industry to a significant extent over the last 20 years. Management believes that it can utilize this experience to its advantage, particularly as CSB approaches MSOs as a distribution source of explicit and non-explicit programming.

    LAUNCH OF NON-EXPLICIT, BRANDED NETWORK


    Two companies, Playboy, Inc. and Spice, Inc., currently dominate the non-explicit adult programming arena, a $259 million retail revenue industry segment. Playboy offers the PLAYBOY CHANNEL and ADULTVISION, and Spice offers SPICE/ADAM & EVE NETWORKS. Playboy is the dominant participant in the non-explicit adult programming television network business, with 1996 revenues of $44 million and strong brand name recognition. Playboy's programming consists of high-quality specials and edited or "cable version" adult films. Spice generated $33 million in revenues for the year ended December, 1996. Spice has experienced unfavorable financial results in the past two years due to unsuccessful attempts to diversify out of the adult movie business and poor returns on international and non-core business investments. As a result, Spice has limited resources to expand its business. Spice does not have strong brand name recognition, and its programming is considered to be inferior to that offered by Playboy.


    Fifth Dimension has been successful in significantly impacting Spice's revenue from the C-band market over the past three years. Management of the Company believes it may attempt to enter the non-explicit adult programming business by forming a joint venture with a branded adult magazine or other highly-recognizable name brand. Management has begun discussions with companies that meet the criteria of offering high-quality adult products combined with superior name recognition from the buying public. A portion of the net proceeds of this offering may be utilized to undertake entry into the non-explicit adult programming business.

    INTERNATIONAL OPPORTUNITIES

    Fifth Dimension has begun discussions with numerous parties in Europe, Asia, and South America to launch explicit and non-explicit services in these geographic areas. Management of the Company intends to continue these discussions. These discussions are in the preliminary stages, and there can be no assurance that any of these discussions will result in completed deals for the Company in the future.

    MARKETING THE EXXXTASY NETWORKS TO CABLE TELEVISION MULTIPLE SYSTEM
     OPERATORS

    Cable television multiple system operators are facing increasing competitive pressure from digital satellite providers. Many of these MSOs are seeking ways to differentiate their services. Recently, Fifth Dimension successfully secured distribution for its explicit programming on two cable television systems. Based on this success, CSB intends to focus its efforts on the bottom to middle tier cable television MSOs, and launch a major marketing effort to increase awareness of the Company's alternative programming. Management hopes to gradually persuade smaller MSOs to carry the Exxxtasy Networks.

DAVID

    DaViD is a leading content owner of feature-length adult and unrated motion pictures for the video disc markets.

LASERDISC CONTENT LICENSING

    DaViD is primarily engaged in the licensing of existing feature-length adult and unrated motion picture content for periods ranging from seven years to perpetuity, for distribution on all formats of video disc media (e.g., LaserDisc and Digital Versatile Disc, or "DVD"). DaViD licenses its motion picture programming from approximately ten motion picture studios and/or licensors. DaViD has purchased approximately 90% of its titles for single licensing fees, ranging from $2,000 to $5,000 per title. Over 50% of DaViD's exclusive licensing agreements are for "all formats of laser video disc whether now known or hereafter devised." Current formats exploited by DaViD, or which DaViD intends to exploit, include 8"and 12" LaserDisc, CD-ROM (QuickTime-TM- Compression), VideoCD (MPEG1 Video Compression), and Digital Versatile Disc (MPEG2 Video Compression), collectively referred to as "Video Discs."

    DaViD's typical exclusive distribution term ranges from seven years to perpetuity. Exclusive distribution territory ranges from North America (approximately 40% of DaViD's titles) to worldwide (approximately 60% of DaViD's titles). For a few, high-quality titles in DaViD's library (approximately five percent of total library titles), DaViD pays royalties ranging from ten to twenty percent of collected wholesale revenues.


    DaViD has reached a definitive agreement to acquire a library of approximately 350 adult feature film rights for distribution on 8" and 12" LaserDisc and DVD, for $2,000 to $5,000 per title. The distribution term for these titles ranges from seven years to perpetuity. These titles range in content from Japanese animation to foreign films to adult entertainment. DaViD sells its 8" and 12" LaserDisc titles on a worldwide basis under the LASERDISC ENTERTAINMENT label, and plans to sell its 5 1/4" Digital Versatile Disc titles under the DAVID ENTERTAINMENT label. DaViD is currently negotiating to acquire Digital Versatile Disc rights to approximately 500 additional adult and unrated feature films, and expects to begin exploiting these rights in late 1997 and 1998, when the projected installed base of Digital Versatile Disc hardware is expected to be a minimum of 2 million households.


    DaViD's contracted acquisition library includes classic and new release adult features such as CALIGULA, INSATIABLE, LES FEMMES EROTIQUE, and HIDDEN OBSESSIONS, foreign feature films such as the award-winning Japanese film IN THE REALM OF THE SENSES, and Japanese animation titles such as UROTSUKIDOJI: THE LEGEND OF THE OVERFIEND.


    DaViD acquires video disc rights to approximately 100 feature films each year, and historically has released five to six new titles per month in the LaserDisc format only. In March, 1997, DaViD began the transition to release of titles on DVD. Release of titles on LaserDisc, and revenues associated with those releases, have declined. DaViD intends to release most of its titles on the DVD format in the future. As DVD hardware penetration grows, DaViD expects to release up to 20 titles per month.


JACKET PRINTING

    DaViD maintains an in-house art department which designs and produces the electronic art necessary to print LaserDisc jackets and DVD jewel case inserts. Jewel case inserts are printed by the replication company, while jackets for LaserDiscs are printed by third-party printers and shipped to the replication company for disc insertion.

DISC REPLICATION

    DaViD contracts out the replication for LaserDisc and Digital Versatile Disc to third-party manufacturers, including Pioneer Video Manufacturing, Inc., a wholly-owned subsidiary of Japan-based Pioneer Electronics. The replication companies receive masters from DaViD in the form of D-2 master tapes (LaserDisc) or digital "one- off" discs (DVD). Glass masters and stampers are created from the D-2 or one-off masters. Disc assembly (insertion into a jacket or jewel case) is handled by the replication company.

DISTRIBUTION

    DaViD currently distributes its titles in the 8" and 12" LaserDisc and DVD formats.........................................................................
                                                                           DaViD
began to distribute its titles in the 5 1/4" VideoCD format in February, 1997. DaViD currently releases five to six feature-length motion picture titles per month in the 12" LaserDisc format. DaViD intends to release eight to ten feature-length motion picture titles per month in the DVD format in the first quarter of 1998, ten to fifteen titles per month in the DVD format in the second and third quarters of 1998, and up to 20 titles per month beginning in the fourth quarter of 1998.

INROADS


    Inroads is a leading, vertically-integrated CD-ROM software publishing company. The Company owns seventy percent (70%) of Inroads; thirty percent (30%) of Inroads is owned by Quarto Holdings, Inc. ("Quarto"), a subsidiary of the Quarto Group, Inc., the largest co-edition book publisher in the world. Quarto also owns an adjustable Warrant to purchase up to 400,000 shares of the Company, at an exercise price of $6.00 per share. Assuming completion of this Offering and the Fifth Dimension Assets Acquisition, Quarto's warrant will be adjusted to entitle Quarto to purchase up to 480,000 shares of the Company's restricted common stock for $5.00 per share. See "RISK FACTORS--Quarto Warrant."


CD-ROM DEVELOPMENT

    Inroads' in-house developed titles are produced, designed, and developed directly by the Inroads' twelve-person staff. Inroads' licensed titles (developed outside of the Company's offices) are localized, packaged, and, if necessary, enhanced with new graphics or interface design/operating elements by Inroads. Inroads' staff consists of producers, writers, software engineers, artists, and management personnel. All of Inroads' CD-ROM titles, whether developed in-house or licensed, contain video, still photography, audio, original music, and text. These elements are combined with custom-designed interfaces and computer code to deliver high-quality, easy-to-use, original CD-ROM titles. Utilizing state-of-the-art technology, Inroads has developed and released nine titles since its inception in June, 1994: (1) MULTIMEDIA DOGS: THE COMPLETE INTERACTIVE GUIDE TO DOGS; (2) MULTIMEDIA DOGS VERSION 2.0; (3) MULTIMEDIA CATS: THE COMPLETE INTERACTIVE GUIDE TO CATS; (4) MULTIMEDIA EXOTIC
PETS: HORSES, BIRDS, AQUATICS & POCKET PETS; (5) MULTIMEDIA BUGS: THE COMPLETE INTERACTIVE GUIDE TO INSECTS; (6) MULTIMEDIA GUNS: THE ENTHUSIAST'S GUIDE TO FIREARMS; (7) MULTIMEDIA HORSES: THE COMPLETE INTERACTIVE GUIDE TO HORSES; (8) CIGAR COMPANION INTERACTIVE; and, (9) IN FOCUS, THE GUIDE TO BETTER PHOTOGRAPHY. Other titles are under development. In addition, Inroads is developing a line of children's "MY FIRST" which will be based on MULTIMEDIA DOGS, MULTIMEDIA CATS, MULTIMEDIA HORSES, AND MULTIMEDIA EXOTIC PETS. Inroads releases one to two CD-ROM titles per quarter.

CD-ROM CONTENT LICENSING AND CREATION

    Inroads licenses most of the still photography contained in its titles from third party photographers and stock photography companies. Most of the video contained in Inroads' titles is shot with Inroads' equipment and by Inroads' personnel. All text is either licensed from Quarto's library of books or written by Inroads' in-house staff. All voices (narrative) and music used in Inroads' titles are developed and owned by Inroads. Royalty arrangements for licensed video and photography are negotiated on a title by title basis and range from 2% to 5% of collected wholesale dollars.

CD-ROM TITLE LICENSING


    Inroads' strong distribution network and expertise in product packaging provides a framework for numerous opportunities to acquire and/or license existing software products developed and produced by other companies, at a fraction of the cost of developing titles in-house. In September 1996, the Company completed agreements with Quarto whereby Quarto acquired 30 percent of Inroads for $1,250,000 in cash and digital material valued by the Company at $-0-, and valued at $525,000 by Quarto. The Quarto agreement grants the Company the right to commercially exploit Quarto titles. Inroads has completed and released two Quarto-based titles to date: CIGAR COMPANION INTERACTIVE, based on the best-selling Quarto title THE COMPLETE CIGAR COMPANION, and IN FOCUS, THE GUIDE TO BETTER PHOTOGRAPHY, based on best-selling Quarto books by Michael Freeman.


CD-ROM MASTERING

    CD-ROM titles are programmed, designed, developed, and tested by Inroads. Once an optical disc master ("Gold Master") has been approved for release, the Gold Master is then submitted to a replication company for manufacture. Box and jewel case art is developed simultaneously with the development of the software, and submitted for printing approximately three to four weeks prior to disc replication.

CD-ROM JEWEL CASE INSERT AND BOX DESIGN AND PRINTING

    New Frontier Media, Inc. maintains an in-house art department which designs and produces the electronic art necessary to print boxes and jewel case inserts. Jewel case inserts are printed by the replication company, while boxes are printed by third-party printers and shipped to the replication company for jewel case insertion.

CD-ROM DISC REPLICATION

    Inroads contracts out all CD-ROM replication to third-party manufacturers, including Pioneer Video Manufacturing, Inc., a wholly-owned subsidiary of Japan-based Pioneer Electronics. The replication companies receive masters from Inroads in the form of a digital disc "one-off" master. Glass masters and stampers are then created from the "one-off" master. CD-ROM replication, jewel-case insert printing and insertion, and jewel-case boxing are all handled in-house by the replication company. Inroads receives finished CD-ROM goods from its manufacturers in boxes containing 200 units each.

CD-ROM SOFTWARE DISTRIBUTION

    In 1995, Inroads entered into an exclusive software distribution agreement with Broderbund Software, Inc. ("Broderbund"), a publicly-traded company with revenues exceeding $140 million annually. Broderbund is considered one of the premier CD-ROM software publishers in the industry. As an affiliated label of Broderbund, a small portion of Inroads' products are sold directly by Broderbund's seventeen-person direct sales force, and marketed by Broderbund's marketing staff. Under the terms of Inroads' contract with Broderbund, a minimum of 76% of all collected wholesale revenue is allocated to Inroads, and 24% to Broderbund. Unlike many affiliated label contracts, which base payments on collected accounts receivable, Broderbund pays Inroads at the end of each calendar month based on units shipped the previous month. Inroads is responsible for all costs associated with software development, package design and printing, disc replication, and marketing.


RALSTON PURINA PROJECT.


    On August 14, 1996, Inroads entered into a Promotion Agreement and a License Agreement with the Ralston Purina Company, St. Louis, Missouri ("Purina"). Under the terms of the License Agreement, Inroads granted Purina a non-exclusive, worldwide, corporate license to copy and use specified content contained on and in two of Inroads' CD-ROM titles: MULTIMEDIA DOGS, and MULTIMEDIA CATS. Purina may, under the License Agreement, use the MULTIMEDIA DOGS and/or MULTIMEDIA CATS content to develop, publish, advertise and promote one or more Internet web sites, all within the "purina.com" Internet domain, and in the development, publication, advertisement and promotion of private-label versions of Inroads CD-ROM titles to be made available by Purina to the general public. The License Agreement runs from August 14, 1996 through December 31, 1999.

    Under the terms of the Promotion Agreement, Inroads has agreed to develop and provide Purina a version of Inroads' CD-ROM title MULTIMEDIA DOGS, customized to include Purina's names, logos, brand names, trademarks, designs, commercials, videos and other information requested by Purina, and to provide consulting and programming services to Purina, and produce customized CD-ROMs and CD-ROM packages. Purina has agreed, among other things, to develop and implement a Promotion Test whereby the customized Inroads MULTIMEDIA DOGS CD-ROMs shall be offered to the general consuming public nationwide through various scheduled Purina pet products Brand or Group promotional venues during the period July 1, 1996 through December 31, 1997, including over 50 million offers via Sunday free-standing inserts. Purina has guaranteed that a minimum of ten thousand (10,000) customized MULTIMEDIA DOGS CD-ROMs will be redeemed during this promotion. Inroads has also granted Ralston Purina an exclusive option to utilize MULTIMEDIA CATS as a private label promotion.

    The Promotion Agreement further provides that the customized MULTIMEDIA DOGS CD-ROMs will be offered to consumers for $9.95 per CD-ROM, plus shipping and handling. The consumer will be directed to send the $9.95 to Inroads, of which $1.00 will be rebated back to Purina. Inroads estimates that the Company will net approximately $7.00 per unit sold under this project. Inroads will provide the fulfillment supplier for the Promotion Test. The Promotion Agreement runs from July 1, 1996 through December 31, 1997. Through September 30, 1997, the Company had realized revenues of $118,900 from the Ralston Purina Project.


OTHER PROJECTS.


    P.F. MAGIC. America Online and P.F. Magic included demonstration segments of Multimedia Dogs, Multimedia Cats, and Multimedia Exotic Pets on the disc they shipped to approximately 180,000 retail outlets, offering 50 free hours of American Online access. INROADS AND THE COMPANY REALIZED NO REVENUES FROM P.F. MAGIC, AND HAVE ABANDONED THIS PROJECT.



    In addition to the "MY FIRST" SERIES and RINGLING BROS./BARNUM & BAILEY projects currently under development and referenced above, Inroads is also in various stages of development or negotiation on the following projects:



    INTERNATIONAL LICENSING. MULTIMEDIA HORSES has already been signed by three foreign affiliates. Inroads has taken a booth at Milia (Cannes, France), the largest multimedia show in the world, in February, 1998. At Milia, Inroads intends to showcase prototypes of its other new releases.


    ADVERTISING. Inroads has taken full-page, four-color ads in three major magazines to sell its CD-ROM products direct via a toll-free number, at full retail. The ads run for one year (12 issues) and are paid for through a barter arrangement which provides a rebate to the publisher on each unit sold. The magazines are SHOOTING TIMES and HANDGUNNING (MULTIMEDIA GUNS), DOG WORLD (MULTIMEDIA DOGS), and EQUUS (MULTIMEDIA HORSES). Inroads' most recent titles are marketed to hobbyists and enthusiasts. Inroads intends to advertise in specialty catalogues and magazines targeted at these potential customers.

FUZZY ENTERTAINMENT, INC. D/B/A IN-SIGHT EDITIONS ("IN-SIGHT")

    In-Sight is a niche publisher and distributor of fine-art and decorative art posters, which are priced in the low to moderate price range. In addition, In-Sight merchandises and licenses its images for other retail and commercial uses and purposes. Based in Marina Del Rey, California, In-Sight employs two full-time employees in the design and production areas, and one employee in shipping/warehousing. All accounting, inventory control, and accounts receivable/payable functions are managed at the Company's Boulder, Colorado office.

FINE ART AND DECORATIVE ART POSTER DESIGN AND PRE-PRESS

    In-Sight begins the poster publishing design process by licensing existing original art, or commissioning an artist to create a new design upon which a poster concept is ultimately based. Poster design concepts are selected based on a combination of aesthetic appeal, commercial potential, and the ability of In-Sight's contracted printer to execute the final design. The existing or commissioned art is ultimately modified several times through a series of carefully art-directed element changes. All art direction is overseen by In-Sight.

LIMITED EDITIONS

    For each poster that is developed and released by In-Sight, a special, limited-edition version is designed and printed. Limited editions are printed on 100 pound stock (far heavier paper than standard poster paper), and are hand-signed and numbered in editions of no more than 1,000. Although the incremental cost to create a limited edition is approximately $.25 to $.50 per unit, the wholesale price for each limited edition poster is two to three times the standard poster price.

FINE ART AND DECORATIVE ART PRINTING

    In-Sight sources its printing from several high-end U.S. printing companies, including Gore Graphics.

FINE ART AND DECORATIVE ART DISTRIBUTION

    In-Sight distributes its posters directly from its facility in Marina Del Rey, California to all major U.S. retail accounts, including certain upscale framing companies.

SALES, MARKETING AND DISTRIBUTION

DOMESTIC SALES, MARKETING & DISTRIBUTION

    All Video Disc sales are handled directly by DaVid. Inroads handles most CD-ROM product sales; however, a small percentage of Inroads' CD-ROM product sales are handled directly through Novato, California-based Broderbund Software, Inc., as part of Inroads' affiliated label program agreement with Broderbund. All major decorative art retailers (such as Deck the Walls, Prints Plus, and Wal-Mart) are sold direct by In-Sight's in-house sales staff.

PRICING

    The Company's subsidiaries price their products competitively. LaserDiscs sell for a weighted average price of $30.50 per unit, which translates to a "retail street price" of $50.00 to $60.00 per unit. CD-ROM products sell for a weighted average price of $14.00 per unit, which translates to a "retail street price" of $19.95 per unit. Fine art and decorative art posters sell for a weighted average price of $6.00 to $8.00 per unit, which translates to a retail unframed street price of $10.95 to $14.95 per unit. Hand-signed and individually numbered limited editions sell for a weighted average of $20.00 per unit, and carry a suggested retail price of $35.00 to $40.00. It is anticipated that DVD titles will sell for a weighted average price of $10.00 per unit, which translates to a "retail street price" of $19.95.

PRIVATE LABEL/PREMIUM DEALS

    Inroads has been successful in creating and securing distribution for private label versions of its consumer CD-ROM products for a number of large corporate customers, including Time Warner New Media, Ralston Purina and The Wisconsin Humane Society. Under the terms of the private-label agreement with Purina, Inroads will receive approximately $7.00 per unit from each CD-ROM unit sold through Purina's advertising and specially-marked dog and cat food packaging. A total of over 50 million impressions has been guaranteed by Purina in the form of special newspaper inserts, specially-marked packages of Purina products, and bounce-back coupons.

INTERNATIONAL SALES, MARKETING & DISTRIBUTION


    Approximately 10% of all Video Disc sales, 25% of all CD-ROM sales, and 10% of all fine art and decorative art sales are made in markets other than the United States.



    CD-ROM INTERNATIONAL SALES, MARKETING AND DISTRIBUTION. Inroads' CD-ROM titles are sold internationally primarily through re-publishing agreements with a variety of foreign software publishing companies, such as Markt & Technik/Viacom (Germany), PersonalSoft/Softkey (France), Jackson Libri (Italy), and Multimedia Industries, Ltd. (Japan). In most cases, Inroads' international re-publishing arrangements provide for a $4.00 per unit royalty payable to Inroads. In a typical re-publishing transaction, all translation work related to the re-published title is performed by the local re-publisher, and all engineering related to the re-published title is performed by Inroads. Advances against royalties received from re-publishers range from $5,000 to $7,500 per title. To a much lesser extent, Inroads sells finished CD-ROM products to English-speaking countries other than the United States, such as Australia, New Zealand, South Africa, and the Caribbean Islands.


    VIDEO DISC INTERNATIONAL SALES, MARKETING AND DISTRIBUTION. DaViD's 12"LaserDiscs and 5 1/4" Digital Versatile Discs are sold internationally as finished goods directly by DaViD.

    FINE ART AND DECORATIVE ART POSTER SALES, MARKETING AND
DISTRIBUTION. In-Sight's fine art and decorative art posters are sold internationally either through direct sales of finished goods, or through licensing arrangements with re-publishers in each foreign market.

CUSTOMERS

    The Company's subsidiaries sell their CD-ROMs, Video Discs, fine art and decorative art posters, and other products (the "Products") to approximately 1,000 wholesale and retail accounts, with no final retail account representing more than 10% of total Company sales. The Products are then resold or rented on a worldwide basis to consumers of the CD-ROM software, Video Discs, and fine-art and decorative art posters. The Company's target consumer ranges in age from pre-school to adult.

MARKETS FOR PRODUCTS

LASERDISC MARKETS

    According to the LaserDisc Association, as of January, 1997, approximately
2.2 million U.S. households owned a LaserDisc player. The worldwide LaserDisc household figure is estimated to be 12.0 million with the heaviest concentrations in Japan, Taiwan, Hong Kong, Singapore, Malaysia and Indonesia. The LaserDisc Association estimates that the installed base of LaserDisc households will grow domestically at a rate of 25% per year for the next three years and then see little or no growth as the next Video Disc technology takes hold (see Digital Versatile Disc Markets). LaserDisc is primarily a sell-through business (not much rental activity) and caters to upper-income households with home-theater installations. LaserDisc employs an analog video technology along with a digital sound technology to deliver twice the resolution of ordinary home video cassette tape. LaserDisc's popularity has grown over the past ten years among movie enthusiasts for its "instant access" capabilities (similar to audio
CD) and its durability as a movie playback medium. LaserDisc's disadvantages include its size (12 inches in diameter), high retail price, and the limited amount of information that can be placed on a single side of a disc (60 minutes maximum).

    For the calendar year ending 1996, the LaserDisc Association reported that the average U.S. LaserDisc household purchased twelve LaserDiscs. The LaserDisc Association further estimated that between five percent (5%) and ten percent (10%) of all LaserDisc purchases had strong sexual content and themes.

DIGITAL VERSATILE DISC MARKETS

    The market for Digital Versatile Disc ("DVD") is expected to grow dramatically beginning in the fourth quarter of 1997. Up until September, 1995, two competing technologies existed for DVD video playback: Time Warner/Toshiba's technology and SONY/Philips' technology. In September, 1995 these companies agreed upon a unified format for DVD. In October, 1996 a unified, single standard was finalized for the mastering (with copy protection) and replication of DVDs. It is widely believed that this unified DVD format will make serious inroads into the market shares currently held by LaserDisc and, to a much greater extent, the Video Cassette Recorder ("VCR"). DVD has several major advantages over competing home video delivery technologies: 1) A single 5 1/4" DVD can hold up to 135 minutes per side of high resolution digital full-motion video and audio. DVD discs contain information on both sides; 2) Instant access is available to a favorite scene; 3) DVD contains significantly higher image and audio quality than LaserDisc and Video Tape; 4) Multiple language tracks can be incorporated on one disc; 5) Since DVD is 100% digital (video and sound), the cost of replication will be comparable to CD-ROM or audio CD at under $1.00 per unit in small press runs; and, 6) A relatively low replication cost will translate to a retail price for a motion picture of under $20.00, giving this medium tremendous mass-market potential.

    Experts at Toshiba estimate that the market for DVD software could exceed $20 billion by the year 2005. Domestic hardware sales estimates made by Panasonic range from 800,000 to 1 million DVD households by the calendar year ending 1997, and 5 million to 10 million domestic DVD households by the calendar year ending 1999.

    The earliest hardware segment to adapt to DVD will most likely be the computer hardware industry. The next evolution of the CD-ROM drive, now standard equipment for all multimedia computer systems, will be the DVD-ROM. Similar to a CD-ROM in most respects, the DVD-ROM will be capable of holding more than ten times more information than a CD-ROM. Management believes that the market for feature-film software on DVD will initially consist of computer users with DVD-ROM drives. Dataquest estimates that nearly five million multimedia computer households will be equipped with a DVD-ROM drive by the year 2000.

CD-ROM MARKET

    The Software Publisher's Association estimates that the number of CD-ROM households is currently 23 million domestic and 35 million worldwide. By the end of calendar 1997, the Software Publisher's Association estimates that these numbers will grow to 30 million domestic and 45 million worldwide. This growth will be primarily fueled by the availability of multimedia computer systems which are shipped with bundled interactive encyclopedias on CD-ROM for the same price as a complete bound set of encyclopedias (approximately $1,500). In addition, 60% of all new computers purchased are being shipped with built-in CD-ROM drives. Over 10,000 CD-ROM titles currently exist, ranging from pure education to pure entertainment to hybrids, or "edutainment." It is estimated that only 1,000 of these titles are of a quality level acceptable to the largest retailers. Of these 1,000 high-quality titles, fewer than 50 cover reference subjects such as those CD-ROMs produced by Inroads.

    There are three types of software available on the Home Software market segment: Games, Home Education and Productivity. Games clearly dominate software sales, with approximately 60% of the market. Home education titles, such as those published by Inroads Interactive, represent 11% of the total market for software. According to the Software Publisher's Association, the Home Education market segment generated $958 million of the $9 billion in retail software sales in 1996.

    The Company's products compete with similar titles from Microsoft, Inc. (MICROSOFT DOGS), Macmillian Digital, a Viacom company (BEST OF BREED), and Dorling Kindersley (ULTIMATE CAT). In head-to-head comparisons of the products to Inroads' MULTIMEDIA DOGS: THE COMPLETE INTERACTIVE GUIDE TO DOGS and MULTIMEDIA CATS: THE COMPLETE INTERACTIVE GUIDE TO CATS, Inroads' titles have consistently been ranked higher by software magazines than those titles developed by competitors. This fact, coupled with Inroads' average development budget of less than $70,000 per title, as compared to an average of $1 million per title for the competition, explains why Inroads is able to sell its CD-ROM products profitably at far lower prices than its competitors.

FINE ART AND DECORATIVE ART PUBLISHING MARKETS

    The fine art and decorative art market is comprised of several segments: sports celebrity and Hollywood celebrity posters; novelty posters; museum posters; and fine art and decorative posters. The fine art and decorative posters segment, which In-Sight currently focuses on, is "hit driven" and highly fragmented, with no single company dominating the market segment. Products range from the very low end in terms of price and quality, to the expensive limited edition poster market. Management's philosophy is to lead the industry in terms of subject matter, design, execution, printing quality, and value. Management has already demonstrated its ability to set trends in the industry with the success of its first six releases.

EMPLOYEES AND OFFICE SPACE


    As of the date of this Prospectus, the Company had 10 full-time and three part-time employees. Four full-time employees are employed in executive positions; three part-time employees are employed in administrative and clerical positions; the remainder of the Company's employees are employed in software development and sales. The Company's employees are not members of a union, and the Company has never suffered a work stoppage. New Frontier leases approximately 3,500 square feet of office space at 1050 Walnut Street, Suite 301, Boulder, Colorado 80302. The Company's lease on this office space runs through January, 1998, at a rate of approximately $3,100 per month. The Company also sub-leases approximately 6,000 square feet of space in Marina Del Rey, California. Assuming completion of the Fifth Dimension assets acquisition, the Company intends to establish a Call Center in the Denver, Colorado metropolitan area within nine months of the acquisition. Management anticipates the need to lease up to 4,000 additional square feet to house up to 30 Call Center employees.


LEGAL PROCEEDINGS


SANDS BROTHERS



    On November 11, 1996, the Company entered into a financial consulting agreement (the "Sands Agreement"), with Sands Brothers & Co., Ltd. ("Sands Brothers"), an investment banking concern headquartered in New York City. Under the terms of the two-year Sands Agreement, Sands Brothers agreed to provide financial advisory services to the Company. The Sands Agreement contains a provision granting Sands Brothers the exclusive right to underwrite or place any private or public financing undertaken by the Company during the term of the Sands Agreement.



    On May 20, 1997, the Company terminated the Sands Agreement. On September 26, 1997, counsel for Sands Brothers sent a letter to Mark Kreloff, the Company's president, alleging breach of the Sands Agreement by the Company, and demanding that the Company comply with the terms of the Sands Agreement.



    On October 3, 1997, the Company filed a Complaint in District Court in Boulder, Colorado (Case No. 97 CV 1428) against Sands Brothers, alleging breach of the terms of the Sands Agreement by Sands Brothers. The Company also alleged fraud in the inducement, and is seeking return of its initial payment of $25,000 to Sands Brothers and recission of the Sands Agreement. As of the date of this prospectus, Sands Brothers has not filed an Answer to the Company's Complaint. The Company has no reason to believe that Sands Brothers will not file an Answer.



QUARTO



    On October 7, 1997, Quarto's counsel notified the Company of Quarto's claim that the Company had breached the Quarto Stockholder Agreement dated September 20, 1996. Counsel for Quarto demanded rescission of the Purchase Agreement between the Company and Quarto dated September 20, 1996, and a return of all amounts Quarto paid for its 30 percent interest in Inroads. Counsel for Quarto generally alleged fraud in the inducement, misrepresentation, violation of federal and state securities laws, and failure of consideration as basis for its demand for rescission and return of all amounts paid. The Company has obtained an opinion from J. John Combs III, its litigation counsel, stating that there is no basis for rescission of the Quarto agreements under the facts or under Colorado law, that any breach alleged by Quarto is not "material," and that Quarto has suffered no damages as the result of any alleged breach of the Quarto Purchase Agreement by the Company.



    On October 16, 1997, Quarto's counsel demanded that the Board of Directors of Inroads take all actions necessary to restore certain Inroads' certificates of deposit that had been encumbered by or for the benefit of the Company, and to obtain repayment of any funds loaned to the Company for the benefit of the Company. Counsel for Quarto also demanded that the Board of Directors of Inroads institute an action for misappropriation of assets, mismanagement, and breach of fiduciary duties against those members of Inroads' management who participated in the acts that Quarto's counsel alleges constituted a misappropriation of Inroads' assets. Counsel for Quarto has notified the Board of Directors of Inroads of Quarto's intent to institute a derivative action on behalf of Inroads against certain managers and directors of Inroads who allegedly participated in the claimed misappropriation of Inroads' assets, should Inroads' Board of Directors fail or refuse to initiate such an action on its own.

    On October 23, 1997, Quarto filed an action in the United States District Court for the District of Colorado (Civil Action No. 97-WM-2290) seeking, among other things, rescission of the purchase agreement, a temporary restraining order and preliminary injunction against Inroads and the Company, preventing them from transferring or encumbering the assets of Inroads. On October 28, 1997, the Company and Quarto entered into a Stipulation for Entry of Preliminary Injunction (the "Stipulation"). Pursuant to the terms of the Stipulation, Inroads and the Company agreed to not make any draws on any line or lines of credit extended to them from the Bank of Boulder, Boulder, Colorado, in which any assets of Inroads, including any certificates of deposit, are used as security, without the prior written consent of Quarto. Inroads and the Company further agreed to not encumber any additional assets of Inroads or any assets transferred by Inroads to the Company or used by Inroads for the benefit of the Company as part of any loan transaction, without the written consent of Quarto, and pending further order of the Court. Inroads also agreed to not transfer any assets or monies to or for the benefit of the Company for any purpose whatsoever, pending further order of the Court. The Court denied Quarto's motion for entry of a temporary restraining order and preliminary injunction which would have frozen Inroads' assets or imposed a constructive trust over those assets and the operations of Inroads. As of the date of this prospectus, Quarto had not instituted an action in arbitration against the Company.



    The Company is vigorously contesting the foregoing claims. This Offering, and the Company's future operations, could be negatively affected if either Sands Brothers or Quarto, or both, were successful in their claims against the Company.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

    The following table sets forth the name, age and position with the Company of each officer and director of the Company as of the date of this Prospectus.


NAME                                  AGE                                      POSITION
--------------------------------      ---      -------------------------------------------------------------------------
Mark H. Kreloff.................          35   Chairman of the Board, President and Chief Executive Officer, New
                                               Frontier Media, Inc.; Director, Inroads; Vice President and Director,
                                               DaViD; Director, In-Sight; President and Director, CSB.

Andrew V. Brandt................          28   Senior Vice President, New Frontier; President and Director, Inroads.

Michael Weiner..................          55   Executive Vice President, Secretary-Treasurer and Director, New Frontier
                                               Media, Inc.; Director, Inroads; President, Secretary-Treasurer and
                                               Director, DaViD; President, Secretary-Treasurer and Director, In-Sight;
                                               Vice President, Secretary-Treasurer and Director, CSB.

Daniel Bender...................          51   Senior Vice President and Director, CSB.

Scott D. Wussow.................          41   Chief Financial Officer, New Frontier Media, Inc.

Clive Ng........................          36   Director, New Frontier Media, Inc.

Koung Y. Wong...................          45   Director, New Frontier Media, Inc.



    MARK H. KRELOFF. Mr. Kreloff has held the title Chairman and Chief Executive Officer of New Frontier Media, Inc. since the Company's inception in September, 1995. Mr. Kreloff has been actively involved in the cable television, entertainment and computer software industries since 1977. Prior to founding the Company and during the four years immediately preceding his employment with the Company, he was the President and Chairman of the Board for LEI Partners, L.P., a LaserDisc publishing company; Elmfield IV, Inc., an entertainment production and distribution company, and California Software Partners, L.P., a computer software development and publishing company. Previously, Mr. Kreloff held the title Vice President, Mergers and Acquisitions, with Kidder Peabody & Co. and Drexel Burnham Lambert. From 1983 through 1986, Mr. Kreloff was employed by Butcher & Singer, Inc., a Philadelphia-based investment bank, in the Cable Television and Broadcast Media Group. From 1977 through 1983, Mr. Kreloff held a variety of positions, including Marketing Director, in his family's cable television system based in New Jersey. Mr. Kreloff is an honors graduate of Syracuse University and holds B.S. degrees in Finance and Public Communications.



    ANDREW V. BRANDT. Mr. Brandt has held the title of President of Boulder Interactive Group, Inc. since Inroads' inception in June, 1994. Mr. Brandt has extensive experience in software company management, 3-D computer graphics, user interface design, and software engineering. Prior to joining New Frontier Media, Inc., Mr. Brandt spent two years developing numerous 3-D graphics libraries and graphical user interfaces for a variety of platforms. Mr. Brandt developed a system for medical applications utilizing real-time, three-dimensional ultrasound acquisition and a video see-through head-mounted display. He also helped prototype the first digital video interactive system and led the port of Pixar's RenderMan to a supercomputer. Mr. Brandt graduated Magna Cum Laude from the University of California, San Diego with a B.S. in Computer Engineering and holds an M.S. in Computer Science from the University of North Carolina at Chapel Hill.



    MICHAEL WEINER. Mr. Weiner has been the Executive Vice President and a director of New Frontier Media, Inc. since the Company's inception. Prior to founding the Company, Mr. Weiner was actively involved as a principal and director in a variety of publishing businesses, including a fine art poster company. Mr. Weiner has been actively involved in creative businesses for the past 25 years. His background includes 15 years in real estate development and syndication as well as ownership in various publishing companies. Mr. Weiner is a partner in the investment firm Maxim Financial Corporation, a private portfolio management company based in Boulder, Colorado. From June, 1995 to the present, Mr. Weiner has been Executive Vice President of the Company. For the 15 years prior to June, 1995, Mr. Weiner was self-employed as a real estate and business consultant.


    DANIEL BENDER. Mr. Bender will become President and a director of Colorado Satellite Broadcasting, Inc. upon completion of the Fifth Dimension assets acquisition. Mr. Bender has been actively involved in the satellite broadcasting industry for the past eleven years. In 1989, Mr. Bender founded Satellite Source Programming, Inc. ("SSP"). SSP was responsible for the sale and activation of 5 million C-band subscriber accounts through on-line service marketing. In 1993, Mr. Bender launched T.V. Erotica, an adult satellite subscription and pay-per-view service. Mr. Bender negotiated all key contracts with AT&T, General Instrument, and Denver Uplink as part of his responsibilities as CEO of T.V. Erotica. In 1995, T.V. Erotica's name was changed to XXXotica, and the service was expanded to several European markets. In 1996, Mr. Bender merged XXXotica with XTC Group to create Fifth Dimension, the largest C-band satellite adult network in the world.

    SCOTT D. WUSSOW. Mr. Wussow has eighteen years of accounting and finance experience, and is a Certified Public Accountant. He joined the Company as Chief Financial Officer on April 1, 1996. For the past five years before joining the Company, Mr. Wussow was Chief Financial Officer for Hart Bornhoft Group, an investment firm. He was responsible for financial reporting, systems development, operations, compliance, and risk management. Previous to that, Mr. Wussow was Controller at Neodata Services, a publisher services company, and was Accounting Manager for a division of MCI Communications. While at MCI, Mr. Wussow was department head for general accounting and special projects for the Western Division start-up. Among his responsibilities was fixed asset accounting for the network system and the establishment of the customer service call center. Mr. Wussow graduated Magna Cum Laude from the University of Wisconsin at Eau Claire with a B.A. degree in Accounting.


    CLIVE C.N. NG. Mr. Ng is Deputy Chairman of Pacific Media PLC, a publicly-listed UK company. Pacific Media PLC owns the United Artists Theaters Asia with United Artists Theaters of the US and with TVB of Hongkong, the Chinese Channel in Europe. Mr. Ng co-founded UIH Asia Holdings, a regional partnership to develop Asian cable television markets, as well as Spectradyne Asia, then the leader in the TV settop box business for hotels. In 1995 he led Pacific Media's purchase of a key share in one of Hongkong's leading ISP's, Hongkong Supernet. Mr. Ng earned a Bachelor of Arts degree from Syracuse University's School of Management in 1983, and earned a Master's Degree in Business Administration from New York University in 1985.



    KOUNG Y. WONG. Mr. Wong was born in Canton, China in 1952 and immigrated to the United States in 1969 with his family. He earned a Bachelor of Arts degree from City College of San Francisco in 1975, and studied Architecture at the University of California at Berkeley for one year. In 1976, Mr. Wong opened a stereo store, Wong's Hi-Fi, in San Francisco. For the last 21 years, Mr. Wong has been the president and sole shareholder of Wong's Audio-Visual, Inc. a leading commerce electronics hardware and software distribution company based in South San Francisco, California. Wong's Audio-Visual, Inc. includes a 20,000 square-foot corporate headquarters and distribution center and an 8,500 square-foot retail superstore in San Francisco.



    No director or executive officer of the Company is related to any other director or executive officer. None of the Company's officers or directors hold any directorships in any other public company. There are currently two outside directors on the Company's Board of Directors. The Company's compensation committee is comprised of Messrs. Kreloff, Weiner, and Wong. The Company's audit committee is comprised of Messrs. Kreloff, Weiner, and Wussow. Fifth Dimension will be entitled to name one nominee to the Company's Board of Directors, upon completion of the Fifth Dimension Assets Acquisition.

DIRECTOR COMPENSATION

    None of the Company's directors received any compensation during the most recent fiscal year for serving in his position as a director. No plans have been adopted to compensate directors in the future; however, it is likely that during fiscal 1998 the Board of Directors will adopt an employee stock option plan which includes provision for stock options to be issued to directors.

EXECUTIVE COMPENSATION

    The following table sets forth the annual compensation paid to executive officers of the Company for the fiscal year ended March 31, 1997. No executive officer received annual compensation in excess of $100,000.

NAME AND                                                           OTHER ANNUAL       RESTRICTED STOCK
PRINCIPAL POSITION           YEAR      SALARY($)    BONUS($)       COMPENSATION            AWARDS          OPTIONS/ SARS
-------------------------  ---------  -----------  -----------  -------------------  -------------------  ---------------
Mark H. Kreloff, CEO,
  COO, Pres., and
  Chairman...............       1997           0       15,000                0                    0                  0
Michael Weiner, Sr. V.P.,
  Sec.-Treas. and
  Director...............       1997           0       15,828                0                    0
Andrew V. Brandt,
  President, BIG.........       1997      75,695        3,125                0                    0                  0
Scott D. Wussow, CFO.....       1997      46,333        2,083                0                    0                  0

NAME AND                                     ALL OTHER
PRINCIPAL POSITION         LTIP PAYOUTS    COMPENSATION
-------------------------  -------------  ---------------
Mark H. Kreloff, CEO,
  COO, Pres., and
  Chairman...............            0          36,028
Michael Weiner, Sr. V.P.,
  Sec.-Treas. and
  Director...............            0               0
Andrew V. Brandt,
  President, BIG.........            0           5,053
Scott D. Wussow, CFO.....            0               0


    Management anticipates adopting bonus and stock option plans during fiscal 1998. The current annual salaries of the executive officers of the Company are:
Mark H. Kreloff, Chief Executive Officer, $0; Andrew Brandt, Senior Vice President, $75,695; Michael Weiner, Executive Vice President, Secretary and Treasurer, $0; Scott Wussow, Chief Financial Officer, $50,000. Mr. Bender, who will become President of CSB upon completion of the Fifth Dimension assets acquisition, will be paid an annual salary of $100,000.



    Upon completion of the Fifth Dimension Assets Acquisitions, the Company intends to pay Messrs. Kreloff and Weiner salaries of $100,000 each per year.


    The Company's Board of Directors may, at its discretion, award discretionary bonuses in the future. It is anticipated that an independent compensation committee will be established during 1998. The compensation committee will establish salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, and establish and administer the Company's benefit plans and recommend policies relating to such plans. Upon completion of the Fifth Dimension transaction, Fifth Dimension will be entitled to have one nominee sit on the Company's Board of Directors.

EMPLOYMENT AGREEMENTS

    The Company has an employment agreement with Mr. Brandt. Such agreement will continue through December, 1999, unless earlier terminated for cause, and provides for annual compensation of $75,695. Mr. Brandt also has agreed not to compete with the Company or Inroads during his employment term and for a period of 3 years thereafter; however, courts frequently find noncompetition clauses in employment agreements to be unenforceable, or restrict the duration or geographic scope of such agreements. Accordingly, there can be no assurance that Mr. Brandt's agreement not to compete would be enforced by a court if challenged.

LIMITS ON LIABILITY AND INDEMNIFICATION

    The Company's Articles of Incorporation eliminate the personal liability of its directors to the Company and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. The Articles of Incorporation further provide that the Company will indemnify its officers and directors to the fullest extent permitted by law. The Company believes that such indemnification covers at least negligence and gross negligence on the part of the indemnified parties. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                              CERTAIN TRANSACTIONS

    The Company purchased $65,000 of adult laserdisc format titles from Elmfield IV, L.P. a related entity controlled by Mr. Kreloff, through the issuance of preferred stock (see Notes 3 and 4 to the financial statements filed herewith). During the year ended March 31, 1997 and 1996, Disc Replication International, a distributor owned in part by Mark H. Kreloff, the Company's President and CEO, withheld from sales of $2,236,143 and $1,592,856 replicating costs of $1,646,364 and $939,622 and management fees of $470,000 and $262,500, respectively, all pursuant to the terms of a management agreement between the Company and Disc Replication International. Included in accounts receivable at March 31, 1997 and 1996 were $141,585 and $222,276, respectively, from the related entity.


    In June, 1995, the Company issued a three year note receivable in the amount of $38,000 to Mr. Brandt, an officer of the Company. The note requires quarterly interest only payments at a rate of 6.1 percent per annum. The principal is due on August 31, 1998.



    The Company leases certain equipment and office space from Elmfield IV, L.P., an entity controlled by Mr. Kreloff, on a month to month basis. During the years ended March 31, 1997 and 1996 the Company paid $116,549 and $98,212, respectively, to this entity relating to these leases. Management believes the terms of these leases are commensurate with terms that would be obtained from an unrelated third party lessor.



    Certain of the Company's principals, or entities that the principals own and/or control, have made loans to the Company and/or its subsidiaries. These loans, totalling $139,573 are unsecured demand notes bearing interest at 8.5% per annum and due on demand anytime after December 31, 1996. See "FINANCIAL STATEMENTS." In addition, the Company lent Mr. Brandt $38,000 on June 1, 1995. This loan is a below-market 6.1% quarterly interest-only loan, with the principal due on August 31, 1998. The loan to Mr. Brandt was an isolated transaction. On June 15, 1997, the Company's Board of Directors adopted a policy prohibiting related party and below-market loans by the Company at any time after June 15, 1997. In the future, the Company will not enter into transactions and loans on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties. Forgiveness of loans must be approved by a majority of the Company's independent directors who do not have an interest in the transactions and who have access, at the Company's expense, to the Company's or independent counsel.



    On October 24, 1997, the Company obtained a $1 million unsecured conditional (if the Company fails to obtain at least $1 million in alternate funding on or before December 31, 1997), revocable line of credit from an entity controlled by Stephen Cherner, a principal shareholder of the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity" and "FINANCIAL STATEMENTS (Note 10)." The Company may draw against this line of credit, subject to certain conditions, beginning January 1, 1998 and continuing for nine months thereafter. Any drawn funds accrue interest at the rate of 9 percent per annum.



    No current ongoing transactions were approved by a majority of the Company's independent directors who do not have an interest in the transactions and who had access, at the Company's expense, to the Company's or independent legal counsel. Current ongoing and past transactions were approved by a majority of disinterested, but not independent, directors.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of the date of this Prospectus and as adjusted to give effect to the sale of the 1,500,000 shares of Common Stock offered by the Prospectus, the number and percentage of shares of outstanding Common Stock owned by each person owning at least 5% of the Company's Common Stock, each officer and director owning stock, and all officers and directors as a group:


                                                              SHARES BENEFICIALLY OWNED   SHARES BENEFICIALLY OWNED
                                                                PRIOR TO THE OFFERING       AFTER THE OFFERING(1)
NAME OF                                                       --------------------------  --------------------------
BENEFICIAL OWNER                                                 NUMBER       PERCENT        NUMBER       PERCENT
------------------------------------------------------------  ------------  ------------  ------------  ------------
Mark H. Kreloff(2)(3).......................................   1,014,000          24.2%    1,014,000          17.8%
101 Pine Needle Road
Boulder, CO 80304
Michael Weiner(2)(3)........................................     615,000          14.7       615,000          10.8
1002 Rose Hill
Boulder, CO 80302
Andrew V. Brandt(2).........................................     279,500           6.7       279,500           4.9
2193 Sunshine Canyon
Boulder, CO 80302
Stephen P. Cherner..........................................     475,000(4)       11.3       475,000(4)        8.3
165 Green Rock Drive
Boulder, CO 80302
                                                              ------------         ---    ------------         ---
  Total.....................................................   2,383,500          56.9%    2,383,500          41.8%
                                                              ------------         ---    ------------         ---
                                                              ------------         ---    ------------         ---


--------------------------

(1) Excludes exercise of warrants and options, including the Underwriter's Warrant, and assumes the Underwriter does not exercise its Overallotment Option. Also excludes a minimum of 840,000 shares of Common Stock and a warrant to purchase up to 400,000 shares of the Company's Common Stock, to be issued to Fifth Dimension as part of the Fifth Dimension assets acquisition.

(2) Officer of the Company or of Company subsidiary. See "MANAGEMENT."

(3) Director of the Company or of Company subsidiary. See "MANAGEMENT."

(4) 195,000 Common Shares owned by Stephen P. Cherner; 80,000 Common Shares owned by Maxim Profit Sharing Plan; 200,000 Common Shares owned by Maxim Corporation. Mr. Cherner is the owner of Maxim Corporation.

                           DESCRIPTION OF SECURITIES


    Prior to this Offering there were approximately 300 holders of record of the Company's Common Stock. The Company is currently authorized to issue 50,000,000 shares of its Common Stock, par value $.0001 per share, and 5,000,000 shares of its Preferred Stock, par value $.10 per share. As of the date of this Prospectus, and prior to issuance of any shares of Common Stock to investors, the Company has 4,207,511 shares of its Common Stock, and 0 shares of its Preferred Stock, issued and outstanding. There are also warrants to purchase an additional 835,666 shares of the Company's common stock issued and outstanding.


COMMON STOCK

    Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by shareholders. The holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor and, in the event of liquidation, dissolution or winding-up of the Company, to share ratably in all assets available for distribution, subject to the rights of the holders of any Preferred Stock as described below.

    Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share PRO RATA in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding Preferred Stock. The holders of Common Stock have no preemptive or conversion rights. All shares of Common Stock outstanding immediately following the Offering will be fully paid and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

    The Company's Articles of Incorporation, as amended, authorize the issuance of up to 5,000,000 shares of Preferred Stock. The Board of Directors is authorized, without further shareholder action, to issue such shares in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series. If such Preferred Stock is issued, it will rank senior to the Company's Common Stock in respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Company. The issuance of Preferred Stock may have the effect of delaying, deferring, discouraging or preventing a third party from acquiring a majority of the outstanding voting stock of the Company or other change in control of the Company without further action by the shareholders, and may adversely affect the voting and other rights of the holders of the common Stock, including the loss of voting control to others. The Board of Directors does not at present intend to seek shareholder approval prior to issuing any such Preferred Stock, unless required to do so by law.

SERIES A PREFERRED STOCK

    On September 20, 1995, the Company's Board of Directors adopted a Statement of Series Shares, defining a class of Preferred Stock to be issued as "Series A." On September 20, 1995, the Company issued 10,000 shares of its Series A Preferred Stock to Banco Financial, Inc., as payment in full of a promissory note between DaViD and Banco Financial, Inc. The Series A Preferred shares were convertible into 10,000 shares of the Company's common stock; on July 15, 1997, Banco Financial, Inc. exercised its right to convert the Series A Preferred shares into 10,000 shares of Common Stock.

SERIES B PREFERRED STOCK

    On December 31, 1996, the Company's Board of Directors adopted a Statement of Series Shares, defining a class of Preferred Stock to be issued as "Series B." The Series B Preferred carries an 8% annual premium, payable annually, and is convertible into shares of the Company's common stock pursuant to the terms of the Statement of Series Shares. There are no shares of Series B Preferred stock issued and outstanding as of the date of this Prospectus.

SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, assuming the Underwriter does not exercise its Overallotment Option, the Company will have 5,707,511 Common Shares, and 0 Preferred Shares, outstanding. The Company will also have warrants issued and outstanding which, if exercised in full, would require the Company to issue an additional 835,666 shares of its common stock, excluding the Underwriter's Warrant and the warrant to be issued to Fifth Dimension. Completion of the Fifth Dimension Assets Acquisition (840,000 shares of restricted Common Stock plus a warrant to purchase 400,000 shares) and subsequent conversion of all warrants issued and outstanding would result in the Company having 7,933,177 shares of its Common Stock issued and outstanding, assuming the Underwriter does not exercise its Overallotment Option. All of the shares issued upon exercise of warrants or options will initially be "restricted" from sale and public transfer.


    In general, Rule 144 promulgated under the Securities Act provides that a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least one year, including persons who may be deemed affiliates of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of one percent (1%) of the then-outstanding shares of Common Stock of the Company, or the average weekly trading volume of the Common Stock during the four calender weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following the Offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144.

    All of the Company's officers and directors have agreed to enter into lock-up agreements with the Underwriter, precluding Rule 144 sales for a minimum of 12 months from the date of this Prospectus.

LIMITATION OF LIABILITY; INDEMNIFICATION MATTERS AND DIRECTORS' AND OFFICERS'
  INSURANCE


    The Company's Bylaws require the Company, to the fullest extent permitted or required by Colorado law, to (i) indemnify its directors against any and all liabilities and (ii) advance any and all reasonable expenses, incurred in any proceeding to which any such director is a party or in which such director is deposed or called to testify as a witness because he or she is or was a director of the Company. Generally, Colorado statutory law permits indemnification of a director upon a determination that he or she acted in good faith and in a manner he or she reasonabley believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The right to indemnification granted in the Company's Bylaws is not exclusive of any other rights to indemnification against liabilities or the advancement of expenses which a director may be entitled to under any written agreement, Board resolution, vote of stockholders, Colorado law or otherwise.


    At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted under the Company's Bylaws, any indemnification agreement, or Colorado law.

TRANSFER AGENT AND WARRANT AGENT


    The transfer agent for the Common Stock and the Warrant Agent for the warrants is Corporate Stock Transfer, Inc., 370 Seventeenth Street, Suite 2350, Denver, Colorado 80202, telephone (303) 595-3300.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement among the Company and the Underwriters named below (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters named below has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:

UNDERWRITER                                                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Centex Securities, Inc.....................................................


    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to purchase and pay for all of the shares of Common Stock offered hereby, if any are taken.

    The Underwriters propose to offer the shares of Common Stock in part directly to the public at the offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $.50 per share. The Underwriters may allow, and such dealers may
allow, a concession not in excess of $    per share to certain brokers and
dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters. In addition, the Company has agreed to pay the Managing Underwriter a 3% nonaccountable expense allowance on the aggregate initial public offering price of the shares of Common Stock, including shares subject to the Overallotment Option, of which $70,000 has been paid.

    The Company has granted the Underwriters an Overallotment Option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 225,000 additional shares of Common Stock solely to cover overallotments, if any. If the Underwriters exercise their Overallotment Option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the table above, bears to the 1,500,000 shares of Common Stock offered hereby.


    The Company has agreed in the Underwriting Agreement not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, subject to certain limited exceptions, for a period of 12 months after the date of this Prospectus without the prior written consent of the Underwriters. In addition, the Company's directors and executive officers have agreed not to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than as gifts, pledges, and certain other transfers to persons who agree to the same restrictions for a period of 12 months after the date of this Prospectus without the prior written consent of the Underwriters.



    The Company has agreed to sell to Centex Securities, Inc., the Managing Underwriter, for nominal consideration, warrants to purchase 150,000 shares of Common Stock on the closing date of this offering. The warrants will have an exercise price equal to 130% of the offering price, will be exercisable beginning on the first anniversary of the date of this Prospectus and for a period of four years thereafter, and will contain certain anti-dilution, registration rights, net issuance and exercise provisions. Until the first anniversary date of this Prospectus, the warrants may not be sold, transferred, assigned or hypothecated, except to the Underwriters or their officers, directors or partners, subject to certain conditions and by will or operation of law.

    At any time the Underwriter's warrants are likely to be exercised, the Company would probably be able to obtain additional equity capital on more favorable terms. The Company has registered the Common Stock underlying the Underwriter's Warrants under the 1933 Act. If the Company files a registration statement relating to an equity offering under the provisions of the 1933 Act at any time during the five-year period following the date of this Prospectus, the holders of the Underwriter's Warrants or underlying Common Stock will have the right, subject to certain conditions, to include in such registration statement, at the Company's expense, all or part of the underlying Common Stock at the request of the holders. Additionally, the Company has agreed, for a period of five years commencing on the date of this Prospectus, on demand of the holders of a majority of the Underwriter's Warrants or the Common Stock issued or issuable thereunder, to register the Common Stock underlying the Underwriter's Warrants one time at the Company's expense. The registration of securities pursuant to the Underwriter's Warrants may result in substantial expense to the Company at a time when it may not be able to afford such expense, and may impede future financing. The Company may find that the terms on which it could obtain additional capital may be adversely affected while the Underwriter's Warrants are outstanding. The number of shares of Common Stock covered by the Underwriter's Warrants and the exercise price are subject to adjustment under certain events to prevent dilution.



    In connection with the Offering, the Underwriters and their respective affiliates may, in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"), engage in overallotment, stabilizing transaction, syndicate covering transactions, penalty bids and other transactions that stabilize, maintain or otherwise affect the market price for the Common Stock. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position, in which case the Underwriter may engage in a syndicate covering transaction or may exercise the Underwriters' over-allotment option described above. Syndicate covering transactions involve the purchase of Common Stock in the open market following completion of the offering to cover all or a portion of a syndicate short position. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified minimum. Any of the transactions described in this paragraph may cause the price of Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.



    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the Underwriters may be required to make in respect of such liabilities.



    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. See "Additional Information."


                                 LEGAL MATTERS


    The validity of the shares of Common Stock offered hereby will passed upon for the Company by Krausman, L.L.C., Denver, Colorado. Certain legal matters will be passed upon for the Underwriters by Luce, Forward, Hamilton & Scripps LLP, San Diego, California.


                                    EXPERTS

    The financial statements of the Company for the fiscal years ended March 31, 1997 and 1996 included in this Prospectus have been included in reliance on the report of Spicer, Jeffries & Co., Denver, Colorado, independent accountants, given on the authority of that firm as experts in accounting and auditing. The financial statements of Fifth Dimension for the fiscal years ended March 31, 1997 and 1996 and incorporated by reference in this Prospectus have been included in and incorporated herein in reliance on the report of Ernst & Young, Chartered Accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661; 7 World Trade Center, New York, NY 10048; and 5670 Wilshire Boulevard, Los Angeles, CA 90036. Copies of such materials may be obtained from the public reference section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Commission maintains a web site that contains such reports and other information regarding the Company at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


PRO FORMA FINANCIAL STATEMENTS WITH RESPECT TO NFMI TRANSACTION

Introduction...................................................................         F-2
Pro Forma Combined Balance Sheet, June 30, 1997................................         F-3
Notes to Pro Forma Combined Balance Sheet, June 30, 1997.......................         F-4
Pro Forma Combined Statement of Operations for the three months ended June 30,
  1997.........................................................................         F-5
Notes to Pro Forma Combined Statement of Operations for the three months ended
  June 30, 1997................................................................         F-6
Pro Forma Combined Statement of Operations for the year ended March 31, 1997...         F-7
Notes to Pro Forma Combined Statement of Operations for the year ended March
  31, 1997.....................................................................         F-8

NEW FRONTIER MEDIA, INC.

Independent Auditors' Report of Spicer, Jeffries & Co. dated July 3, 1997......         F-9
Consolidated Balance Sheets, June 30, 1997 (unaudited), March 31, 1997 and           F-10 -
  1996.........................................................................        F-11
Consolidated Statements of Operations, for the three months ended June 30, 1997
  and 1996 (unaudited) and the years ended March 31, 1997 and 1996.............        F-12
Consolidated Statements of Changes in Shareholders' Equity for the three months ended June 30, 1997 (unaudited) and the years ended March 31, 1997 and
  1996.........................................................................        F-13
Consolidated Statements of Cash Flows for the three months ended June 30, 1997       F-14 -
  and 1996 (unaudited) and the years ended March 31, 1997 and 1996.............        F-15
                                                                                     F-16 -
Notes to the Consolidated Financial Statements.................................        F-24

FIFTH DIMENSION COMMUNICATION (BARBADOS) INC., 1043133 ONTARIO INC. AND
  MERLIN SIERRA INC.

Auditors' Report of Ernst & Young dated June 27, 1997..........................        F-25
Combined Balance Sheets, June 30, 1997 (unaudited), March 31, 1997 and 1996
  (audited)....................................................................        F-26
Combined Statements of Income and Retained Earnings, for the three months ended
  June 30, 1997 and 1996 (unaudited) and the years ended March 31, 1997 and
  1996 (audited)...............................................................        F-27
Combined Statements of Cash Flows for the three months ended June 30, 1997 and
  1996 (unaudited) and the years ended March 31, 1997 and 1996 (audited).......        F-28
                                                                                     F-29 -
Notes to the Unaudited and Audited Financial Statements........................        F-40

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES
             INTRODUCTION TO PROFORMA COMBINED FINANCIAL STATEMENTS


    The following unaudited pro forma combined balance sheet reflects (1) the shares issued and proceeds received in connection with the public offering on Form SB-2 registration statement as if it had occurred on June 30, 1997 (2) the acquisition of certain assets of Fifth Dimension Communications (Barbados) Inc., 1043133 Ontario Inc. and Merlin Sierra Inc. ("Fifth Dimension") and the acquisition of videoplayback and broadcast uplink equipment from Fifth Dimension Communications (1996) Corporation and 841161 Ontario Limited (two entities related through common ownership by Fifth Dimension's shareholders) by Colorado Satellite Broadcasting, Inc. ("CSB") a newly formed wholly owned subsidiary of New Frontier Media, Inc. ("NFMI") through the issuance of NFMI's unissued common stock, cash and debt, as if it had occurred on June 30, 1997.


    The following unaudited pro forma combined statements of operations reflect for the purposes of computing earnings per share the shares issued in connection with the public offering on Form SB-2 registration statement and the issuance of shares to Fifth Dimension for certain assets of Fifth Dimension, Fifth Dimension Communication (1996) Corporation and 841161 Ontario Limited by NFMI as if it had occurred on April 1, 1996. All shares issued are considered issued and outstanding for all periods presented.

    The public offering on Form SB-2 registration statement will add 1,500,000 shares of NFMI's common stock and $7,875,000 of proceeds received, less offering expenses.


    The acquisition of assets of Fifth Dimension will be accomplished through the issuance of 840,000 shares, valued at $5.00 per share, of NFMI's unissued common stock, 400,000 warrants for NFMI's common stock, $3,500,000 in cash and debt of $1,000,000.



    The acquisition of Fifth Dimension will be accounted for under the purchase method of accounting. Under the purchase method of accounting, assets acquired are recorded at their fair values. No adjustments have been made in the pro forma balance sheet to the carrying values of the Fifth Dimension assets acquired; final determination of the fair values of such assets will be made at the date of acquisition. Accordingly, the purchase price in excess of recorded asset amounts acquired from Fifth Dimension will be allocated to intangible assets. Management believes that the fair market value of the equipment and film inventories approximate book value. Certain intangible assets purchased from Fifth Dimension are considered to have an indefinite future value such as tradenames, trademarks, etc. In addition the subscriber base and lists, which generate the revenue, have a limited life of approximately six months to one year. Fifth dimension has been providing services to the owners of C-band satellite dishes for the past three years. Fifth Dimension generated approximately $12,000,000 of revenue for the year ended March 31, 1996 and approximately $15,000,000 of revenue for the year ended March 31, 1997. Goodwill is derived from the name recognition of their various channels, being a limited provider of sexually explicit programming and having transponder leases in place and related uplink facilities. The satellite transponder leases are for a period of five years with an option to renew the leases for an additional five years. An important part of the operations of Fifth Dimension is maintaining the transponder leases. The benefits of the transponder leases are inuring to NFMI in connection with the acquisition. Accordingly, the goodwill amortization period will relate to the discounted estimated cash flows generated by Fifth Dimension over a certain period of time and the length of the transponder leases. The Company determined an adequate rate of return given the risk. Thus, using the expected cash flows after taxes and a 17% discount rate, the payback period was calculated to be 128 months. In addition, the satellite transponder leases are for a period of five years with an option to renew for an additional five years. Therefore, since the cash flow analysis dictates a life of 10.6 years and the transponder leases, with option, have a life of ten years, it is appropriate in this circumstance to use 120 months as a proper amortization period. In future years, this analysis will be updated to determine if the original selected amortization period was adequate, with the amortization period being adjusted downward if necessary. In Management's opinion the allocation of the purchase price and estimated transaction costs incurred in the purchase will not differ materiality from the preliminary allocation used in these pro forma financial statements.

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES
                        PRO FORMA COMBINED BALANCE SHEET


                                 JUNE 30, 1997

                                     ASSETS

                                                                                    PRO FORMA
                                                                                   ADJUSTMENT,    PRO FORMA AFTER
                                                  NEW FRONTIER                   PUBLIC OFFERING  PUBLIC OFFERING
                                                  MEDIA, INC.                    AND ACQUISITION  AND ACQUISITION
                                                      AND                           OF FIFTH         OF FIFTH
                                                  SUBSIDIARIES  FIFTH DIMENSION     DIMENSION        DIMENSION
                                                  ------------  ---------------  ---------------  ---------------
CURRENT ASSETS
  Cash and certificates of deposit..............   $  655,281     $   524,376    $(3,560,000)(b)   $   3,696,531
                                                                                   6,601,250(a)
                                                                                    (524,376)(c)
  Accounts receivable, net......................       84,514       2,953,093     (2,953,093)(c)          84,514
  Inventories...................................      753,211         --               --                753,211
  Other current assets..........................      177,869         491,657       (291,657)(c)         377,869
                                                  ------------  ---------------  ---------------  ---------------
    Total current assets........................    1,670,875       3,969,126       (727,876)          4,912,125
                                                  ------------  ---------------  ---------------  ---------------
FURNITURE AND EQUIPMENT,
  at cost--net..................................       55,667         406,286        713,980(d)        1,175,933
                                                  ------------  ---------------  ---------------  ---------------
OTHER ASSETS
  Film exhibition rights........................       --             653,546          --                653,546
  Notes receivable--officer (Note 3)............       38,000         --               --                 38,000
  Other assets--net.............................      203,444         672,775       (672,775)(c)         203,444
  Goodwill and intangible assets................       --             --           6,786,188(b)        6,786,188
                                                  ------------  ---------------  ---------------  ---------------
    Total other assets..........................      241,444       1,326,321      6,113,413           7,681,178
                                                  ------------  ---------------  ---------------  ---------------
    TOTAL ASSETS................................   $1,967,986     $ 5,701,733    $ 6,099,517       $  13,769,236
                                                  ------------  ---------------  ---------------  ---------------
                                                  ------------  ---------------  ---------------  ---------------


                                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..............................   $  114,155     $   902,425    $  (902,425)(c)   $     114,155
  Lines of credit...............................      348,616         --               --                348,616
  Deferred revenue..............................       --           1,794,101     (1,794,101)(c)        --
  Income tax payable............................       --             402,082       (402,082)(c)        --
  Other liabilities.............................      193,588         --               --                193,588
                                                  ------------  ---------------  ---------------  ---------------
    Total current liabilities...................      656,359       3,098,608     (3,098,608)            656,359
                                                  ------------  ---------------  ---------------  ---------------
LONG-TERM DEBT..................................       10,848         --           1,000,000(b)        1,010,848
                                                  ------------  ---------------  ---------------  ---------------
MINORITY INTEREST IN SUBSIDIARY.................      283,635         --               --                283,635
                                                  ------------  ---------------  ---------------  ---------------
SHAREHOLDERS' EQUITY
  Common stock..................................          419             272             84(b)              653
                                                                                        (272)(c)
                                                                                         150(a)
  Preferred stock...............................        1,500         --               --                  1,500
  Additional paid-in capital....................    1,779,018         --           4,199,916(b)       12,580,034
                                                                                   6,601,100(a)
  Retained earnings (deficit)...................     (763,793)      2,602,853     (2,602,853)(c)        (763,793)
                                                  ------------  ---------------  ---------------  ---------------
    TOTAL SHAREHOLDERS' EQUITY..................    1,017,144       2,603,125      8,198,125          11,818,394
                                                  ------------  ---------------  ---------------  ---------------
    TOTAL LIABILITIES AND SHAREHOLDERS'
      EQUITY....................................   $1,967,986     $ 5,701,733    $ 6,099,517       $  13,769,236
                                                  ------------  ---------------  ---------------  ---------------
                                                  ------------  ---------------  ---------------  ---------------


                See Notes to Pro Forma Combined Balance Sheets.

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES
                   NOTES TO PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1997



(a) Adjustment to record common stock issued in public offering of securities on Form SB-2 registration statement. (1,500,000 shares of common stock and net proceeds of $6,601,250)



(b) Adjustment to record issuance of 840,000 shares of common stock valued at $4,200,000, $3,500,000 in cash and $1,000,000 in debt for certain assets of Fifth Dimension, Fifth Dimension Communications (1996) Corporation and 841161 Ontario Limited. In addition, NFMI will incur approximately $60,000 in direct acquisition costs relating to the purchase of Fifth Dimension resulting in $6,786,188 of goodwill and intangible assets.


(c) Adjustment to remove certain assets and liabilities not purchased or assumed by NFMI from Fifth Dimension relating to (b) above.

(d) Adjustment to record acquisition of videoplayback and broadcast uplink equipment from Fifth Dimension Communications (1996) Corporation and 841161 Ontario Limited relating to (b) above.

                            NEW FRONTIER MEDIA, INC.
                                  AND SUBSIDIARIES
                     PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE THREE MONTHS ENDED JUNE 30, 1997



                                                       NEW                          PRO FORMA        PRO FORMA
                                                     FRONTIER                      ADJUSTMENTS         AFTER
                                                   MEDIA, INC.                     ACQUISITION      ACQUISITION
                                                       AND            FIFTH         OF FIFTH          OF FIFTH
                                                   SUBSIDIARIES     DIMENSION       DIMENSION        DIMENSION
                                                 ----------------  ------------  ---------------  ----------------
SALES, net.....................................  $     479,330     $  3,041,068  $     --         $   3,520,398
COST OF SALES..................................        451,783        1,904,646        --             2,356,429
                                                 ----------------  ------------  ---------------  ----------------
GROSS PROFIT...................................         27,547        1,136,422        --             1,163,969
                                                 ----------------  ------------  ---------------  ----------------
OPERATING EXPENSES
  Occupancy and equipment......................         36,030           87,776       (42,826)(e)       107,567
                                                                                       26,587(f)
  Legal and professional.......................         30,264           59,362        --                89,626
  Advertising and promotion....................         67,676          149,369       (19,387)(c)       197,658
  Salaries, wages and benefits.................         68,812          322,719       (45,282)(d)       346,249
  Communications...............................          7,785           47,068        --                54,853
  General and administrative...................         41,241          152,051        --               193,292
  Research and development.....................          7,048          --             --                 7,048
  Consulting...................................         18,256            1,323        --                19,579
  Amortization of goodwill and intangible
    assets.....................................         --              --            169,655(h)        169,655
                                                 ----------------  ------------  ---------------  ----------------
    Total operating expenses...................        277,112          819,668        88,747         1,185,527(i)
                                                 ----------------  ------------  ---------------  ----------------
OTHER INCOME (EXPENSE)
  Licensing fees and royalties, net............         22,582          --             --                22,582
  Interest, net................................          1,190           (2,659)       --                (1,469)
                                                 ----------------  ------------  ---------------  ----------------
    Total other income.........................         23,772           (2,659)       --                21,113
                                                 ----------------  ------------  ---------------  ----------------
  Net income (loss) before minority interest
    and income taxes...........................       (225,793)         314,095       (88,747)             (445)
Minority interest in loss of subsidiary........         21,808          --             --                21,808
Income taxes...................................         --              (20,000)       (5,312)(g)       (25,312)
                                                 ----------------  ------------  ---------------  ----------------
NET INCOME (LOSS)..............................  $    (203,985)    $    294,095  $    (94,059)    $      (3,949)
                                                 ----------------  ------------  ---------------  ----------------
                                                 ----------------  ------------  ---------------  ----------------
NET INCOME (LOSS) PER SHARE OF COMMON STOCK....  $        (.05)                                   $           *
                                                 ----------------                                 ----------------
                                                 ----------------                                 ----------------
WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING..................................      4,192,511(a)                                     6,547,511(b)
                                                 ----------------                                 ----------------
                                                 ----------------                                 ----------------


------------------------

*   less than $.01 per share

            See Notes to Pro Forma Combined Statement of Operations.

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    FOR THE THREE MONTHS ENDED JUNE 30, 1997

(a) The weighted average number of shares outstanding of NFMI represents the original shares outstanding at June 30, 1997.


(b) The weighted average number of shares outstanding after the acquisition represents 1,500,000 common shares of NFMI issued in the public offering on Form SB-2 registration statement and 840,000 shares issued to Fifth Dimension in connection with the acquisition of certain assets from Fifth Dimension, Fifth Dimension Communications (1996) Corporation and 841161 Ontario Limited and the 15,000 preferred shares which are treated as if converted to common stock. All shares issued are considered issued and outstanding for the entire period.


(c) Entertainment expense related to stadium skybox that is discontinued.

(d) Marketing office closed and to be operated from existing Boulder, Colorado office of NFMI.

(e) To remove rental expense on videoplayback and broadcast uplink equipment paid to Fifth Dimension Communications (1996) Corporation and 841161 Ontario Limited.

(f) To add actual depreciation recorded by Fifth Dimension Communications (1996) Corporation and 841161 Ontario Limited on videoplayback and broadcast uplink equipment.

(g) To increase income taxes to United States tax rates on adjusted pro forma net income.


(h) Amortization of goodwill and intangible assets ($6,786,188/10 years x 3 months).



(i) Should Fifth Dimension not realize the benefit of the registrant incurring expenses on its behalf, but instead operating on a stand alone basis, total expenses would be $1,247,048.

                            NEW FRONTIER MEDIA, INC.
                                  AND SUBSIDIARIES
                     PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         FOR THE YEAR ENDED MARCH 31, 1997



                                                                                  PRO FORMA
                                                NEW FRONTIER                     ADJUSTMENTS     PRO FORMA AFTER
                                              MEDIA, INC. AND       FIFTH      ACQUISITION OF    ACQUISITION OF
                                                SUBSIDIARIES      DIMENSION    FIFTH DIMENSION   FIFTH DIMENSION
                                              ----------------  -------------  ---------------  -----------------
SALES, net..................................  $   2,515,802     $  15,044,139  $     --         $   17,559,941
COST OF SALES...............................      2,217,812         9,560,847        --             11,778,659
                                              ----------------  -------------  ---------------  -----------------
GROSS PROFIT................................        297,990         5,483,292        --              5,781,282
                                              ----------------  -------------  ---------------  -----------------
OPERATING EXPENSES
  Occupancy and equipment...................        190,675           357,356      (138,696)(g)        522,633
                                                                                    113,298(h)
  Legal and professional....................         67,625           213,889        --                281,514
  Advertising and promotion.................        199,238           530,301       (78,980)(d)        650,559
  Salaries, wages and benefits..............        236,017         1,650,714      (415,727)(e)      1,471,004
  Commissions...............................         --               363,457      (305,982)(f)         57,475
  Communications............................         32,137           254,398        --                286,535
  General and administrative................        129,615           735,280        --                864,895
  Consulting................................         76,035          --              --                 76,035
  Amortization of goodwill and intangible
    assets..................................         --              --             678,619(j)         678,619
                                              ----------------  -------------  ---------------  -----------------
    Total operating expenses................        931,342         4,105,395      (147,468)         4,889,269(k)
                                              ----------------  -------------  ---------------  -----------------
OTHER INCOME (EXPENSE)
  Licensing fees and royalties, net.........        164,802          --              --                164,802
  Interest, net.............................         17,714          (158,749)       --               (141,035)
  Loss on investment shares.................         --              (220,000)      220,000(c)         --
                                              ----------------  -------------  ---------------  -----------------
    Total other income (expense)............        182,516          (378,749)      220,000             23,767
                                              ----------------  -------------  ---------------  -----------------
  Net income (loss) before minority interest
    and income taxes........................       (450,836)          999,148       367,468            915,780
Minority interest in loss of subsidiary.....         64,806          --              --                 64,806
Income taxes................................         --              (101,850)     (406,597)(i)       (508,447)
                                              ----------------  -------------  ---------------  -----------------
NET INCOME (LOSS)...........................  $    (386,030)    $     897,298  $    (39,129)    $      472,139
                                              ----------------  -------------  ---------------  -----------------
                                              ----------------  -------------  ---------------  -----------------
NET INCOME (LOSS) PER SHARE OF COMMON
  STOCK.....................................  $       (0.09)                                    $         0.07
                                              ----------------                                  -----------------
                                              ----------------                                  -----------------
WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING...............................      4,188,459(a)                                       6,543,459(b)
                                              ----------------                                  -----------------
                                              ----------------                                  -----------------


            See Notes to Pro Forma Combined Statement of Operations.

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS

                           YEAR ENDED MARCH 31, 1997

(a) The weighted average number of shares outstanding of NFMI represents the original weighted average shares outstanding for the year ended March 31, 1997.

(b) The weighted average number of shares outstanding after the acquisition represents the 1,500,000 common shares of NFMI issued in the public offering on Form SB-2 registration statement, and 840,000 shares issued to Fifth Dimension in connection with the acquisition of certain assets from Fifth Dimension and the conversion of 15,000 preferred shares to common shares. All shares issued are considered issued and outstanding for the entire year.

(c) Loss on investment shares not related to Satellite operations.

(d) Entertainment expense related to stadium skybox that is discontinued.

(e) Marketing office closed and to be operated from existing Boulder, Colorado office of NFMI.


(f) Consulting payments paid to third party which will no longer be used in Satellite operations.


(g) To remove rental expense on videoplayback and broadcast uplink equipment paid to Fifth Dimension Communications (1996) Corporation and 841161 Ontario Limited.

(h) To add actual depreciation recorded by Fifth Dimension Communications (1996) Corporation and 841161 Ontario Limited on videoplayback and broadcast uplink equipment.

(i) To increase income taxes to United States tax rates on adjusted pro forma net income.


(j) Amortization of goodwill and intangible assets (6,786,188 / 10 years).



(k) Should Fifth Dimension not realize the benefit of the registrant incurring expenses on its behalf, but instead operating on a stand alone basis, total expenses would be $5,330,394.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
New Frontier Media, Inc. and Subsidiaries

    We have audited the accompanying consolidated balance sheets of New Frontier Media, Inc. and Subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Frontier Media, Inc. and Subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



    As discussed in Note 10 to the financial statements, a substantial claim has been asserted against the Company. The ultimate outcome of this matter cannot presently be determined.


                                          SPICER, JEFFRIES & CO.


Denver, Colorado
July 3, 1997, except for Note 10
as to which the date is October 28, 1997

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
             MARCH 31, 1997 AND 1996 AND JUNE 30, 1997 (UNAUDITED)


                                     ASSETS

                                                                            JUNE 30,     MARCH 31,     MARCH 31,
                                                                              1997          1997          1996
                                                                          ------------  ------------  ------------
                                                                          (UNAUDITED)
CURRENT ASSETS
  Cash--restricted (Note 4).............................................  $    104,386  $    109,387  $     48,523
  Investment in certificates of deposit--restricted
    (Notes 4 and 7).....................................................       550,895       750,000       --
  Accounts receivable (Notes 1 and 3)...................................        84,514       212,370       222,276
  Inventories (Note 1)..................................................       753,211       659,503       354,089
  Prepaid distribution rights (Note 1)..................................        69,000        82,250        94 500
  Common stock subscribed...............................................       --            --             20,000
  Income tax receivable.................................................       --            --             72,500
  Other.................................................................       108,869        68,225        48,990
                                                                          ------------  ------------  ------------
    Total current assets................................................     1,670,875     1,881,735       860,878
                                                                          ------------  ------------  ------------
FURNITURE AND EQUIPMENT, at cost (Note 1)...............................        81,931        65,552        39,314
  Less: accumulated depreciation and amortization.......................       (26,264)      (22,661)      (10,479)
                                                                          ------------  ------------  ------------
    Net furniture and equipment.........................................        55,667        42,891        28,835
                                                                          ------------  ------------  ------------
OTHER ASSETS
  Notes receivable--officer (Note 3)....................................        38,000        38,000        38,000
  Accounts receivable--retainage (Note 1)...............................        95,235        88,844        77,053
  Other.................................................................       108,209       135,001        12,583
                                                                          ------------  ------------  ------------
    Total other assets..................................................       241,444       261,845       127,636
                                                                          ------------  ------------  ------------
                                                                          $  1,967,986  $  2,186,471  $  1,017,349
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

             MARCH 31, 1997 AND 1996 AND JUNE 30, 1997 (UNAUDITED)

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                                                         MARCH 31,     MARCH 31,
                                                                                            1997          1996
                                                                            JUNE 30,    ------------  ------------
                                                                              1997
                                                                          ------------
                                                                          (UNAUDITED)
CURRENT LIABILITIES
  Accounts payable......................................................  $    114,155  $    125,928  $    186,742
  Current portion of long-term debt (Note 2)............................       139,573       139,573       139,573
  Current portion of obligations under capital lease (Note 6)...........         5,856         5,139       --
  Lines of credit (Note 7)..............................................       348,616       341,274       --
  Other accrued liabilities.............................................        48,159        45,416        15,562
                                                                          ------------  ------------  ------------
    Total current liabilities...........................................       656,359       657,330       341,877

LONG-TERM DEBT
  Obligations under capital leases (Note 6).............................        10,848        12,926       --
                                                                          ------------  ------------  ------------
    Total liabilities...................................................       667,207       670,256       341,877
                                                                          ------------  ------------  ------------
MINORITY INTEREST IN SUBSIDIARY (Notes 1 and 4).........................       283,635       305,443       --
                                                                          ------------  ------------  ------------

COMMITMENTS AND CONTINGENCIES (Notes 4 and 6)

SHAREHOLDERS' EQUITY (Notes 1 and 4)
  Common stock, $.0001 par value, 50,000,000 shares authorized,
    4,192,511, 4,189,000 and 4,175,250, shares issued and outstanding,
    respectively........................................................           419           419           418
  Preferred stock, $.10 par value, 5,000,000 shares authorized:
    Class A, 10,000 shares issued and outstanding.......................         1,000         1,000         1,000
    Class B, 5,000 shares issued and outstanding........................           500           500       --
  Additional paid-in capital............................................     1,779,018     1,768,661       847,832
  Deficit...............................................................      (763,793)     (559,808)     (173,778)
                                                                          ------------  ------------  ------------
    Total shareholders' equity..........................................     1,017,144     1,210,772       675,472
                                                                          ------------  ------------  ------------
                                                                          $  1,967,986  $  2,186,471  $  1,017,349
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------


          See accompanying notes to consolidated financial statements.

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                               THREE MONTHS ENDED
                                                                    JUNE 30,              YEAR ENDED MARCH 31,
                                                           --------------------------  --------------------------
                                                               1997          1996          1997          1996
                                                           ------------  ------------  ------------  ------------
                                                                  (UNAUDITED)
SALES, net...............................................  $    479,330  $    625,094  $  2,515,802  $  2,565,671
COST OF SALES............................................       451,783       521,525     2,217,812     1,843,765
                                                           ------------  ------------  ------------  ------------
GROSS PROFIT.............................................        27,547       103,569       297,990       721,906
                                                           ------------  ------------  ------------  ------------
OPERATING EXPENSES
  Occupancy and equipment................................        36,030        40,092       190,675       118,960
  Legal and professional.................................        30,264         7,287        67,625        96,101
  Advertising and promotion..............................        67,676        23,601       199,238       225,319
  Salaries, wages and benefits...........................        68,812        44,696       236,017       184,282
  Communications.........................................         7,785         8,058        32,137        22,609
  General and administrative.............................        41,241        27,686       129,615        60,942
  Research and development...............................         7,048       --            --              8,851
  Consulting.............................................        18,256        13,866        76,035        65,281
  Abandoned project costs................................       --            --            --             25,316
                                                           ------------  ------------  ------------  ------------
    Total operating expenses.............................       277,112       165,286       931,342       807,661
                                                           ------------  ------------  ------------  ------------
OTHER INCOME (EXPENSE)
  Licensing fees and royalties...........................        27,537        62,571       191,995       157,106
  Licensing commissions..................................        (4,955)      (12,312)      (27,193)      (54,665)
  Interest income........................................        12,068           640        37,736         4,152
  Interest expense.......................................       (10,878)         (179)      (20,022)      (15,561)
                                                           ------------  ------------  ------------  ------------
    Total other income...................................        23,772        50,720       182,516        91,032
                                                           ------------  ------------  ------------  ------------
    Net income (loss) before income taxes and minority
      interest...........................................      (225,793)      (10,997)     (450,836)        5,277
INCOME TAXES (Notes 1 and 5).............................       --             (2,454)      --            (12,147)
                                                           ------------  ------------  ------------  ------------
    Net loss before minority interest                          (225,793)      (13,451)     (450,836)       (6,870)
Minority interest in loss of subsidiary..................        21,808       --             64,806       --
                                                           ------------  ------------  ------------  ------------
NET LOSS.................................................  $   (203,985) $    (13,451) $   (386,030) $     (6,870)
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
NET LOSS PER COMMON SHARE (Note 1).......................  $       (.05) $    *        $       (.09) $    *
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
WEIGHTED AVERAGE SHARES OUTSTANDING (Note 1).............     4,192,511     4,181,917     4,188,459     4,051,896
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------



* less than $.01 per share


          See accompanying notes to consolidated financial statements.

                            NEW FRONTIER MEDIA, INC.

                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

             MARCH 31, 1997 AND 1996 AND JUNE 30, 1997 (UNAUDITED)

                                                                                                                       CLASS B
                                                                                                                      PREFERRED
                                                                                                                        STOCK
                                                           COMMON STOCK                    CLASS A PREFERRED STOCK   -----------
                                          -----------------------------------------------  ------------------------
                                                                                                                      $0.10 PAR
                                               NO PAR VALUE          $0.0001 PAR VALUE         $0.10 PAR VALUE          VALUE
                                          ----------------------  -----------------------  ------------------------  -----------
                                            SHARES      AMOUNT      SHARES      AMOUNT       SHARES       AMOUNT       SHARES
                                          -----------  ---------  ----------  -----------  -----------  -----------  -----------
BALANCES, March 31, 1995................       4,000   $  80,000      --       $  --           --        $  --           --
  Contribution of capital...............      --           3,250      --          --           --           --           --
  Reverse acquisition of National
    Securities Holding Corporation (Note
    1)..................................      (4,000)    (83,250)  4,000,000         400       --           --           --
  Issuance of Class A preferred stock...      --          --          --          --           10,000        1,000       --
  Issuance of common stock..............      --          --         175,250          18       --           --           --
  Net Loss..............................      --          --          --          --           --           --           --
                                          -----------  ---------  ----------       -----   -----------  -----------       -----
BALANCES, March 31, 1996................      --          --       4,175,250         418       10,000        1,000       --
  Issuance of subsidiary's common stock,
    less offering costs of $11,085......      --          --          --          --           --           --           --
  Issuance of Class B preferred stock,
    less offering costs of $6,663.......      --          --          --          --           --           --            5,000
  Issuance of common stock, less
    offering costs of $10,922...........      --          --          20,000           2       --           --           --
  Retirement of common stock............      --          --          (6,250)         (1)      --           --           --
  Net loss..............................      --          --          --          --           --           --           --
                                          -----------  ---------  ----------       -----   -----------  -----------       -----
BALANCES, March 31, 1997................      --          --       4,189,000         419       10,000        1,000        5,000
  Issuance of common stock..............      --          --          10,511           1       --           --           --
  Retirement of common stock............      --          --          (7,000)         (1)      --           --           --
  Net loss..............................      --          --          --          --           --           --           --
                                          -----------  ---------  ----------       -----   -----------  -----------       -----
BALANCES, June 30, 1997.................   $  --       $  --       4,192,511   $     419       10,000    $   1,000        5,000
                                          -----------  ---------  ----------       -----   -----------  -----------       -----
                                          -----------  ---------  ----------       -----   -----------  -----------       -----


                                                       ADDITIONAL
                                                         PAID-IN
                                            AMOUNT       CAPITAL     DEFICIT
                                          -----------  -----------  ----------
BALANCES, March 31, 1995................   $  --       $   --       $ (166,908)
  Contribution of capital...............      --           --           --
  Reverse acquisition of National
    Securities Holding Corporation (Note
    1)..................................      --            82,850      --
  Issuance of Class A preferred stock...      --            64,000      --
  Issuance of common stock..............      --           700,982      --
  Net Loss..............................      --           --           (6,870)
                                               -----   -----------  ----------
BALANCES, March 31, 1996................      --           847,832    (173,778)
  Issuance of subsidiary's common stock,
    less offering costs of $11,085......      --           863,915      --
  Issuance of Class B preferred stock,
    less offering costs of $6,663.......         500        12,837      --
  Issuance of common stock, less
    offering costs of $10,922...........      --            69,076      --
  Retirement of common stock............      --           (24,999)     --
  Net loss..............................      --           --         (386,030)
                                               -----   -----------  ----------
BALANCES, March 31, 1997................         500     1,768,661    (559,808)
  Issuance of common stock..............      --            47,533      --
  Retirement of common stock............      --           (37,176)     --
  Net loss..............................      --           --         (203,985)
                                               -----   -----------  ----------
BALANCES, June 30, 1997.................   $     500   $ 1,779,018  $ (763,793)
                                               -----   -----------  ----------
                                               -----   -----------  ----------


          See accompanying notes to consolidated financial statements.

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                THREE MONTHS ENDED JUNE
                                                                          30,              YEARS ENDED MARCH 31,
                                                                ------------------------  ------------------------
                                                                   1997         1996          1997         1996
                                                                -----------  -----------  ------------  ----------
                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................................  $  (203,985) $   (13,451) $   (386,030) $   (6,870)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.............................        3,603      --             12,244       7,807
    Issuance of common stock for services.....................       15,000      --            --           --
    Increase (decrease) in accounts payable...................      (11,773)     (68,171)      (60,814)    170,491
    (Increase) decrease in accounts receivable................      121,465       51,317        (1,885)   (233,997)
    Increase in inventories...................................      (93,708)     (99,962)     (305,414)   (326,929)
    (Increase) decrease in prepaid distribution rights........       13,250        9,830        12,250     (94,500)
    (Increase) decrease in other assets.......................       11,148          624      (141,715)    (59,309)
    (Increase) decrease in income tax receivable..............      --           --             72,500     (72,500)
    Increase in other accrued liabilities.....................        2,743      --             29,854      15,562
    Minority interest in loss of subsidiary...................      (21,808)     --            (64 806)     --
                                                                -----------  -----------  ------------  ----------
      Net cash used in operating activities...................     (164,065)    (119,813)     (833,816)   (600,245)
                                                                -----------  -----------  ------------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment and furniture.........................      (16,379)      (4,470)       (6,928)    (17,732)
  Increase in notes receivable--officer.......................      --           --            --          (38,000)
  (Purchase) redemption of certificates of deposit............      199,105      --           (750,000)     --
                                                                -----------  -----------  ------------  ----------
      Net cash used in investing activities...................      182,726       (4,470)     (756,928)    (55,732)
                                                                -----------  -----------  ------------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligation........................       (1,361)     --             (1,245)     --
  Proceeds from line of credit................................        7,342      --            341,274      --
  Payments of notes payable...................................      --           --            --          (45,427)
  Issuance of common stock, net of offering costs.............        7,534      100,000        89,078     681,000
  Retirement of common stock..................................      (37,177)     --            (25,000)     --
  Issuance of preferred stock, net of offering costs..........      --           --             13,337      65,000
  Contribution of capital.....................................      --           --            --            3,250
  Issuance of subsidiary's common stock, net of offering
    costs.....................................................      --           --            863,915      --
  Increase in minority interest, net of offering costs of
    $4,751....................................................      --           --            370,249      --
                                                                -----------  -----------  ------------  ----------
      Net cash provided by financing activities...............      (23,662)     100,000     1,651,608     703,823
                                                                -----------  -----------  ------------  ----------

          See accompanying notes to consolidated financial statements.

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONCLUDED)

                                                                THREE MONTHS ENDED JUNE
                                                                          30,              YEARS ENDED MARCH 31,
                                                                ------------------------  ------------------------
                                                                   1997         1996          1997         1996
                                                                -----------  -----------  ------------  ----------
                                                                      (UNAUDITED)
NET INCREASE (DECREASE) IN CASH...............................  $    (5,001) $   (24,283) $     60,864  $   47,846
CASH, BEGINNING OF PERIOD.....................................      109,387       48,523        48,523         677
                                                                -----------  -----------  ------------  ----------
CASH, END OF PERIOD...........................................  $   104,386  $    24,240  $    109,387  $   48,523
                                                                -----------  -----------  ------------  ----------
                                                                -----------  -----------  ------------  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid...............................................  $   --       $   --       $      5,487  $   --
                                                                -----------  -----------  ------------  ----------
                                                                -----------  -----------  ------------  ----------
  Income taxes paid...........................................  $   --       $   --       $    --       $   12,147
                                                                -----------  -----------  ------------  ----------
                                                                -----------  -----------  ------------  ----------
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Common stock subscribed.....................................  $   --       $   (20,000) $    --       $   20,000
  Purchase of equipment via capital lease obligation..........  $   --       $   --       $     19,310  $   --
                                                                -----------  -----------  ------------  ----------
                                                                -----------  -----------  ------------  ----------
  Common stock issued for services............................  $    40,000  $   --       $    --       $   --
                                                                -----------  -----------  ------------  ----------
                                                                -----------  -----------  ------------  ----------

          See accompanying notes to consolidated financial statements.

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED MARCH 31, 1997 AND 1996 AND

             THREE MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, BUSINESS, AND CONSOLIDATION


    The Company was incorporated on July 26, 1995 as New Frontier Media, Inc. and subsequently changed its name to Old Frontier Media, Inc. ("OFMI"). On July 31, 1995, OFMI acquired 100% of the outstanding common stock of Boulder Interactive Group, Inc. ("BIG") (a developer and publisher of entertainment and educational computer software on CD-ROM), incorporated on June 3, 1994, for 100% of OFMI's outstanding common stock. In addition, on July 31, 1995 OFMI capitalized two subsidiaries, David Entertainment, Inc. ("DVD") (distributor of adult laserdisc and digital video disc format titles) and FUZZY Entertainment, Inc. ("FUZZY") (developer and distributor of fine art posters and decorative art posters).



    On September 15, 1995, the shareholders of National Securities Holding Corporation ("NSHC") approved an exchange of common stock of NSHC for the outstanding common stock of Old Frontier Media, Inc. ("OFMI") and a name change from NSHC to New Frontier Media, Inc. ("NFMI"). As a result of this transaction, NFMI owns OFMI as a wholly owned subsidiary. OFMI is presently the only operating subsidiary (through its subsidiaries BIG, DVD and FUZZY) of NFMI. The stock exchange between NSHC and OFMI has been considered a reverse acquisition. Under reverse acquisition accounting, OFMI was considered the acquiror for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of NSHC. The acquisition was accomplished through the exchange of all the outstanding common stock of OFMI for 3,720,000 shares of common stock and 40,000 shares of preferred stock (after giving effect to the conversion of the preferred stock to common stock and then giving effect to a 1-for 2,034.66 reverse stock split of NSHC's common stock) representing a controlling interest in NSHC. On September 20, 1996, Quarto Holdings, Inc. ("Quarto") purchased 1,714 newly issued common shares of BIG for a 30% minority interest (see Note 4).



    The accompanying consolidated financial statements include the historical accounts of BIG for all periods and the accounts of NFMI since September 15, 1995 and OFMI, DVD and FUZZY since inception. As a result of the issuance of the common stock of BIG, as mentioned above, the accompanying financial statements include 100% of the operations of BIG through September 20, 1996, and the minority interest in net loss of subsidiary represents 30% of the operations of BIG after that date. All intercompany accounts and transactions have been eliminated in consolidation. The June 30, 1997 and 1996 amounts included herein are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, cash flows and changes in shareholders' equity at June 30, 1997 and 1996 have been made.


ACCOUNTS RECEIVABLE

    In connection with BIG's sales and distribution of its products, BIG's major distributor withholds 10% of its sales for returns from retailers. Per the agreement dated December 23, 1994 with the distributor, these funds will be retained until the agreement is terminated, but at no time shall the reserve exceed the lesser of $150,000, or 10% of the total net receipts for the previous twelve months. The agreement automatically renews after its three year term on a year to year basis unless terminated by either party upon 180 days written notice. At June 30, 1997, March 31, 1997 and 1996, retention amounts were

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 1997 AND 1996 AND

             THREE MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$95,235, $88,844 and $77,053, respectively. In addition, included in accounts receivable at June 30, 1997 and March 31, 1997 is $11,962 and $17,141 from this distributor.

INVENTORIES

    Inventories consist of CD-ROM and laserdisc products which are acquired or internally developed. These costs include acquisition, production, duplication and the physical packaging of the products and are charged to cost of sales as sales are made over the number of units estimated to be sold. It is the Company's policy to evaluate these products for net realizable value on a product-by-product basis.

FURNITURE AND EQUIPMENT

    Furniture and equipment are stated at cost. The cost of maintenance and repairs is charged to operations as incurred; significant additions and betterments are capitalized. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of three to five years.

INCOME TAXES

    Concurrent with the stock exchange discussed above, BIG terminated its subchapter S election effective July 31, 1995. The Company files a consolidated income tax return with its subsidiaries in which the Company has an 80% or greater interest.

CASH FLOWS

    For purposes of reporting cash flows, cash includes those investments which are short-term in nature (three months or less to original maturity), are readily convertible to cash, and represent insignificant risk of changes in value.

PREPAID DISTRIBUTION RIGHTS


    Prepaid distribution rights include laserdisc and digital disc format title rights purchased under agreements with related (see Note 3) and non-related entities for replication and distribution. As these format titles are placed in production, included in inventory, they will be charged to cost of sales as sales are made over the number of units estimated to be sold.


RESEARCH AND DEVELOPMENT COSTS

    All costs incurred to establish technological feasibility of the Company's CD-ROM products are expensed as incurred. The majority of these costs are contract services.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash, certificates of deposits, accounts receivable, accounts payable and notes receivable and payable approximates fair value.

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 1997 AND 1996 AND

             THREE MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONCLUDED)
ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOCK WARRANTS

    The Company follows the intrinsic value based method of accounting as prescribed by APB 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, for its stock-based compensation. Under the Company's stock warrant issuances, the exercise price is in excess of the fair value of the warrants at the grant date and no compensation cost is recognized.

NET LOSS PER SHARE OF COMMON STOCK

    Net loss per share of common stock is based on the weighted average number of shares of common stock outstanding, giving effect to the reverse acquisition and reverse stock split of NFMI discussed above. Common stock equivalents are not included in the weighted average calculation since their effect would be anti-dilutive. Preferred dividends of $1,213, $813, $3,417 and $1,718 have been added back to the net loss to arrive at net loss per common share for the three months ended June 30, 1997 and 1996 and years ended March 31, 1997 and 1996, respectively.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2--LONG-TERM DEBT

                                                                                                 MARCH 31,
                                                                              JUNE 30,    ------------------------
                                                                                1997         1997         1996
                                                                             -----------  -----------  -----------
                                                                             (UNAUDITED)
Notes payable to officers and shareholders bearing interest at 8.5%,
  unsecured and due on demand anytime after December 31, 1996..............  $    85,000  $    85,000  $    85,000
Notes payable to entities, controlled by officers and shareholders, bearing interest at 8.5%, unsecured and due on demand anytime after December 31,
  1996.....................................................................       54,573       54,573       54,573
                                                                             -----------  -----------  -----------
                                                                                 139,573      139,573      139,573
    Less current portion...................................................     (139,573)    (139,573)    (139,573)
                                                                             -----------  -----------  -----------
                                                                             $   --       $   --       $   --
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 1997 AND 1996 AND

             THREE MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)

NOTE 2--LONG-TERM DEBT (CONCLUDED)
    Included in other liabilities at June 30, 1997, March 31, 1997 and 1996 are $29,320, $11,012 and $15,562 of accrued interest relating to the above notes, respectively.

NOTE 3--RELATED PARTY TRANSACTIONS


    The Company purchased $65,000 of adult laserdisc format titles from a related entity through the issuance of preferred stock (see Note 4). In addition, the Company has an agreement with another related entity to sell, package, handle, replicate and ship these adult laserdisc format titles at the Company's expense for a management fee of $35,000 per month through May 31, 1996 and $40,000 per month thereafter. During the three months ended June 30, 1997 and 1996 and the years ended March 31, 1997 and 1996 this related entity withheld from sales of $378,049, $631,742, $2,236,143 and $1,592,856, replicating costs of $324,887, $451,035, $1,646,364 and $939,622 and management fees of $120,000, $110,000, $470,000 and $262,500, respectively. Included in accounts receivable at June 30, 1997, March 31,
1997 and 1996 was $25,173, $141,585 and $222,276 due from the related entity, respectively.


    In June 1995, the Company issued a three year note receivable to one of its officers in the amount of $38,000. The note requires interest only payments at a rate of 6.1%, payable on a quarterly basis with the principal due on August 31, 1998. Interest earned on this note for the three months ended June 30, 1997 and 1996 and the years ended March 31, 1997 and 1996 was $578, $578, $2,318 and
$1,346, respectively.

    The Company leases certain equipment and office space via entities controlled by an officer and shareholder on a month to month basis (see Note 6). During the three months ended June 30, 1997 and 1996 and the years ended March 31, 1997 and 1996 the Company paid $18,339, $21,080, $116,549 and $98,212 to these entities relating to these leases, respectively.

NOTE 4--SHAREHOLDERS' EQUITY

COMMON STOCK

    The Company issued 195,250 units (one share of common stock and one Class A warrant to purchase one share of common stock at an exercise price of $5.50 expiring December 13, 1997) through a private placement memorandum at a price of $4.00 per unit. In December, 1996, 6,250 units were retired at the original subscription price. For the three months ended June 30, 1997 the Company issued 10,511 shares of common stock in prepayment of services to be rendered and for services rendered. In addition, the Company purchased and retired 7,000 shares of common stock during the three months ended June 30, 1997.

PREFERRED STOCK

    On September 20, 1995, the Company issued 10,000 shares of Class A preferred, 5% cumulative stock in exchange for adult laserdisc format content titles from a related entity (see Note 3).

    In February, 1997 the Company issued 5,000 shares of Series B, 8% cumulative, convertible preferred stock at $4.00 per share. Each Series B preferred share is convertible into one share of the Company's common stock subject to certain conditions.

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 1997 AND 1996 AND

             THREE MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)

NOTE 4--SHAREHOLDERS' EQUITY (CONCLUDED)
    As of June 30, 1997, cumulative dividends in arrears on Class A and B preferred stock totalled $6,348.

SUBSIDIARY SALE OF STOCK


    On September 20, 1996, Quarto Holdings, Inc., a Delaware Corporation, purchased 30% of newly issued common stock of BIG for $1,250,000 in cash and rights to develop and exploit digital material owned by Quarto. The Company placed a $-0- value on the rights received from Quarto. The Company recorded 70% of the $1,250,000 in proceeds as equity on a consolidated basis and 30% of this amount as a minority interest (see Note 1).



    In connection with the purchase, NFMI entered into a stockholder agreement with Quarto whereby at least 75% of stockholder approval is necessary to approve certain actions taken on behalf of BIG. The agreement enumerates various actions and restrictions as it relates to the operations of BIG, specifically (1) that the funding proceeds can only be used to fund BIG's development and commercialization of CD-ROM titles and (2) 75% shareholder approval is required before encumbering any assets of BIG. Therefore, cash and certificates of deposit of $687,773 and $841,568 at June 30, 1997 and March 31, 1997,
respectively was restricted to BIG's operations and could not be used for the operations of NFMI or its affiliates. On November 4, 1996 and February 11, 1997 NFMI opened lines of credit with a banking institution (see Note 7) and secured these lines of credit with BIG's certificates of deposit. Under (2) above NFMI breached the terms of the stockholder agreement by not obtaining 75% stockholder approval before encumbering the assets of BIG. On July 2, 1997, the Company unencumbered the certificates of deposit (see Note 10).


WARRANTS


    In connection with the above transaction, Quarto purchased a warrant from NFMI for $400 cash which allows the right to purchase up to 400,000 common shares of NFMI at an exercise price of $6.00 per share expiring on September 20, 2001. Pursuant to the terms of the warrant agreement, these shares and the related exercise price will be adjusted if additional shares of common stock are issued by the Company.



    On October 12, 1995, the Company issued 20,000 warrants at an exercise price of $4.00, expiring October 12, 1998, to an investment banker in connection with a financial advisor agreement.


NOTE 5--INCOME TAXES


    The Company has an unused net operating loss carry forward on a consolidated basis of approximately $240,000 for income tax purposes, which principally expires in 2012. In addition, the Company's 70% owned subsidiary BIG, which is not part of the consolidated income tax return, has a net operating loss of approximately $216,000 expiring in 2012. These net operating loss carryforwards may result in future income tax benefits; however, because realization is uncertain at this time, a valuation reserve in the same amount has been established. Temporary differences arise from the recording of depreciation.

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 1997 AND 1996 AND

             THREE MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)

NOTE 5--INCOME TAXES (CONCLUDED)
Significant components of the Company's deferred tax liabilities and assets as of March 31, 1997 and 1996 are as follows:

                                                                           1997        1996
                                                                        -----------  ---------
Deferred tax liabilities..............................................  $   --       $  --
                                                                        -----------  ---------
                                                                        -----------  ---------
Deferred tax assets
  Net operating loss carry forwards...................................      174,808      3,270
  Valuation allowance for deferred tax assets.........................     (174,808)    (3,270)
                                                                        -----------  ---------
                                                                        $   --       $  --
                                                                        -----------  ---------
                                                                        -----------  ---------

    The income tax provision reflected on the statement of operations of $12,147 in 1996 was due to filing a short period return to coincide the respective entities' tax year end. This provision is not recoverable from the utilization of the above net operating loss.

NOTE 6--COMMITMENTS AND AGREEMENTS

    The Company has leases for office space and equipment under various operating and capital leases. Included in furniture and equipment at March 31, 1997 is $19,310 of equipment under capital lease and accumulated depreciation relating to this lease of $3,862.

    Future minimum lease payments under these leases as of March 31, 1997 are as follows:

                                                                                            PRINCIPAL DUE
YEAR ENDED MARCH 31,                                                 OPERATING    CAPITAL   CAPITAL LEASE
------------------------------------------------------------------  -----------  ---------  -------------
1998..............................................................   $  56,000   $   7,606   $     5,139
1999..............................................................      --           7,606         5,814
2000..............................................................      --           6,473         6,102
2001..............................................................      --           1,414         1,010
                                                                    -----------  ---------  -------------
                                                                     $  56,000      23,099   $    18,065
                                                                    -----------             -------------
                                                                    -----------             -------------
Less amount representing interest.................................                   5,034
                                                                                 ---------
Present value of net minimum lease payments.......................               $  18,065
                                                                                 ---------
                                                                                 ---------

    Total rent expense for the three months ended June 30, 1997 and 1996 and the years ended March 31, 1997 and 1996, was $18,339, $21,080, $136,013 and
$100,441, respectively.

    On November 11, 1996 the Company entered into a two year financial advisory and consulting agreement requiring annual payments of $50,000 and warrants to purchase 150,000 shares of NFMI's common stock at an exercise price of the market value of the common stock at the date of issuance. As of March 31, 1997 none of the above warrants were issued.

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 1997 AND 1996 AND

             THREE MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)

NOTE 6--COMMITMENTS AND AGREEMENTS (CONCLUDED)
    The Company's subsidiary FUZZY has entered into an agreement with an individual to find images, negotiate artist contracts, finalize prints and proofs and the marketing and selling of the prints. The agreement is for a term of seven years and the Company has agreed to advance the venture as a line of credit up to $250,000. Net profits will be split on a 50%/50% basis; however, in the event advances are drawn by this individual, profits will be split on a 60%/40% basis until the advances have been paid in full. Included in other assets as of June 30, 1997 and March 31, 1997 is approximately $78,716 and $70,000 of advances to this individual under the agreement.

NOTE 7--LINES OF CREDIT

    The Company has lines of credit with a banking institution as follows:

                                                                                              MARCH 31,
                                                                                                 1997
                                                                                  JUNE 30,    ----------
                                                                                    1997
                                                                                 -----------
                                                                                 (UNAUDITED)
$250,000 line of credit, dated November 4, 1996, bearing interest at 7.950%,
  due November 4, 1997 secured by certificate of deposit.......................   $ 248,934   $  247,241
$100,000 line of credit, dated February 11, 1997, bearing interest at 8.280%,
  due November 4, 1997 secured by certificate of deposit.......................      99,682       94,033
                                                                                 -----------  ----------
                                                                                  $ 348,616   $  341,274
                                                                                 -----------  ----------
                                                                                 -----------  ----------


    The two certificates of deposit securing the above lines of credit are held in the name of the Company's subsidiary BIG. The certificates bear interest at rates ranging from 6% to 7% and mature in November and December of 1997 (see
Note 4).


NOTE 8--STOCK WARRANTS

    The Company has no formal stock option plan; however, it has granted warrants to officers and employees allowing them to purchase common stock of the Company in excess of the market value of the stock at date of grant. Warrants granted are for a three-year term.

    In addition, common stock warrants have been issued in connection with certain offerings of stock and in connection with a financial advisory agreement (see Note 4). At March 31, 1997, warrants to purchase common stock at various prices were outstanding which expire as follows:

                                                                                       EXERCISE
EXPIRATION DATE                                                            WARRANTS      PRICE
-------------------------------------------------------------------------  ---------  -----------
December, 1997...........................................................    189,000   $    5.50
October, 1998............................................................     20,000        4.00
September, 2001..........................................................    400,000        6.00
                                                                           ---------
                                                                             609,000
                                                                           ---------
                                                                           ---------

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 1997 AND 1996 AND

             THREE MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)

NOTE 8--STOCK WARRANTS (CONCLUDED)
    The following table describes certain information related to the Company's compensatory stock warrant activity for the year ending March 31, 1997.


                                                                  NUMBER OF   WEIGHTED AVERAGE
                                                                  WARRANTS     EXERCISE PRICE
                                                                 -----------  -----------------
Outstanding, March 31, 1996....................................      --           $  --
Grants during year--Exercise price > market price..............     146,666            6.00
Exercised, forfeited and expired during year...................      --              --
                                                                 -----------          -----
Outstanding and exercisable, March 31, 1997....................     146,666       $    6.00
                                                                 -----------          -----
                                                                 -----------          -----


    The weighted average grant date fair value of the warrants granted in 1997 was as follows:


Exercise price > market price.......  $   .5329
                                      ---------
                                      ---------


    The fair value of each option warrant is estimated using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.50%; dividend yield of -0-%; expected life three years; and volatility of 16.71%.


    A summary of the Company's outstanding and exercisable stock warrants as of March 31, 1997 is as follows:


                                                                             WEIGHTED AVERAGE
                                                             NUMBER OF     REMAINING CONTRACTUAL
EXERCISE PRICES                                              WARRANTS          LIFE (MONTHS)
----------------------------------------------------------  -----------  -------------------------
$6.00--Outstanding and exercisable........................     546,666                  48
$4.00--Outstanding and exercisable........................      20,000                  18
$5.50--Outstanding and exercisable........................     189,000                   9


    As previously described, the Company applies APB 25 and related Interpretations in accounting for its stock warrants. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's warrants been determined based on the fair value at the grant dates for awards consistent with the method of SFAS 123, the Company's net loss and loss per share would have increased to the pro forma amounts indicated below:


                                                                                   MARCH 31,
                                                                                      1997
                                                                                  ------------
Net loss........................................................................  $   (464,189)
                                                                                  ------------
                                                                                  ------------
Net loss per share..............................................................  $       (.11)
                                                                                  ------------
                                                                                  ------------

                            NEW FRONTIER MEDIA, INC.
                                AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)


                    YEARS ENDED MARCH 31, 1997 AND 1996 AND

             THREE MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)


NOTE 9--RISKS AND UNCERTAINTIES (CONCLUDED)


    As previously discussed in Note 3, the Company distributes, through a related entity, its adult laserdisc format titles. This related entity generates substantially all of its sales from two distributors in California.

    The Company sells the majority of its CD-Rom products through a distributor in California. For the periods ended March 31, 1997 and 1996, 6% and 35% of total sales were received from this distributor (see Note 1). The loss of this distributor or the loss of the related entity's distributors mentioned above could have an adverse effect on the Company's operations.

    The Company also uses one major vendor to replicate all of its laserdisc products; management believes that other vendors could be substituted on materially the same terms if the loss of this vendor occurred.


    The Company has deposits in a bank in excess of the FDIC insured amounts of $100,000. The amounts in excess of $100,000 are subject to loss should the bank cease business.



NOTE 10--EVENTS SUBSEQUENT TO THE DATE OF THE AUDITORS' REPORT



    On October 24, 1997, the Company obtained a $1,000,000 unsecured, conditional (if the Company fails to obtain at least $1,000,000 in alternate funding on or before December 31, 1997), revocable line of credit from an entity controlled by a shareholder of the Company. The line of credit is valid for nine months beginning January 1, 1998, and any amounts the Company draws against the line of credit will bear interest at a rate of 9% per annum.



    In addition, on September 29, 1997 the Company encumbered BIG's certificate of deposit which is alleged by Quarto to be a violation of the terms of the stockholder agreement (see Note 4). On October 23, 1997, Quarto filed an action seeking, among other things, rescission of the purchase agreement, a temporary restraining order and preliminary injunction against the Company and BIG, preventing BIG from transferring or encumbering BIG's assets for the benefit of the Company. On October 28, 1997, the Company and Quarto entered into a Stipulation, whereby the Company agreed that it would not transfer, or otherwise encumber, any assets of BIG without the prior written consent of Quarto. Actions, if any, that Quarto may pursue are uncertain at the present time.

                                AUDITORS' REPORT

To the Directors of
Fifth Dimension Communications (Barbados) Inc.,
1043133 Ontario Inc. and Merlin Sierra Inc.


    We have audited the combined balance sheets of Fifth Dimension Communications (Barbados) Inc., 1043133 Ontario Inc. and Merlin Sierra Inc. as at March 31, 1997 and 1996 and the combined statements of income and retained earnings and cash flows for the years then ended. These combined financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.



    We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.



    In our opinion, these combined financial statements present fairly, in all material respects, the financial position of the companies as at March 31, 1997 and 1996 and the results of their operations and the changes in their financial position for the years then ended in accordance with accounting principles generally accepted in the United States.



                                                      ERNST & YOUNG



Ottawa, Canada

June 27, 1997                                              Chartered Accountants

                 FIFTH DIMENSION COMMUNICATIONS (BARBADOS) INC.
              1043133 ONTARIO INC. AND MERLIN SIERRA INC. (NOTE 1)
                            COMBINED BALANCE SHEETS
                            (UNITED STATES DOLLARS)



                                     ASSETS



AS AT:                                                                        JUNE 30,
---------------------------------------------------------------------------     1997
                                                                             -----------  MARCH 31,   MARCH 31,
                                                                                             1997        1996
                                                                                  $       ----------  ----------
                                                                             (UNAUDITED)      $           $
CURRENT ASSETS
Cash.......................................................................     524,376      642,466     615,559
Accounts receivable--net of allowance for doubtful accounts of $1,450 (June
  30, 1997); $1,450 (March 31, 1997); $59,530 (March 31, 1996).............   1,929,997    1,522,195     560,351
Related party receivables (Note 6).........................................   1,023,096    1,492,275   1,764,866
Inventory..................................................................      --           --          11,409
Transponder deposits.......................................................     200,000      200,000     150,000
Deferred income taxes......................................................      --           --          71,500
Prepaid expenses...........................................................     291,657      282,883     623,756
                                                                             -----------  ----------  ----------
                                                                              3,969,126    4,139,819   3,797,461

Film exhibition rights.....................................................     653,546      748,331     662,935
Restricted investments--at cost (Note 3)...................................     672,775      691,492     825,449
Investment in shares.......................................................      --           --         220,000
Capital assets--net (Note 4)...............................................     406,286      348,463     400,259
                                                                             -----------  ----------  ----------
                                                                              5,701,733    5,928,105   5,906,084
                                                                             -----------  ----------  ----------
                                                                             -----------  ----------  ----------

                                                  LIABILITIES

CURRENT LIABILITIES
Bank loan (Note 5).........................................................      --           35,128      98,958
Accounts payable and accrued charges.......................................     375,005    1,009,773     905,682
Related party payables (Note 6)............................................     527,420      471,282     860,703
Income taxes payable (Note 10).............................................     402,082      382,082     408,744
Deferred subscription revenue..............................................   1,794,101    1,720,810   2,075,337
                                                                             -----------  ----------  ----------
                                                                              3,098,608    3,619,075   4,349,424
                                                                             -----------  ----------  ----------
                                                                             -----------  ----------  ----------
Commitments and Contingent Liabilities (Notes 6 & 7)

                                              SHAREHOLDERS' EQUITY

Capital Stock (Note 8).....................................................         272          272         272
Retained Earnings..........................................................   2,602,853    2,308,758   1,556,388
                                                                             -----------  ----------  ----------
                                                                              2,603,125    2,309,030   1,556,660
                                                                             -----------  ----------  ----------
                                                                              5,701,733    5,928,105   5,906,084
                                                                             -----------  ----------  ----------
                                                                             -----------  ----------  ----------



                See accompanying notes to Financial Statements.

                 FIFTH DIMENSION COMMUNICATIONS (BARBADOS) INC.
                  1043133 ONTARIO INC. AND MERLIN SIERRA INC.


              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                            (UNITED STATES DOLLARS)



                                                       THREE MONTHS   THREE MONTHS
                                                        ENDED JUNE     ENDED JUNE     YEAR ENDED     YEAR ENDED
                                                            30,            30,         MARCH 31,      MARCH 31,
                                                           1997           1996           1997           1996
                                                       -------------  -------------  -------------  -------------
                                                               (UNAUDITED)                    (AUDITED)
Sales................................................   $ 3,041,068    $ 3,573,571   $  15,044,139  $  12,223,731
Cost of Sales........................................     1,904,646      2,236,915       9,560,847      6,317,438
                                                       -------------  -------------  -------------  -------------
Gross Profit.........................................     1,136,422      1,336,656       5,483,292      5,906,293
Expenses (see Schedule)..............................       822,327      1,103,317       4,264,144      3,898,653
                                                       -------------  -------------  -------------  -------------
Net income from operations...........................       314,095        233,339       1,219,148      2,007,640
Loss on investment in Shares.........................       --             220,000         220,000       --
                                                       -------------  -------------  -------------  -------------
                                                            314,095         13,339         999,148      2,007,640
                                                       -------------  -------------  -------------  -------------
Provision for (recovery of) income taxes
  Current............................................        20,000        --               30,350       (113,563)
  Deferred...........................................       --            (574,980)         71,500        (71,500)
                                                       -------------  -------------  -------------  -------------
                                                             20,000       (574,980)        101,850       (185,063)
                                                       -------------  -------------  -------------  -------------
Net Income for the period............................       294,095        588,319         897,298      2,192,703
Retained Earnings (Deficit), beginning of period.....     2,308,758      1,556,388       1,556,388       (636,315)
                                                       -------------  -------------  -------------  -------------
                                                          2,602,853      2,144,707       2,453,686      1,556,388
Dividends paid.......................................       --             --              144,928       --
                                                       -------------  -------------  -------------  -------------
Retained Earnings end of period......................   $ 2,602,853    $ 2,144,707   $   2,308,758  $   1,556,388
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------



                See accompanying notes to Financial Statements.

                 FIFTH DIMENSION COMMUNICATIONS (BARBADOS) INC.
                  1043133 ONTARIO INC. AND MERLIN SIERRA INC.


                         COMBINED STATEMENTS OF CASH FLOWS


                            (UNITED STATES DOLLARS)


                                                THREE MONTHS    THREE MONTHS         YEAR              YEAR
                                               ENDED JUNE 30,  ENDED JUNE 30,  ENDED MARCH 31,   ENDED MARCH 31,
                                                    1997            1996             1997              1996
                                               --------------  --------------  ----------------  ----------------
                                                     $               $                $                 $
                                                (UNAUDITED)     (UNAUDITED)       (AUDITED)         (AUDITED)
CASH PROVIDED FROM (USED IN)
OPERATING ACTIVITIES
Net income for the period....................       294,095         588,319           897,298         2,192,703
Items not affecting cash--
Amortization of capital assets...............        30,744          48,077           120,347           144,398
Amortization of film exhibition rights.......       200,302         271,325           931,637           776,758
Loss on investment in shares.................        --             220,000           220,000           --
Deferred income taxes........................        --            (574,980)           71,500           (71,500)
Net change in operating components of working
  capital (Note 11)..........................       136,496        (253,254)         (936,660)         (821,184)
                                               --------------  --------------  ----------------  ----------------
                                                    661,637         299,487         1,304,122         2,221,175
                                               --------------  --------------  ----------------  ----------------
INVESTING ACTIVITIES
Investment in shares.........................        --              --               --               (220,000)
Purchases of capital assets..................       (88,567)        (13,719)          (74,682)         (144,108)
Sales of capital assets......................        --              --                 6,131            11,893
Transfers of capital assets to related
  company....................................        --              --               --                567,373
(Advances to) repayments from, Teletheatre
  Plus Inc...................................        --              --               718,432          (718,432)
Purchases of film exhibition rights..........      (105,517)       (271,325)       (1,017,033)         (904,121)
(Purchase) redemption of restricted
  investments................................      (592,002)         (9,944)          133,957           (22,135)
                                               --------------  --------------  ----------------  ----------------
                                                   (786,086)       (294,988)         (233,195)       (1,429,530)
                                               --------------  --------------  ----------------  ----------------
FINANCING ACTIVITIES
Capital stock................................        --              --               --                    100
Bank loan....................................       (35,128)        (15,625)          (63,830)           98,958
Dividends....................................        --              --              (144,928)          --
Net change in accounts receivable and
  payable, related companies.................        41,487        (206,964)         (835,262)         (398,661)
                                               --------------  --------------  ----------------  ----------------
                                                      6,359        (222,589)       (1,044,020)         (299,603)
                                               --------------  --------------  ----------------  ----------------
INCREASE (DECREASE) IN CASH FOR THE PERIOD...      (118,090)       (218,090)           26,907           492,042
CASH--BEGINNING OF PERIOD....................       642,466         615,559           615,559           123,517
                                               --------------  --------------  ----------------  ----------------
CASH--END OF PERIOD..........................       524,376         397,969           642,466           615,559
                                               --------------  --------------  ----------------  ----------------
                                               --------------  --------------  ----------------  ----------------



                See accompanying notes to financial statements.

                 FIFTH DIMENSION COMMUNICATIONS (BARBADOS) INC.
                    1043133 ONTARIO INC., MERLIN SIERRA INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1997

1. BASIS OF PRESENTATION

    These financial statements present the combined assets, liabilities, revenues and expenses of Fifth Dimension Communications (Barbados) Inc. and 1043133 Ontario Inc. for the years ended March 31, 1997 and 1996 and those of Merlin Sierra Inc., from February 1, 1996, the date of acquisition to March 31, 1996 and the year ended March 31, 1997.


    The three companies carry on complementary but different businesses related to the broadcasting of movies to subscribers by satellite and cable. Fifth Dimension Communications (Barbados) Inc. is incorporated under the laws of Barbados, 1043133 Ontario Inc. is incorporated under the laws of the Province of Ontario in Canada and Merlin Sierra Inc. is incorporated under the laws of the State of California in the United States. None of the three companies own shares in the other companies.



    These combined financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States applied on a consistent basis and are presented in United States dollars. They have been prepared in connection with a proposed sale of the combined business of the three companies as expressed in a letter of intent dated April 14, 1997. Under the terms of the letter of intent, the purchaser will only acquire certain of the assets of the combined entities presented.


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INVENTORY

    Inventory is recorded at the lower of cost and net realizable value.

    FILM EXHIBITION RIGHTS

    Rights to exhibit films are recorded at cost and are amortized on a straight-line basis over the period of the contract, which is normally twenty-four months.

    INVESTMENT IN SHARES

    The investment in shares, originally recorded at cost, has been accounted for by the equity basis.

    CAPITAL ASSETS


    Capital assets are initially recorded at cost and amortized over their estimated useful lives. Furniture and fixtures are being amortized on the diminishing balance basis at a rate of 20% per year. Automobiles and computers are being amortized on the diminishing balance basis at a rate of 30% per year. Leaseholds and the telephone system are amortized on a straight line basis over the five year term of the realty lease. Software is amortized at a 100% rate.

                 FIFTH DIMENSION COMMUNICATIONS (BARBADOS) INC.
                    1043133 ONTARIO INC., MERLIN SIERRA INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

    Revenue from sales of television movie subscriptions from three to twelve months is recognized on a monthly basis over the term of the subscription.

    FOREIGN EXCHANGE


    Monetary assets and liabilities denominated in currencies other than United States dollars are translated at exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities in currencies other than United States dollars are translated at historical rates. Revenue and expense items are translated at average rates of exchange for the year. Translation gains and losses are included in the determination of earnings.


3. RESTRICTED INVESTMENTS

    Restricted investments consist of short-term marketable securities and deposits recorded at cost held as collateral by the financial institutions providing merchant credit card service to 1043133 Ontario Inc.

4. CAPITAL ASSETS


                                                                      1997                      1996
                                                            ------------------------  ------------------------
                                                                        ACCUMULATED               ACCUMULATED
                                                               COST     AMORTIZATION     COST     AMORTIZATION
                                                            ----------  ------------  ----------  ------------
                                                                $            $            $            $
Furniture and fixtures....................................     101,562       40,196       95,444       25,522
Leaseholds................................................      52,004       15,042       50,470       31,528
Telephone system..........................................     105,297       44,836      100,731          398
Automobiles...............................................      55,489       36,028       55,489       20,352
Computers.................................................     298,197      149,749      271,439      100,640
Software..................................................      38,234       16,469       14,766        9,640
                                                            ----------  ------------  ----------  ------------
                                                               650,783      302,320      588,339      188,080
Accumulated amortization..................................     302,320                   188,080
                                                            ----------                ----------
                                                               348,463                   400,259
                                                            ----------                ----------
                                                            ----------                ----------


5. BANK LOAN


    The bank loan to Merlin Sierra Inc. bears interest at 16% with monthly principal repayments of $12,148 to June, 1997. The loan is collateralized by a commercial security agreement on all assets of Merlin Sierra Inc. and personal guarantees of certain officers of Merlin Sierra Inc.


6. RELATED COMPANY INFORMATION

    The companies are related by common control.

                 FIFTH DIMENSION COMMUNICATIONS (BARBADOS) INC.
                    1043133 ONTARIO INC., MERLIN SIERRA INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997

6. RELATED COMPANY INFORMATION (CONTINUED)
(A) ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE


    Accounts receivable include amounts due from related companies totalling $1,492,275 (1996 $1,764,866). Accounts payable include amounts due to related companies totalling $471,282 (1996 $860,703).



    The significant balances receivable from or (payable to) related companies, each of which are related by being under common control, are as follows:


                                                                                               1997        1996
                                                                                            ----------  ----------
                                                                                                $           $
Fifth Dimension Communications (1996) Corporation.........................................    (171,971)   (698,847)
Fifth Dimension Communications Holdings, Inc. ............................................     461,599      45,880
Fifth Dimension Capital Corporation.......................................................     929,854     577,517
Fifth Dimension Communications Atlantic Inc. .............................................      --         132,609
Fifth Dimension SatCom Inc. ..............................................................     (86,408)     31,408
Turks & Caicos Island Wireless Television Ltd. ...........................................    (150,000)     --
Fifth Dimension Technologies Inc. ........................................................      60,066    (102,772)
FirstLink Communications Inc. ............................................................      14,011     164,671
Teletheatre Plus Inc. note receivable.....................................................      --         718,432

(B) TRANSACTIONS

    Related party transactions are measured at exchange values which correspond to the amount established and agreed upon by both parties.

    The significant transactions entered into by 1043133 Ontario Inc. with related companies are as follows:

       Rented offices from Fifth Dimension Capital Corporation for $47,826 (1996 $47,826).

       Rented satellite uplink from 841161 Ontario Limited for $62,000 (1996 $62,000) and space for broadcasting facilities for $41,526 (1996 $18,141). Prepaid expenses include prepaid rent to 841161 Ontario Limited of $118,000 (1996 Nil).

       Purchased accounting and administrative services from Fifth Dimension Capital Corporation for $166,423 (1996 $142,140).

       Purchased engineering services from Fifth Dimension SatCom Inc. for $365,836 (1996 $374,177).

       Purchased full period satellite space segment from Fifth Dimension Communications (1996) Corporation for Nil (1996 $377,570) and occasional use satellite space segment for $53,934 (1996 Nil) and rented broadcasting equipment for $113,000 (1996 $117,174). In addition, a management fee of $81,500 was charged to Fifth Dimension Communications
       (1996) Corporation in 1996. No amount was required to be charged in 1997.

       Purchased subscriber activation services from FirstLink Communications Inc. for $224,275 (1996 $181,017).

                 FIFTH DIMENSION COMMUNICATIONS (BARBADOS) INC.
                    1043133 ONTARIO INC., MERLIN SIERRA INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997

6. RELATED COMPANY INFORMATION (CONTINUED)
       Wrote down amounts receivable from NA Microsat Corporation of $20,141 (1996 $91,217) to their estimated realizable value.

       Transferred equipment to Fifth Dimension Communications (1996) Corporation for $564,161 (1996 Nil).

       Rented a hospitality suite from Fifth Dimension Technologies Inc. for $75,938 (1996 $18,750) and purchased computer equipment for $30,605 (1996 $38,287).

    The significant transactions entered into by Merlin Sierra Inc. with related companies are as follows:

       Purchase of satellite space segment from Fifth Dimension Communications
       (1996) Corporation for $1,188,000 (1996 $132,000).

    The significant transactions entered into by Fifth Dimension Communications (Barbados) Inc. with related companies are as follows:

       Sold to Fifth Dimension Atlantic Communications Inc. space segment for $76,500 (1996 $102,000).

       Rented broadcasting equipment for $25,700 (1996 Nil) and purchased occasional use satellite space segment for $80,900 (1996 Nil) from Fifth Dimension Communications (1996) Corporation.

       Purchased subscriber activation services from FirstLink Communications Inc. for $34,600 (1996 Nil).

       Purchased engineering services from Fifth Dimension SatCom Inc. for $92,000 (1996 Nil).

(C) COMMITMENTS

    Commitments by 1043133 Ontario Inc. to related companies are as follows:

       The minimum amounts of future lease payments to 841161 Ontario Limited for office accommodation are $40,000 for each of 1998 and 1999.

       The minimum amounts of future lease payments to 841161 Ontario Limited for a satellite uplink facility are $62,000 for 1998 and $31,000 for 1999.

       The minimum amounts of future lease payments to Fifth Dimension Capital Corporation for office facilities are $48,000 for 1998 and 1999.

       A commitment to purchase full period satellite space segment from Fifth Dimension Communications (1996) Corporation for $770,000.

       The minimum amount of future lease payments to Fifth Dimension Communications (1996) Corporation are $128,070 for 1998.

       A commitment to Fifth Dimension SatCom Inc. for the purchase of engineering services in amounts which are based on usage.

                 FIFTH DIMENSION COMMUNICATIONS (BARBADOS) INC.
                    1043133 ONTARIO INC., MERLIN SIERRA INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997


7. THIRD PARTY COMMITMENTS AND CONTINGENT LIABILITIES


    Commitments of Fifth Dimension Communications (Barbados) Inc.

       The Company will be committed as of July 1, 1997 for purchases of full period space segment on three additional satellite transponders totalling $22.5 million during the estimated five year life of the contracts.

       The Company has committed as of March 31, 1997 to purchase full period space segment totalling $5.4 million to December 31, 1999.

    Fifth Dimension Communications (Barbados) Inc. and 1043133 Ontario Inc. have given a guarantee to the vendor in regard to the unpaid purchase price for the acquisition of the business of Merlin Sierra Inc. for a total amount of $850,000. The balance owing as at March 31, 1997 was $643,830 (1996 Nil).


    1043133 Ontario Inc. has a commitment to purchase promotional video services of $217,000 in each of 1998 and 1999.


8. CAPITAL STOCK


                                                                                                         1997         1996
                                                                                                         -----        -----
                                                                                                           $            $
AUTHORIZED
Fifth Dimension Communications (Barbados) Inc. is authorized to issue an unlimited number of common shares and redeemable non-voting preference shares. Non-cumulative dividends on both classes of shares may be declared at the discretion of the directors.

1043133 Ontario Inc. is authorized to issue an unlimited number of common shares

Merlin Sierra Inc. is authorized to issue 100 common shares.

ISSUED
Fifth Dimension Communications (Barbados) Inc.
  100 Common shares.................................................................................         100          100
1043133 Ontario Inc.
  100 Common shares.................................................................................          72           72
Merlin Sierra Inc.
  100 Common shares.................................................................................         100          100
                                                                                                             ---          ---
                                                                                                             272          272
                                                                                                             ---          ---
                                                                                                             ---          ---


9. FAIR MARKET VALUE

    The carrying amounts of the current assets and liabilities, restricted investments and investment in shares approximate fair market values.

10. INCOME TAXES

    The Companies have accumulated timing differences relating to a write down of accounts receivable which, if recognized, would have resulted in a deferred income tax debit of $365,000 (1996 $351,000). A valuation allowance for deferred tax assets was booked for $365,000 (1996 $351,000).

                 FIFTH DIMENSION COMMUNICATIONS (BARBADOS) INC.
                    1043133 ONTARIO INC., MERLIN SIERRA INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997


11. NET CHANGE IN WORKING CAPITAL



                                                                    THREE MONTHS ENDED           YEAR ENDED
                                                                  -----------------------  ----------------------
                                                                   JUNE 30,     JUNE 30,   MARCH 31,   MARCH 31,
                                                                     1997         1996        1997        1996
                                                                  -----------  ----------  ----------  ----------
                                                                        (UNAUDITED)
Cash (used in) provided by:
Accounts receivable.............................................  $    30,608    (748,169)   (961,844)   (233,525)
Inventory.......................................................      --          (22,311)     11,409      (6,545)
Transponder deposits............................................      --         (144,609)    (50,000)   (150,000)
Prepaid expenses................................................       (8,774)    246,065     340,873      10,509
Accounts payable................................................     (578,629)  1,166,768     104,091     459,304
Income taxes payable............................................       20,000      --         (26,662)   (186,023)
Deferred subscription revenue...................................       73,291    (750,998)   (354,527)   (714,901)
                                                                  -----------  ----------  ----------  ----------
                                                                      136,496    (253,254)   (936,660)   (821,184)
                                                                  -----------  ----------  ----------  ----------
                                                                  -----------  ----------  ----------  ----------

                 FIFTH DIMENSION COMMUNICATIONS (BARBADOS) INC.
                    1043133 ONTARIO INC., MERLIN SIERRA INC.

                           COMBINED SCHEDULE OF EXPENSES


                                                                                          YEAR ENDED MARCH 31,
                                                                                         ----------------------
                                                                                            1997        1996
                                                                                         ----------  ----------
                                                                                             $           $
                                                                                             (U.S. DOLLARS)
Advertising............................................................................     360,304     425,996
Amortization of capital assets.........................................................     120,347     144,398
Bank and credit card charges...........................................................     209,824     115,061
Bad debts..............................................................................      68,000     162,095
Business development...................................................................       3,361      15,369
Commissions............................................................................     363,457     375,924
Computer...............................................................................       9,970      25,809
Consulting fees........................................................................      11,718       8,166
Employee benefits......................................................................     104,959     114,100
Interest...............................................................................     158,749     161,305
Insurance..............................................................................      10,186      12,133
Maintenance............................................................................      24,868      28,381
Office.................................................................................     265,761     233,149
Professional fees......................................................................     346,329     230,752
Rent...................................................................................     202,171      96,890
Salaries...............................................................................   1,545,755   1,282,237
Sales expense..........................................................................       2,500         556
Security...............................................................................       4,655         945
Taxes other than income................................................................       4,053         604
Travel.................................................................................     164,136     153,260
Telephone..............................................................................     254,398     289,436
Utilities..............................................................................      28,643      22,087
                                                                                         ----------  ----------
                                                                                          4,264,144   3,898,653
                                                                                         ----------  ----------
                                                                                         ----------  ----------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Use of Proceeds...........................................................   20
Dividend Policy...........................................................   21
Dilution..................................................................   21
Capitalization............................................................   23
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   24
Business..................................................................   30
Management................................................................   48
Certain Transactions......................................................   51
Principal Shareholders....................................................   52
Description of Securities.................................................   53
Underwriting..............................................................   55
Legal Matters.............................................................   56
Experts...................................................................   56
Available Information.....................................................   57
Index to Financial Statements.............................................  F-1



    UNTIL DECEMBER 7, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO TO OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                     [LOGO]

                                         SHARES

                            NEW FRONTIER MEDIA, INC.
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               CENTEX SECURITIES
                                  INCORPORATED


                               November 12, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    (i) Article 3, Section 3.17 of the Company's First Amended and Restated Bylaws provides as follows:



                                 "SECTION 3.17



                            LIMITATIONS ON LIABILITY


    To the fullest extent permitted by the Colorado Business Corporation Act as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. Notwithstanding the foregoing, a director will have liability for monetary damages for a breach or failure which involves: (i) a violation of criminal law;
(ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) destributions in violation of the Colorado Business Corporation Act or the Articles of the corporation (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the corporation concerning any acts or omissions concerning any proceeding other than in the right of the corporation or a shareholder; or, (v) reckless, malicious or wanton acts or omissions concerning any proceeding other than in the right of the corporation or of a shareholder. No repeal, amendment or modiffication of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the corporation occurring prior to such repeal, amendment or modification."


    (ii) Article 3, Section 3.18 of the Company's First Amended and Restated Bylaws provides as follows:



                                 "SECTION 3.18



                                INDEMNIFICATION


    Subject to and in accordance with the Colorado Business Corporation Act, and except as may be expressly limited by the Articles of Incorporation and any amendments thereto, the corporation shall indemnify any person:

        (i) made a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request, as a director, officer, employee or agent of another corporation, or other enterprise; or,

        (ii) who was or is a party to any proceeding by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that his is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.


    The corporation may maintain indemnification insurance regardless of its power to indemnify under the Colorado Business Corporation Act.



    The corporation may make any other or further indemnification or advancement of expenses of any of the directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinteredsted directors or otherwise, both as to action in his or her official capacity and to action in another capacity while holding such office, except an indemnification against material criminal or unlawful misconduct as set forth by statute, or as to any transaction wherein the director derived an improper personal benefit.

    Except to the extent reimbursement shall be mandatory in accordance herewith, the corporation shall have the right to refuse indemnification, in whole or in part, in any instance in which the person to whom indemnification would otherwise have been applicable, if he or she unreasonable refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action, or unreasonably refused to cooperate in the defense of such action."


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)


SEC Registration Fee...............................................       3,512
NASD Filing Fee....................................................       1,466
Blue Sky Filing Fees...............................................      10,000
Blue Sky Legal Fees................................................      20,000
Printing Expenses..................................................      80,000
Legal Fees and Expenses............................................      75,000
Accounting Fees....................................................      30,000
Transfer Agent.....................................................       3,000
NASDAQ SmallCap Application Fee....................................       5,000
Miscellaneous Expenses.............................................      22,022
                                                                     -----------
  TOTAL............................................................     250,000(1)
                                                                     -----------
                                                                     -----------


------------------------


(1) Does not include the Managing Underwriter's commission and nonaccountable expenses of $1,023,750 ($1,177,313 if the Overallotment Option is exercised). All expenses, except the SEC registration fee, the NASD filing fee, and the NASDAQ SmallCap application fee are estimated.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    During the last three years, the Company has sold the following shares of its Common Stock which were not registered under the 1933 Act, as amended:

        (i) Between March 1, 1996 and June 30, 1996, the Company sold 195,200 Units in an exempt private placement to accredited investors only. Each Unit consisted of one share of Common Stock and one Warrant (the "Unit Warrant") to purchase an additional share of Common Stock. On or about December 15, 1996, the Company's Board of Directors extended the exercise date for the Unit Warrant to December 31, 1997. The exercise price for each Unit Warrant is $5.50.

        (ii) From time to time, the Company has issued a total of 146,666 non-qualified stock options to employees. Each option allows the holder to purchase one share of the Company's Common Stock, at an exercise price of $6.00 per share. The options are exercisable through December 31, 1997.

        (iii) In February and March, 1997, the Company issued a total of 5,000 shares of its Preferred Series B stock to one accredited investor for total consideration of $20,000. In July, 1997, the investor converted his Preferred Series B shares into 20,000 shares of the Company's restricted Common Stock, pursuant to the Statement of Series B Preferred Shares.

        (iv) On May 31, 1997, the Company issued 2,511 shares of restricted Common Stock to Krausman, L.L.C. for services valued at $7,533.12.

    With respect to the sales made, the Company relied on Sections 4(2) and 4(6) of the Securities Act of 1933, as amended (the "1933 Act"). The Company employed no advertising or general solicitation in offering the securities. The securities were offered to a limited number of persons, all of whom were business associates of the Company or its executive officers and directors, and the tranfer thereof was appropriately restricted by the Company and its transfer agent. All shareholders were accredited investors as that term is defined in Rule 501 of Regulation D under the 1933 Act, and were capable of analyzing the merits and risks of their investment and acknowledged in writing that they were acquiring the securities for investment purposes only, and not with a view toward distribution or resale. Each investor represented in writing that he or she understood the speculative nature of his or her investment.

ITEM 27.  EXHIBITS.


 EXHIBIT
   NO.     TITLE
---------  ---------------------------------------------------------------------------------------------
  1.01+    Form of Underwriting Agreement

  1.02+    Form of Agreement Among Underwriters

  1.03+    Form of Selected Dealer Agreement

  1.04+    Form of Underwriter's Warrant

  1.05+    Form of Lock-up Agreement

  3.01+    Articles of Incorporation of Company, with Amendment

  3.02+    Articles of Incorporation--Inroads

  3.03+    Articles of Incorporation--David

  3.04+    Articles of Incorporation--In-Sight

  3.05+    Articles of Incorporation--CSB

  3.06+    First Amended Bylaws of Company

  4.01+    Form of Common Stock Certificate

  5.01+    Opinion of Krausman, L.L.C., regarding legality of the Common Stock (includes consent)

  5.02*    Opinion of Combs & Associates re: Quarto claims

 10.01+    Asset Purchase Agreement Among the Company, CSB, Fifth Dimension Communications (Barbados)
             Inc., and Merlin Sierra, Inc. (Agreement previously filed; Agreement and Schedules thereto filed herewith)

 10.02+    Asset Purchase Agreement Among the Company, CSB, and 1043133 Ontario Inc. (Agreement
             previously filed; Agreement and Schedules thereto filed herewith)

 10.03+    Asset Purchase Agreement Among the Company, CSB, and 1248663 Ontario Inc. (Agreement
             previously filed; Agreement and Schedules thereto filed herewith)

 10.04*    Revocable Line of Credit Agreemenet

 10.05*    Promissory Note

 11.01+    Computation of Earnings Per Share

 23.01*    Consent of Spicer, Jeffries & Co.

 23.02*    Consent of Ernst & Young

 23.03+    Consent of Krausman, L.L.C. (See 5.01, above)

 23.04*    Consent of Combs & Associates

 27.01+    Financial Data Schedule


------------------------


*   Filed herewith.



+   Previously filed.

ITEM 28.  UNDERTAKINGS.

    The Company hereby undertakes:

    (a) That insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of approprate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

    (b) That, subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

    (c) That any post-effective amendment filed will comply with the applicable form, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

    (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (e) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

    (g) To provide to the Managing Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the 1933 Act, as amended, the Company certifies that it has reasonable grounds to believe that it meets the requirements of filing on Form SB-2 and has caused this Amendment No. 2 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado on November 10, 1997.


                                NEW FRONTIER MEDIA, INC.

                                By:
                                              /s/ MARK H. KRELOFF
                                 ---------------------------------------------
                                                Mark H. Kreloff
                                                   PRESIDENT

    Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ MARK H. KRELOFF
------------------------------  Chairman, Chief Executive    November 10, 1997
       Mark H. Kreloff            Officer, President

      /s/ MICHAEL WEINER        Executive Vice President,
------------------------------    Secretary, Treasurer and   November 10, 1997
        Michael Weiner            Director

       /s/ SCOTT WUSSOW         Chief Financial Officer
------------------------------    (Principal Accounting      November 10, 1997
         Scott Wussow             Officer)

         /s/ CLIVE NG
------------------------------  Director                     November 10, 1997
           Clive Ng

      /s/ KOUNG Y. WONG
------------------------------  Director                     November 10, 1997
        Koung Y. Wong

                                 EXHIBIT INDEX


 EXHIBIT                                                                                                      PAGE
   NO.     TITLE                                                                                               NO.
---------  -----------------------------------------------------------------------------------------------  ---------
 1.01+     Form of Underwriting Agreement

 1.02+     Form of Agreement Among Underwriters

 1.03+     Form of Selected Dealer Agreement

 1.04+     Form of Underwriter's Warrant

 1.05+     Form of Lock-up Agreement

 3.01+     Articles of Incorporation of Company

 3.02+     Articles of Incorporation--Inroads

 3.03+     Articles of Incorporation--David

 3.04+     Articles of Incorporation--In-Sight

 3.05+     Articles of Incorporation--CSB

 3.06+     First Amended Bylaws of Company

 4.01+     Form of Common Stock Certificate

 5.01+     Opinion of Krausman, L.L.C., regarding legality of the Common Stock (incudes consent)

 5.02*     Opinion of Combs & Associates re: Quarto claims.

10.01+     Asset Purchase Agreement Among the Company, CSB, Fifth Dimension Communications (Barbados)
             Inc., and Merlin Sierra, Inc.

10.02+     Asset Purchase Agreement Among the Company, CSB, and 1043133 Ontario Inc.

10.03+     Asset Purchase Agreement Among the Company, CSB, and 1248663 Ontario Inc.

10.04*     Revocable Line of Credit Agreemenet

10.05*     Promissory Note

11.01+     Computation of Earnings Per Share

23.01*     Consent of Spicer, Jeffries & Co.

23.02*     Consent of Ernst & Young

23.03+     Consent of Krausman, L.L.C. (See 5.01, above)

23.04*     Consent of Combs & Associates

27.01+     Financial Data Schedule


------------------------

*   Filed Herewith.


+   Previously Filed.